As filed with the Securities and Exchange Commission on May 21, 2004
Registration No. 333-114492

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CSK Auto, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	5531	86-0221312
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

645 East Missouri Avenue, Suite 400

Phoenix, Arizona 85012
(602) 265-9200
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Maynard Jenkins

CSK Auto, Inc.
645 East Missouri Avenue, Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5700
Attention: Richard M. Russo

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

*OTHER REGISTRANTS

Exact Name of Registrant as	State or Other Jurisdiction of	Primary Standard Industrial	I.R.S. Employer
Specified in Its Charter	Incorporation or Organization	Classification Code Numbers	Identification Number

CSK Auto Corporation**	Delaware	5531	86-0765798
CSK AUTO.COM, Inc.**	Delaware	5531	86-0951003
Automotive Information Systems, Inc.**	Minnesota	7549	41-1594285

** Address and phone number of the principal executive offices are the same as for CSK Auto, Inc.

PROSPECTUS

CSK AUTO, INC.

Exchange Offer for All Outstanding

7% Senior Subordinated Notes Due January 15, 2014
(CUSIP Nos. 12637K AE 1 and US12637K AE 10)
For New
7% Senior Subordinated Notes Due January 15, 2014

This exchange offer will expire at 5:00 p.m., New York City time,

on June 29, 2004, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

•	Each broker-dealer that receives securities for its own account pursuant to the Exchange Offer (“Exchange Securities”) must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. CSK Auto, Inc. has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	We will not receive any proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange.

      See the “Description of Notes” section for more information about the new notes to be issued in this exchange offer.

       The new notes involve substantial risks similar to those associated with the outstanding notes. See the section entitled “Risk Factors” beginning on page 17 for a discussion of these risks.

       Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 21, 2004.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request as provided below in “Where You Can Find More Information; Incorporation by Reference.”

i

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The factors described under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

      In addition, we have filed reports with the SEC that include forward-looking statements relating to, among other things, future prospects and estimated cost savings. Like the forward-looking statements included in this prospectus, such statements, which were based on estimates of amounts not yet determinable, necessarily involve a number of risks and uncertainties, all of which are difficult to predict and, in many cases, are beyond our control.

INDUSTRY DATA

      In this prospectus, we rely on and refer to information regarding the automotive aftermarket industry from market research reports, analyst reports and other publicly available information including, without limitation, reports issued or prepared by the Automotive Aftermarket Industry Association, or the AAIA, Lang Marketing Resources, Inc. and the U.S. Department of Transportation. Unless otherwise indicated, all data in this prospectus relating to the automotive aftermarket industry is for the year 2002 and has been derived from the 2002/2003 or 2003/2004 AAIA Aftermarket Fact book, which cites various sources, including the U.S. Department of Commerce. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it.

ii

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

      CSK Auto Corporation, the owner of all the common stock of the issuer of the outstanding notes and the new notes, CSK Auto, Inc., files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by us at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s Web site at “http://www.sec.gov.”

      The SEC allows CSK to “incorporate by reference” the information it files with the SEC. This means that CSK’s SEC filings, containing important disclosures, may be listed below rather than repeated in full in this prospectus. We also incorporate by reference any future filings CSK Auto Corporation makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Security Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the new notes. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the documents incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended February 1, 2004 dated April 15, 2004;

•	The information under the captions “Compensation of Directors” on page 18, “CEO Compensation” on page 23, “Executive Compensation” on page 27, “Employment Agreements” on page 28, “Indebtedness” on page 29 and “Security Ownership of Certain Beneficial Owners and Management” on page 31 of the Definitive Proxy Statement dated May 13, 2004.

      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

CSK Auto, Inc.

645 E. Missouri Avenue
Suite 400
Phoenix, Arizona 85012
Attention: Finance Department
Phone: (602) 631-7392

iii

PROSPECTUS SUMMARY

      This summary contains basic information about us and this exchange offer but may not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. In this prospectus, “CSK,” “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries and CSK Auto, Inc. and its subsidiaries, except where it is noted in connection with the issuance of the notes or otherwise where the context makes clear that the reference is only to CSK Auto Corporation or to CSK Auto, Inc. and its subsidiaries. Unless otherwise indicated, all financial data contained herein is presented on a consolidated basis for CSK Auto Corporation, which has unconditionally guaranteed the new notes, which will be issued by CSK Auto, Inc. The term “outstanding notes” refers to the 7% senior subordinated notes due January 15, 2014 issued on January 16, 2004. The terms “new notes” and “notes” refer to the 7% senior subordinated notes due January 15, 2014 offered by this prospectus. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements.”

The Exchange Offer

Notes offered	$225,000,000 aggregate principal amount of new 7% Senior Subordinated Notes due January 15, 2014, all of which will have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding notes	$225,000,000 aggregate principal amount of 7% Senior Subordinated Notes due January 15, 2014, all of which were issued on January 16, 2004.

The exchange offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on June 29, 2004, which is 30 days after the commencement of the exchange offer, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Guaranteed Delivery	If a holder of outstanding notes desires to tender notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by guaranteed delivery. See “The Exchange Offer — Guaranteed Delivery Procedures” for a complete description of tender by guaranteed delivery.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	The Bank of New York.

Consequences of failure to exchange your outstanding notes	Outstanding notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not our “affiliate” as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Registration rights; Liquidated damages	We are obligated to cause the registration statement filed in connection with this prospectus and exchange offer to be declared effective within 180 days after the original date of issuance. We may be required to provide a registration statement to effect resales of the notes. If we fail to satisfy any of these obligations, we may be required to pay you liquidated damages. See “Description of Notes — Registration Rights; Liquidated Damages.”

The Notes

      The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      A brief description of the material terms of the notes follows:

Issuer	CSK Auto, Inc.

Notes offered	$225,000,000 aggregate principal amount of 7% Senior Subordinated Notes due January 15, 2014

Interest payment dates	Interest at the rate of 7% per annum is payable in arrears in cash on January 15 and July 15 of each year, commencing July 15, 2004.

Maturity date	January 15, 2014.

Optional redemption	On or after January 15, 2009, we may redeem some or all of the notes at the redemption prices listed under the caption “Description of Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption. We may redeem all of the notes prior to that date pursuant to the make-whole provisions described under the caption “Description of Notes — Optional Redemption.” In addition, we may redeem up to 35% of the aggregate principal amount of the notes before January 15, 2007 with the net proceeds of certain equity offerings.

Change of Control	If we experience a change of control, holders of the notes will have the right to require us to repurchase their notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the repurchase. See “Description of Notes — Repurchase at the Option of Holders.”

Guarantees	Our domestic subsidiaries and our parent, CSK Auto Corporation, irrevocably and unconditionally guarantee the payment of the principal, premium and interest on the notes. See “Description of Notes — The Guarantees.”

Ranking	The notes and the guarantees will be our and the guarantors’ unsecured general obligations and will be:

• junior in right of payment to all of our and our guarantors’ existing and future senior indebtedness;

• equal in right of payment to all of our and our guarantors’ future senior subordinated indebtedness; and

• senior in right of payment to all of our and our guarantors’ future subordinated indebtedness.

Restrictive covenants	The indenture governing the notes will limit what we and our subsidiaries may do. The provisions of the indenture governing the notes will limit our and our subsidiaries’ ability to, among other things:

• incur additional indebtedness or issue disqualified capital stock;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• make investments;

• create any consensual limitation on the ability of our subsidiaries to pay dividends, make loans or transfer property to us;

• incur liens;

• engage in transactions with our affiliates;

• sell assets, including capital stock of our subsidiaries; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications described in the “Description of Notes — Certain Covenants” section of this prospectus.

Absence of a public market for the new notes	The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

In addition, we do not intend to apply for listing of the outstanding notes, or the exchange notes, on any securities exchange or on any automated dealer quotation system. Declines in the market for high yield securities generally may also adversely affect the liquidity of and trading market for the notes.

CSK AUTO, INC.

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of February 1, 2004, we operated 1,114 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 411 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 226 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      We offer a broad selection of national brand name, private-label and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,300 square feet in size and typically offer a store specific mix averaging approximately 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

      We serve both the do-it-yourself (DIY) and the commercial installer, or do-it-for-me (DIFM), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 83% of our net sales for fiscal 2003. The DIFM market is comprised of auto repair professionals, fleet owners, governments and municipalities and accounted for over 75% of the annual sales in the U.S. automotive aftermarket industry in 2002, according to statistics published by Lang Marketing Resources, Inc. Sales to the DIFM market represented approximately 17% of our net sales for fiscal 2003. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, and inventory and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing and ability to provide timely availability of a broad selection of national brand name products.

      We have achieved strong operating performance. Specifically, we have:

•	increased our net sales from $1,438.6 million in fiscal 2001 to $1,578.1 million in fiscal 2003, while closing 46 underperforming or acquired stores since the end of fiscal 2001;

•	achieved positive comparable store sales growth in each fiscal year since 1997, including 7% comparable store sales growth in fiscal 2002 and 6% comparable stores sales growth in fiscal 2003;

•	achieved positive comparable store sales growth in every quarter since the second quarter of fiscal 2001, including 8% comparable store sales growth in the fourth quarter of fiscal 2003 on top of 6% comparable store sales growth in the fourth quarter of fiscal 2002;

•	generated significant cash flows in fiscal 2002 and 2003 enabling us to reduce total debt from $670.8 million at the end of fiscal 2001 to $520.3 million at February 1, 2004.

      Since the end of fiscal 1996, we have invested approximately $169.2 million in sophisticated store-level and warehouse information systems, depot delivery systems, and store and warehouse improvements. We believe we have one of the most modern store bases and distribution systems in the industry. We expect our capital expenditures to be approximately $20.0 million in fiscal 2004.

Industry Overview

      We compete in the approximately $112 billion U.S. automotive aftermarket industry, $79.7 billion of which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks. The car and light vehicle portion of the industry is comprised of the $19.7 billion DIY market and the $60.0 billion DIFM market. From 1997 to 2002, the DIY market grew at a compound annual rate of 3.9% and the DIFM market grew at a compound annual rate of 4.1%. We believe that the U.S. automotive aftermarket industry is characterized by consistent demand and is growing because of increases in:

•	the size and age of the automotive fleet. The number of light vehicles in use, which includes cars and light trucks, has increased from 174.1 million in 1992 to 213.5 million in 2002. From 1992 to 2002, the average age of cars increased from 8.1 years to 9.4 years and the average age of light trucks remained constant at 8.4 years. In the Western United States, where we primarily operate, the average age of domestic cars was 10.8 years in 2000 according to Lang Marketing Resources, Inc.

•	the number of miles driven annually per vehicle. Aggregate miles driven annually have increased approximately 26% from 2.2 trillion in 1992 to 2.8 trillion in 2002.

•	the number of licensed drivers. Licensed drivers increased from 173.1 million in 1992 to 197.2 million in 2002.

•	the percentage of the total light vehicle fleet represented by light trucks, which includes SUVs. Light trucks comprised 39.2% of all light vehicles in use in 2002, up from 31.8% in 1993. According to Lang Marketing Resources, Inc., in 2002, each light truck generated an average of $465 of aftermarket product purchases versus $314 of such purchases generated per car.

•	the number of light vehicles coming off warranty, particularly leased vehicles. From 1998 to 2002, 84.0 million new light vehicles were sold and an additional 19.0 million light vehicles were leased. Management believes that leased vehicles are often under-maintained and, therefore, may require higher-than-average maintenance and repair expenditures in the post-warranty period.

      Despite significant consolidation of automotive aftermarket retailers in recent years, the industry remains highly fragmented. Our primary competitors include national and regional automotive parts chains, wholesalers, jobber stores, independent operators, automobile dealers and discount stores and mass merchandisers that carry automotive products. According to Lang Marketing Resources, Inc., specialty automotive parts retailers have increased their market share of U.S. DIY sales from 31.6% in 1994 to 42.9% in 2002.

Competitive Strengths

      We believe that our competitive strengths include the following:

Leading Market Position in the Western United States. We are the largest specialty retailer of automotive parts and accessories in the Western United States and have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. Research conducted by a third party market research company indicates that, on an aggregate basis for our key markets, we have better brand name recognition than our major competitors. We believe that this is due to the long operating history of our stores, our advertising and marketing programs, the breadth of our product selection and our reputation for superior customer service.

As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.

Focus on Customer Service. Our promise of “G.R.E.A.T.” service, our internally developed customer service initiative, has been well received. Recruiting, training and retaining high quality sales associates are a major component of our focus on customer service. Our training programs and incentives encourage our sales associates to develop technical expertise, which enables them to effectively advise customers on product selection and use. We have an average of two Automotive Society of Engineers, or ASE, certified mechanics per store. Research conducted by a third party market research company indicates that, on an aggregate basis for our key markets, consumers rate our sales associates as “the most knowledgeable and helpful” more frequently than those of our major competitors. To further satisfy our customers’ needs, we also offer free testing of certain parts, “no hassle” return policies, electronically maintained warranties and a customer service call center.

Timely Availability of a Broad Selection of Brand Name Products. Our stores typically offer a store specific mix of approximately 18,000 SKUs. We also operate a highly efficient network of 32 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores. While our stores also stock high quality generic products that appeal to our value conscious customers, we feature a broad selection of national brand name products that help generate customer traffic and have strong consumer appeal, particularly in the DIFM market.

Sophisticated Store-Level Information and Distribution Systems. In recent years, we have made significant investments in sophisticated store-level information systems and warehouse and distribution systems in order to more effectively manage our inventory and increase the availability of products to our customers. Our sophisticated inventory management systems provide inventory movement forecasting based on history, trends and seasonality. Our systems have enhanced our ability to predict the size and timing of product requirements by closely monitoring service level goals, vendor lead times and cost of inventory assumptions. Our store level replenishment system generates orders based upon store on-hand and store model stock quantities. Store model stock quantities are determined by an automatic model stock adjustment system that utilizes historical sales patterns, seasonality and store presentation requirements. We also maintain a store specific precision pricing program that seeks to optimize margins while maintaining price competitiveness. Our fully integrated warehouse and distribution network and our 32 strategically located depots, which operate using state-of-the-art technology, have allowed us to significantly improve distribution efficiency. In addition, these investments have allowed us to both improve our in-stock inventory levels and reduce delivery costs and times for products.

Profitable Commercial Sales Program. We are well positioned to effectively service our DIFM customers, who typically require convenient locations, a higher level of customer service and timely availability of brand name products. Beginning in 1996, we significantly increased our marketing efforts to the DIFM market, added sales personnel dedicated to our DIFM customers, increased the breadth and depth of our product selection and improved and expanded our distribution systems. This has enabled us to add significant sales volume to each of our stores with minimal incremental cost. We currently operate DIFM sales centers in 563 stores and DIFM sales have grown from $89.6 million, or approximately 11%, of net sales in fiscal 1996 to $260.8 million, or approximately 17%, of net sales in fiscal 2003. Our commercial sales program growth has increased the sales base for participating stores, created improved efficiencies and allowed us to enhance the product selection for our DIY customers.

Highly Experienced and Proven Management Team. An innovative management team with a wealth of automotive aftermarket and retail industry experience leads us. Maynard Jenkins, our Chairman and Chief Executive Officer, has served in his current position since January 1997 and has 38 years of retail management experience, including 17 years as a Chief Executive Officer. Martin Fraser, our President and Chief Operating Officer, has been with us for 26 years, serving in a number of key positions prior to his current role, including Executive Vice President — Merchandising, Distribution and Commercial and Sr. Vice President — Merchandising, Transportation, Replenishment and Marketing. Our senior management team averages over 28 years of retail industry experience. We believe the strength and experience of our management team has enabled us to deliver exceptional operating and financial results and to emerge as a leader in our highly competitive industry.

Business Strategy

      Our business strategy includes the following key elements:

Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal repeat customers. We also strive to be the industry leader in introducing new and innovative product offerings, supported by our 52-week promotional print advertising programs. We offer our products at competitive prices, in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.

Grow Our Commercial Sales Business. We intend to grow our DIFM business and to increase our market share by providing a high level of customer service to our existing customers and by using our dedicated DIFM sales force to aggressively market to potential new customers in different sectors of the commercial market, including independent repair garages, national repair shops, fleet owners and municipalities. By leveraging our existing store network, we believe we can increase store-operating profits as we expand our DIFM sales.

Focus on Customer Service. We aim to provide the highest level of customer service in our industry to generate repeat business by, among other things, staffing our stores with well trained associates, including an average of two ASE certified technicians per store, which allows us to provide high quality diagnostic support. Another integral part of our focus on customer satisfaction includes utilizing our sophisticated product distribution and store-level systems to provide our customers with a broad selection of parts and accessories on a timely basis.

Accelerate Growth of Hispanic Customer Base. Long-term upward trends in the Hispanic population, particularly in key markets in the Southwest and California, present an opportunity for increased sales and market share. We have implemented a Hispanic marketing initiative using Spanish language media and marketing messages to focus on this growing market segment. Seventeen of our key markets are currently included in the program.

Continue to Improve Profitability and Cash Flow. We continually review our operations in order to ensure that we are optimally allocating our resources and have an appropriate cost structure that will enable us to grow our net sales, profitability and cash flow. We generated significant cash flows in fiscal 2002 and 2003, enabling us to reduce debt from $670.8 million at the end of fiscal 2001 to $520.3 million at February 1, 2004. This was due largely to our improved profitability, which was fueled by strong comparable store sales, and by improving our gross margins and successfully leveraging our operating and administrative costs.

The Refinancing

      On December 16, 2003, CSK Auto, Inc. commenced an offer to purchase all $280.0 million of its outstanding 12% senior notes due 2006. The tender offer expired at 12:00 midnight, New York City time, on January 15, 2004. On January 16, 2004, CSK Auto, Inc. purchased $265,090,000 of its senior notes tendered in the tender offer, and obtained consents to amend the indenture that governs the senior notes that remain outstanding. CSK Auto, Inc. expects to redeem the remaining senior notes not tendered in the tender offer in December 2004, the first time such senior notes become redeemable pursuant to the indenture governing the senior notes.

      In connection with the tender offer, CSK Auto, Inc. also amended and restated its senior credit facility on January 16, 2004 to increase the size of its existing $325.0 million credit facility to $400.0 million and to lower the interest rate margin on the term loan portion of such facility by 50 basis points. The amended and restated senior credit facility is comprised of $145.0 million of revolving credit facilities maturing in June 2008 and a $255.0 million term loan maturing in June 2009. Loans under the senior credit facility are secured by a first priority security interest in substantially all of the assets and capital stock of CSK Auto, Inc. and its domestic subsidiaries. The loans are guaranteed by CSK Auto Corporation and by each of CSK Auto, Inc.’s domestic subsidiaries. See “Description of Certain Indebtedness” for a description of the amended and restated senior credit facility.

      On January 16, 2004, CSK Auto, Inc. also sold $225.0 million of 7% senior subordinated notes due 2014. These outstanding notes are unsecured general senior subordinated obligations of CSK Auto, Inc. and rank junior in right of payment to all of CSK Auto, Inc.’s existing and future senior debt, equal in right of payment to all of its future senior subordinated debt and senior in right of payment to all of its future subordinated debt. CSK Auto, Inc.’s obligations under the outstanding notes are guaranteed on a senior subordinated basis by CSK Auto Corporation and by each of CSK Auto, Inc.’s domestic subsidiaries. CSK Auto, Inc. will pay interest on the outstanding notes each January 15 and July 15 and the outstanding notes mature on January 15, 2014. CSK Auto, Inc. has the ability to redeem some or all of the outstanding notes on or after January 15, 2009. CSK Auto, Inc. is also able to redeem all of the outstanding notes prior to such time pursuant to make-whole provisions in the indenture governing the notes and up to 35% of the aggregate principal amount of the notes before January 15, 2007 with the net proceeds of certain equity offerings.

      The consummation of the purchase of the senior notes tendered in the tender offer, the sale of the outstanding notes and the amendment and restatement of the senior credit facility are collectively referred to as the “Refinancing” in this prospectus.

      CSK Auto, Inc. used the net proceeds from the note offering, borrowings under the amended and restated senior credit facility and cash on hand to purchase the senior notes tendered pursuant to the tender offer and to pay premiums, fees and expenses in connection with the Refinancing.

      In connection with the Refinancing, we recorded a charge of $45.2 million in our fourth quarter ending February 1, 2004. This charge consisted of premiums paid upon retirement of approximately 94% of CSK Auto, Inc.’s $280.0 million of 12% senior notes, the write-off of the unamortized debt discount associated with such notes, the write-off of certain unamortized debt issuance costs and certain other fees and expenses associated with the Refinancing, partially offset by a fair market value adjustment to the senior notes associated with the termination in 2003 of an interest rate swap agreement. Our outstanding debt at February 1, 2004 was $520.3 million.

Additional Information

      Our principal executive offices are located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. Our telephone number is (602) 265-9200. CSK Auto, Inc. was incorporated on February 26, 1969 in Arizona. The common stock of CSK Auto Corporation is listed on the New York Stock Exchange under the trading symbol “CAO.”

Risk Factors

      Investing in the notes involves substantial risks. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should carefully consider before investing in the notes.

Summary Consolidated Financial Information and Other Data

      The following table sets forth certain of our selected consolidated financial and operating data. The selected statement of operations, balance sheet and cash flow data have been derived from our consolidated financial statements. PricewaterhouseCoopers LLP, independent accountants, have audited our consolidated financial statements for each of the five years in the period ended February 1, 2004. You should read the data presented below with the financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein and our consolidated financial statements incorporated by reference.

Summary Consolidated Financial Information and Other Data

	Fiscal Year(1)

	2003	2002	2001	2000	1999

	(In thousands, except per share amounts and selected store data)
Statement of Operations Data
Net sales	$1,578,056	$1,506,646	$1,438,585	$1,452,109	$1,231,455
Cost of sales(2)	829,900	806,461	790,585	769,043	636,239

Gross profit	748,156	700,185	648,000	683,066	595,216
Other costs and expenses:
Operating and administrative(2)(3)	618,879	592,630	580,134	592,691	501,527
Store closing and other restructuring costs(4)	12,669	5,026	22,392	6,060	4,900
Legal settlement(5)	—	—	2,000	8,800	—
Goodwill amortization(6)	—	—	4,807	4,799	1,941

Operating profit	116,608	102,529	38,667	70,716	86,848
Interest expense	50,991	62,261	61,608	62,355	41,300
Loss on debt retirement(7)	49,494	6,008	5,101	—	—
Equity in loss on joint venture(8)	—	—	—	3,168	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	16,123	34,260	(28,042)	5,193	45,548
Income tax expense (benefit)	5,326	12,448	(10,850)	193	17,436

Income (loss) before cumulative effect of change in accounting principle	10,797	21,812	(17,192)	5,000	28,112
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(741)

Net income (loss)	$10,797	$21,812	$(17,192)	$5,000	$27,371

Basic earnings (loss) per share	$0.24	$0.54	$(0.61)	$0.18	$0.98

Diluted earnings (loss) per share	$0.23	$0.54	$(0.61)	$0.18	$0.96

Shares used in computing basic per share amounts	45,658	40,635	28,391	27,839	27,815

Shares used in computing diluted per share amounts	45,964	40,752	28,391	27,839	28,627

	Fiscal Year(1)

	2003		2002		2001	2000		1999

	(In thousands, except per share amounts and selected store data)
Other Data
Net cash provided by (used in) operating activities	$50,614		$35,919		$(7,914)	$32,469		$(4,031)
Net cash used in investing activities	(19,217)		(6,552)		(10,143)	(34,542)		(260,221)
Net cash provided by (used in) financing activities	(9,695)		(29,932)		23,010	1,442		268,524
Capital expenditures	16,056		9,573		12,200	32,080		41,358
Rent expense	114,382		115,000		116,953	117,273		93,329
Depreciation and amortization	34,233		35,566		41,146	40,827		29,375
Commercial sales(9)	260,842		262,773		259,096	249,314		217,696
Ratio of earnings to fixed charges(10)	1.18	x	1.34	x	—	1.05	x	1.63x
Pro forma ratio of earnings to fixed charges(11)	1.41	x
Selected Store Data
Number of stores (end of period)	1,114		1,109		1,130	1,152		1,120
Percentage increase in comparable store net sales(12)	6%		7%		1%	2%		4%
Balance Sheet Data (end of period)
Cash and cash equivalents	$37,221		$15,519		$16,084	$11,131		$11,762
Working capital	574,862		528,749		498,914	401,523		456,594
Total assets	1,153,465		1,101,349		1,068,577	1,066,806		1,035,652
Total debt (including current maturities)	520,270		524,967		670,843	647,881		627,133
Stockholders’ equity	331,558		302,182		154,286	139,613		134,547

(Footnotes on following pages)

Notes to Summary Consolidated Financial Information and Other Data

(1)	Our fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31 and is named for the calendar year just ended. All fiscal years presented had 52 weeks except for fiscal 2000, which had 53 weeks.

(2)	In March 2003, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) reached consensus on certain matters discussed in EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”. EITF 02-16 states that allowances provided by our vendors are presumed to be a reduction in the costs of purchasing inventories (to be recognized in inventory and cost of sales), except for that portion that is a reimbursement for costs incurred by us to sell the vendors’ products. In order to qualify as a reimbursement, the costs must be specific, identifiable and incremental, to be recognized as a reduction to operating and administrative expenses. Under previous accounting guidance, we accounted for all non-performance based vendor allowances as a reduction of inventory cost and allocated performance based vendor allowances as a reduction of advertising expense or cost of goods sold, as appropriate, in the period the expense was incurred. During the first quarter of fiscal 2003, we adopted the provisions of EITF 02-16 and implemented a policy of considering all cooperative advertising arrangements and other vendor allowances to be a reduction of product costs, unless we are specifically required to substantiate costs incurred to the vendor and do so in the normal course of business. For fiscal 2002, 2001, 2000 and 1999, vendor allowances totaling approximately $19.2 million, $20.0 million, $17.9 million and $17.4 million, respectively, were classified as a reduction to advertising expense (in operating and administrative expense) rather than as a reduction to cost of sales as currently required by EITF 02-16.

(3)	During fiscal 2001, 2000 and 1999, we incurred transition and integration costs associated with certain store acquisitions of $0.2 million, $23.8 million and $30.2 million, respectively. These costs have been included in operating and administrative expenses.

(4)	Amounts relate to costs incurred in connection with the closure of existing stores. See discussions under Store Closures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(5)	During fiscal 2001 and 2000, we incurred charges associated with certain legal settlements of $2.0 million and $8.8 million, respectively. The $8.8 million in fiscal 2000 was settlement of a California class action lawsuit related to overtime pay for store and assistant store managers.

(6)	Consistent with our adoption of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” we no longer incur any goodwill amortization for fiscal years subsequent to fiscal 2001.

(7)	Effective February 3, 2003, we adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. In accordance with SFAS No. 145, extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously classified as extraordinary have been reclassified to loss on debt retirement. In fiscal 2003 we recorded a loss on debt retirement of $49.5 million as a separate line in our consolidated statement of operations as a component of income before income taxes. In fiscal 2002 and 2001, we incurred pre-tax extraordinary losses of $6.0 million and $5.1 million, respectively, which we have reclassified as required by SFAS No. 145.

(8)	On March 1, 2000, we participated in the formation of a new joint venture, PartsAmerica.com, Inc. PartsAmerica.com engaged in the sale of automotive parts and accessories via e-commerce. During fiscal 2000, we invested approximately $3.2 million in this joint venture. During fiscal 2000, we wrote-off our investment in PartsAmerica.com.

(9)	Represents sales to commercial accounts, including sales from stores without commercial sales centers.

(footnotes continue on following page)

(10)	For purposes of the ratio, earnings means the sum of:

•	our income (loss) before income taxes from continuing operations;

•	our proportionate share of the income or loss of any fifty-percent-owned companies; and

•	our fixed charges.

       Fixed charges means the sum of:

•	the interest we pay on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance costs; and

•	one-third (the proportion deemed representative of the interest factor) of all our rental expenses.

The ratio of earnings to fixed charges from fiscal year 2001 was less than one-to-one coverage. In order to achieve one-to-one coverage, an additional $28.0 million of income would be required.

(11)	Pro forma ratio reflects the net change in interest expense from the Refinancing assuming the transaction occurred as of the beginning of the fiscal year.

(12)	Comparable store net sales data is calculated based on the change in net sales commencing after the time a new store has been open twelve months. Therefore, sales for the first twelve months a new store is open are not included in the comparable store calculation. Relocations are included in comparable store net sales from the date of opening.

RISK FACTORS

      You should carefully consider the risks described below in addition to the other information contained in this prospectus, which apply to the outstanding notes and the new notes, in evaluating the exchange offer. We may encounter risks in addition to those described below. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations and your investment in the notes.

Risks Relating to the Notes and Our Indebtedness

You may have difficulty selling the outstanding notes that you do not exchange.

      If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

      In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

      If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your notes.

We are highly leveraged and have substantial debt service obligations.

      We are highly leveraged. As of February 1, 2004, we had an aggregate of approximately $520.3 million of outstanding indebtedness for borrowed money. Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

      The degree to which we are leveraged could have important consequences to your investment in the notes, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	our indebtedness under our senior credit facility carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

      See “Description of Certain Indebtedness” and “Description of Notes.”

We may not be able to generate the necessary amount of cash to service our indebtedness, which may require us to refinance our indebtedness or default on our scheduled debt payments.

      We will need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under our senior credit facility or otherwise in an amount sufficient to enable us to satisfy all of our obligations (including those under the notes offered hereby) or to fund our other liquidity needs. In addition, because our senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.

      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness.”

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness.

      Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. Our senior credit facility permits additional borrowings following this offering, and any such borrowings would be secured by substantially all of our assets. Although the terms of the indenture governing the notes and the credit agreement relating to our amended and restated senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the substantial risks described above would intensify. See “Capitalization,” “Selected Consolidated Financial Data,” “Description of Notes,” and “Description of Certain Indebtedness.”

Restrictions imposed by our amended and restated senior credit facility and the indenture governing the notes restrict or prohibit our ability to engage in or enter into some business operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

      The operating and financial restrictions and covenants in our debt instruments, including the credit agreement relating to our amended and restated senior credit facility and the indenture governing the notes, impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these restrictions and covenants may cause us to take actions that are not favorable to you as a holder of the notes. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

      In addition, a breach of the covenants, ratios, or restrictions contained in our amended and restated senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our senior credit facility could elect to declare all amounts outstanding under such senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under such senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets, and our other indebtedness, including the notes. The notes are subordinated to the senior credit facility debt and to our 12% senior notes that were not tendered in the tender offer. See “Description of Certain Indebtedness” and “Description of Notes.”

The notes are junior to all of our existing senior debt and possibly to all of our future borrowings, and in some situations, this may reduce our ability to fulfill our obligations under the notes. Further, any guarantees of the notes will be junior to all of any guarantor’s existing senior debt and possibly to all of their borrowings.

      The notes rank, and any subsidiary guarantees will rank, behind all of our existing senior debt and all of our future borrowings and that of any subsidiary guarantors, except any future indebtedness that expressly provides that it ranks equal with or is subordinated in right of payment to the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of any future guarantors in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding relating to us or any future subsidiary guarantors or our or their property, the holders of our senior debt and that of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes.

      In addition, all payments on the notes and the guarantees may be blocked for up to 179 days in any period of 360 consecutive days in the event of payment defaults or other defaults on certain senior debt.

      In the event of a bankruptcy, liquidation, dissolution or reorganization or similar proceeding relating to us or any subsidiary guarantor, the indenture governing the notes requires that amounts otherwise payable to holders of the notes be paid to holders of senior debt instead until the senior debt is paid in full. Holders of the notes may receive less, ratably, than holders of senior debt and other unsubordinated obligations in any such proceeding. In any of these cases, the guarantors and we may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of senior debt.

      As of February 1, 2004, the notes were subordinated to $295.3 million of our senior debt, including approximately $25.3 million of capital lease obligations, and to approximately $14.3 million of other long-term liabilities. We may incur substantial additional indebtedness, including senior debt, in the future.

Under certain circumstances, a court could cancel our subsidiaries’ guarantees.

      Our domestic subsidiaries will guarantee our obligations under the notes. Under federal or state fraudulent transfer law, if a subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or suffers other financial difficulty, a court might avoid (that is, cancel) its guarantee. The court might do so if it found that:

•	the subsidiary received less than reasonably equivalent value or fair consideration for its guarantee; and

•	when the subsidiary entered into its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee), it either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or should have believed that it would incur debts beyond its ability to pay.

      The court might also avoid a subsidiary’s guarantee, without regard to these factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay, or defraud its creditors.

      A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless the subsidiary benefited directly or indirectly from the notes’ issuance or the Refinancing. If a court avoided a subsidiary’s guarantee, it might order you to repay any amounts already received from that subsidiary, and you would no longer have a claim against that subsidiary. In that event, we cannot assure you that our assets and the assets of our other guarantors would be sufficient to pay all obligations owing under the notes.

      Courts in different jurisdictions measure solvency differently. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all its property, or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as those debts become due. For this analysis, “debts” includes contingent and unliquidated debts.

We may be unable to purchase the notes upon a change of control.

      Upon the occurrence of “change of control” events specified in “Description of Notes,” you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. In some circumstances, a change of control could result from events beyond our control. We cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, any of our other indebtedness. Our senior credit facility provides that certain change of control events (as defined therein) will constitute a default and could result in the acceleration of our indebtedness under that facility.

The covenants in the indenture for the notes may not prevent us from engaging in certain mergers or other transactions that may adversely affect you.

      The provisions of the indenture for the notes (including the change of control provision) will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change of the magnitude required under the definition of change of control in the indenture for the notes to trigger such provisions. Except as described under the “Description of Notes” section, the indenture for the notes will not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

      The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

      In addition, we do not intend to apply for listing of the outstanding notes, or the exchange notes, on any securities exchange or on any automated dealer quotation system. Declines in the market for high yield securities generally may also adversely affect the liquidity of and trading market for the notes.

Our lenders will control enforcement of the pledges of any of our subsidiaries’ stock, which may affect the trustee’s ability to independently pursue remedies on behalf of holders of the notes.

      Our lenders under our senior credit facility are given the exclusive right to control all decisions relating to the enforcement of remedies under the senior credit facility with respect to the stock of CSK Auto, Inc. and its current and future subsidiaries. Our lenders may have interests that are different from your interests, and our lenders may elect not to pursue their remedies under the senior credit facility at a time when it would be advantageous for you to do so.

Risks Associated with Our Industry

Our industry is highly competitive and we may not have the resources to compete effectively.

      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse or have better name recognition than we do, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

      We compete primarily with the following types of businesses:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers that carry automotive replacement parts and accessories.

A decrease in vehicle miles driven may negatively affect our revenues.

      The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors, in addition to weather, that may cause the number of vehicle miles to decrease include:

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.

Risks Relating to Our Business Operations

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.

      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as occurred during fiscal 2001, might increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. Finally, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. A disruption of these vendor relationships, including any failure to obtain vendor discounts and allowances, or a disruption in our vendors’ operations could have a material adverse effect on our business and results of operations.

Our operations are concentrated in the western region of the United States, and therefore our business is subject to fluctuations if adverse conditions occur in that region.

      The majority of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity and earthquakes and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the United States and, therefore, may not be as sensitive to such regional risks.

Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees and other costs.

      We currently and from time to time face complaints or litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes and miscellaneous environmental and real estate claims. In some cases, the damages claimed against us are substantial. Based on internal review, we accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceeds our coverage limits or our insurance policies do not cover a claim, it could have a material adverse effect on our business and operating results.

      In addition, we are subject to numerous federal, state and local governmental laws and regulations relating to, among other things, taxation, employment, environmental protection and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil-recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future.

We may not be able to grow our number of stores in a profitable manner.

      Our store growth is based, in part, on expanding selected stores, relocating existing stores and adding new stores primarily in markets we currently serve. There can be no assurance that our opening of new stores in markets we already serve will not adversely affect existing store profitability. There also can be no assurance that we will be able to manage our growth effectively.

      Our future growth and financial performance are, therefore, dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      When we sold the outstanding notes in January 2004, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file by April 15, 2004 a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our best efforts to cause this registration statement to be declared effective by the SEC by July 14, 2004. We also agreed to conduct this exchange offer for not less than 30 days after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if:

•	by April 15, 2004, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act has not been filed;

•	by July 14, 2004, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is not declared effective; or

•	the exchange offer has not been consummated on or before the 40th day after the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is declared effective.

A copy of the registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

      This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on June 29, 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer.

      The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

      Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

      We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

      We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

      When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “— The Exchange Agent.”

      In addition, one of the following must occur:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

      The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      An “eligible institution” is a firm, which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

      If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

      Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time, as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

      If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

      By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives Exchange Securities for its own account in exchange for the outstanding notes, where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

      For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

      In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

      If, for any reason set forth in the terms and conditions of the exchange offer, we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes, which have been tendered for, exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

•	any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

•	any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

•	there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

•	there is a change or a development involving a prospective change in our and our subsidiaries’ businesses, properties, assets, liabilities, financial condition, prospects, operations, results of operations taken as a whole, that is or may be adverse to us; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

      The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right, which we may assert at any time and from time to time.

The Exchange Agent

      The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

THE BANK OF NEW YORK

By mail, hand delivery or overnight courier:

The Bank of New York

15 Broad Street
Reorganization Unit — 16th Floor
New York, NY 10005
Attention: Enrique Lopez

By facsimile transmission:

(for eligible institutions only)

(212) 235-2261

Confirm by telephone:

(212) 235-2358

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

      We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer, except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

      Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

      Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated January 9, 2004, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

      Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

      Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

      Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred, without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

      However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

      Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

(1)	it is not an affiliate of ours;

(2)	it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

(3)	it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

(4)	it is not acting on behalf of a person who could not make representations (1)-(3).

      Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

(1)	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

(2)	it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

      Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

(1)	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

(2)	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer. In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder so requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. The proceeds received by us from the sale of the outstanding notes were approximately $225.0 million. We used these net proceeds, together with increased borrowings under our amended and restated senior credit facility and cash on hand, to repurchase approximately 94% of our existing 12% senior notes due 2006 which were tendered pursuant to the tender offer and to pay fees, premiums and expenses in connection with the Refinancing.

CAPITALIZATION

      The following table sets forth the cash and cash equivalents and consolidated capitalization of CSK Auto Corporation as of February 1, 2004. This table should be read in conjunction with the information contained in “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this prospectus (dollars in thousands).

Cash and cash equivalents	$37,221

Long-term debt (including current portion):
Amended revolving credit facility(1)	$—
Amended term loan(1)	255,000
Existing 12% senior notes(2)	15,013
Senior subordinated notes offered hereby	225,000
Capital lease obligations	25,257

Total long-term debt	$520,270
Total stockholders’ equity	331,558

Total capitalization	$851,828

(1)	We amended our senior credit facility in January 2004 to increase the size from $325.0 million to $400.0 million, consisting of $145.0 million in revolving credit facilities and a $255.0 million term loan. As of February 1, 2004, there was no outstanding balance on the revolving credit facility. However, approximately $24.9 million of the available balance was reserved for letters of credit. See “Description of Certain Indebtedness.”

(2)	Balance of existing 12% senior notes as of February 1, 2004 includes the remaining unamortized original issue discount of approximately $0.1 million and a fair market value adjustment associated with our terminated interest rate swap of approximately $0.3 million.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth certain of our selected consolidated financial and operating data. The selected statement of operations, balance sheet and cash flow data have been derived from our consolidated financial statements. Pricewaterhouse Coopers LLP, independent accountants, have audited our consolidated financial statements for each of the five years in the period ended February 1, 2004. You should read the data presented below with the financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein and our consolidated financial statements incorporated by reference.

SELECTED CONSOLIDATED FINANCIAL DATA

	Fiscal Year(1)

	2003		2002		2001	2000		1999

	(In thousands, except per share amounts and selected store data)
Statement of Operations Data
Net sales	$1,578,056		$1,506,646		$1,438,585	$1,452,109		$1,231,455
Cost of sales(2)	829,900		806,461		790,585	769,043		636,239

Gross profit	748,156		700,185		648,000	683,066		595,216
Other costs and expenses:
Operating and administrative(2)(3)	618,879		592,630		580,134	592,691		501,527
Store closing and other restructuring costs(4)	12,669		5,026		22,392	6,060		4,900
Legal settlement(5)	—		—		2,000	8,800		—
Goodwill amortization(6)	—		—		4,807	4,799		1,941

Operating profit	116,608		102,529		38,667	70,716		86,848
Interest expense	50,991		62,261		61,608	62,355		41,300
Loss on debt retirement(7)	49,494		6,008		5,101	—		—
Equity in loss on joint venture(8)	—		—		—	3,168		—

Income (loss) before income taxes and cumulative effect of change in accounting principle	16,123		34,260		(28,042)	5,193		45,548
Income tax expense (benefit)	5,326		12,448		(10,850)	193		17,436

Income (loss) before cumulative effect of change in accounting principle	10,797		21,812		(17,192)	5,000		28,112
Cumulative effect of change in accounting principle, net of income taxes	—		—		—	—		(741)

Net income (loss)	$10,797		$21,812		$(17,192)	$5,000		$27,371

Basic earnings (loss) per share	$0.24		$0.54		$(0.61)	$0.18		$0.98

Diluted earnings (loss) per share	$0.23		$0.54		$(0.61)	$0.18		$0.96

Shares used in computing basic per share amounts	45,658		40,635		28,391	27,839		27,815

Shares used in computing diluted per share amounts	45,964		40,752		28,391	27,839		28,627

Other Data
Net cash provided by (used in) operating activities	$50,614		$35,919		$(7,914)	$32,469		$(4,031)
Net cash used in investing activities	(19,217)		(6,552)		(10,143)	(34,542)		(260,221)
Net cash provided by (used in) financing activities	(9,695)		(29,932)		23,010	1,442		268,524
Capital expenditures	16,056		9,573		12,200	32,080		41,358
Rent expense	114,382		115,000		116,953	117,273		93,329
Depreciation and amortization	34,233		35,566		41,146	40,827		29,375
Commercial sales(9)	260,842		262,773		259,096	249,314		217,696
Ratio of earnings to fixed charges(10)	1.18	x	1.34	x	—	1.05	x	1.63x
Pro forma ratio of earnings to fixed charges(11)	1.41	x
Selected Store Data
Number of stores (end of period)	1,114		1,109		1,130	1,152		1,120
Percentage increase in comparable store net sales(12)	6%		7%		1%	2%		4%
Balance Sheet Data (end of period)
Cash and cash equivalents	$37,221		$15,519		$16,084	$11,131		$11,762
Working capital	574,862		528,749		498,914	401,523		456,594
Total assets	1,153,465		1,101,349		1,068,577	1,066,806		1,035,652
Total debt (including current maturities)	520,270		524,967		670,843	647,881		627,133
Stockholders’ equity	331,558		302,182		154,286	139,613		134,547

Notes to Selected Consolidated Financial Data

      (1) Our fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to January 31 and is named for the calendar year just ended. All fiscal years presented had 52 weeks except for fiscal 2000, which had 53 weeks.

      (2) In March 2003, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) reached consensus on certain matters discussed in EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”. EITF 02-16 states that allowances provided by our vendors are presumed to be a reduction in the costs of purchasing inventories (to be recognized in inventory and cost of sales), except for that portion that is a reimbursement for costs incurred by us to sell the vendors’ products. In order to qualify as a reimbursement, the costs must be specific, identifiable and incremental, to be recognized as a reduction to operating and administrative expenses. Under previous accounting guidance, we accounted for all non-performance based vendor allowances as a reduction of inventory cost and allocated performance based vendor allowances as a reduction of advertising expense or cost of goods sold, as appropriate, in the period the expense was incurred. During the first quarter of fiscal 2003, we adopted the provisions of EITF 02-16 and implemented a policy of considering all cooperative advertising arrangements and other vendor allowances to be a reduction of product costs, unless we are specifically required to substantiate costs incurred to the vendor and do so in the normal course of business. For fiscal 2002, 2001, 2000 and 1999, vendor allowances totaling approximately $19.2 million, $20.0 million, $17.9 million and $17.4 million, respectively, were classified as a reduction to advertising expense (in operating and administrative expense) rather than as a reduction to cost of sales as currently required by EITF 02-16.

      (3) During fiscal 2001, 2000 and 1999, we incurred transition and integration costs associated with certain store acquisitions of $0.2 million, $23.8 million and $30.2 million, respectively. These costs have been included in operating and administrative expenses.

      (4) Amounts relate to costs incurred in connection with the closure of existing stores. See discussions under Store Closures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

      (5) During fiscal 2001 and 2000, we incurred charges associated with certain legal settlements of $2.0 million and $8.8 million, respectively. The $8.8 million in fiscal 2000 was settlement of a California class action lawsuit related to overtime pay for store and assistant store managers.

      (6) Consistent with our adoption of Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” we no longer incur any goodwill amortization for fiscal years subsequent to fiscal 2001.

      (7) Effective February 3, 2003, we adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. In accordance with SFAS No. 145, extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously classified as extraordinary have been reclassified to loss on debt retirement. In fiscal 2003 we recorded a loss on debt retirement of $49.5 million as a separate line in our consolidated statement of operations as a component of income before income taxes. In fiscal 2002 and 2001, we incurred pre-tax extraordinary losses of $6.0 million and $5.1 million, respectively, which we have reclassified as required by SFAS No. 145.

      (8) On March 1, 2000, we participated in the formation of a new joint venture, PartsAmerica.com, Inc. PartsAmerica.com engaged in the sale of automotive parts and accessories via e-commerce. During fiscal 2000, we invested approximately $3.2 million in this joint venture. During fiscal 2000, we wrote-off our investment in PartsAmerica.com.

      (9) Represents sales to commercial accounts, including sales from stores without commercial sales centers.

      (10) For purposes of the ratio, earnings means the sum of:

•	our income (loss) before income taxes from continuing operations;

•	our proportionate share of the income or loss of any fifty-percent-owned companies; and

•	our fixed charges.

      Fixed charges means the sum of:

•	the interest we pay on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance costs; and

•	one-third (the proportion deemed representative of the interest factor) of all our rental expenses.

      The ratio of earnings to fixed charges from fiscal year 2001 was less than one-to-one coverage. In order to achieve one-to-one coverage, an additional $28.0 million of income would be required.

      (11) Pro forma ratio reflects the net change in interest expense from the Refinancing assuming the transaction occurred as of the beginning of the fiscal year.

      (12) Comparable store net sales data is calculated based on the change in net sales commencing after the time a new store has been open twelve months. Therefore, sales for the first twelve months a new store is open are not included in the comparable store calculation. Relocations are included in comparable store net sales from the date of opening.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

      Our fiscal year ends on the Sunday nearest to January 31 and is named for the calendar year just ended. Occasionally this results in a fiscal year that is 53 weeks long. When we refer to a particular fiscal year we mean the following:

•	Fiscal 2003 means the 52 weeks ended February 1, 2004;

•	Fiscal 2002 means the 52 weeks ended February 2, 2003; and

•	Fiscal 2001 means the 52 weeks ended February 3, 2002.

      CSK Auto Corporation is the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest retailers of these products in the United States based, in each case, on our number of stores. As of February 1, 2004, we operated 1,114 stores under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 411 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schucks Auto Supply, founded in 1917, with 226 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

Executive Summary

      In fiscal 2003, we increased our comparable store sales by 6% while maintaining our gross margins, allowing us to increase our operating profit 14% over fiscal 2002. Our fiscal 2003 operating profit of $116.6 million included $12.7 million of store closing costs. Additionally, in the fourth quarter of 2003, we completed a refinancing which will significantly reduce our future annual interest costs. However, expenses related to refinancing activities in fiscal 2003 reduced our pre-tax income by $49.5 million. Our improvement in operating results reflects the following key business strategies:

      Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal repeat customers. We also strive to be the industry leader in introducing new and innovative product offerings, supported by our 52-week promotional print advertising programs. We offer our products at competitive prices, in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.

      Targeted Pricing Philosophy. Our pricing philosophy is that we should not lose a customer because of price. Our pricing strategy is to offer everyday low prices at each of our stores. As a result, we closely monitor our competitors’ pricing levels through our precision pricing program, which analyzes prices at the store level rather than at the market or chain level. This initiative enables us to establish pricing levels at each store based upon that store’s local market competition. Our entry-level products offer excellent value by meeting standard quality requirements at low prices. In addition, our sales associates are encouraged to offer alternative products at slightly higher price points. These products typically provide extra features, improved performance, an enhanced warranty, or are nationally branded items.

      Focus on Customer Service. We aim to provide the highest level of customer service in our industry in order to generate repeat business by, among other things, staffing our stores with well trained associates, including an average of two ASE certified technicians per store, which allows us to provide high quality diagnostic support. Another integral part of our focus on customer satisfaction includes utilizing our sophisticated product distribution and store-level systems to provide our customers with a broad selection of parts and accessories on a timely basis.

      Accelerate Growth of Hispanic Customer Base. Long-term upward trends in the Hispanic population, particularly in key markets in the Southwest and California, present an opportunity for increased sales and market share. We have implemented a Hispanic marketing initiative using Spanish language media and marketing messages to focus on this growing market segment. Seventeen of our key markets are currently included in the program.

      Continue to Improve Profitability and Cash Flow. We continually review our operations in order to ensure that we are optimally allocating our resources and have an appropriate cost structure that will enable us to grow our net sales, profitability and cash flow. In recent years we have generated increased cash flows and lowered outstanding debt balances. This was due largely to our improved operating results, which were fueled by strong comparable store sales, and by improving our gross margins and successfully leveraging our operating and administrative costs.

      Results of operations and outlook:

      We are very pleased with our operating results for fiscal 2003. Our merchandising department continues to improve our category management. This improvement has allowed us to achieve 6% annual comparable store sales increases, while at the same time control our inventory levels, which increased by only 2.4% during fiscal 2003 relative to fiscal 2002. Comparable sales were strong in all regions. Balanced growth across all regions demonstrates the strength of our merchandise and operational model. Superior customer service has resulted in higher dollar average transactions, fewer returns, and improved customer satisfaction. We believe our new items give our customers quality automotive related products at exceptional values. These new items have also enhanced the customer experience inside the store, giving our customers additional reasons to shop our stores.

      Our marketing program continues to drive sales. Weekly print advertising featuring exceptional values and new products has been very well received by our customers. Our promotional activities also played an important part in achieving our sales objectives for comparable store sales. Our Spanish language marketing campaign that we started in the spring of 2002 continues to be effective in communicating with our Spanish speaking customers.

      During fiscal 2003, we rolled out our Free Automotive Systems Test (called F.A.S.T.) diagnostic program to approximately half of our stores. This program allows customers to put a security deposit down to use diagnostic equipment that reads their vehicle’s onboard computer and retrieves diagnostic information. The information is then uploaded into our stores’ computers and the customer receives a print-out of the results. By assisting DIY customers with this information, we can get them the right parts the first time, improving customer service and lowering returns. Customer use of this program continues to increase and we remain committed to improving this new customer service.

      For fiscal 2004, we will continue our focus on top-line growth by increasing sales of existing product offerings and offering new products to attract new customers into our stores. We expect our sales to continue to grow, and we will use that growth to take advantage of lower product costs and the increased dollar average of sales, which should increase our operating margin dollars. At the same time, we expect to continue to improve our financial position.

      For fiscal 2004, we are forecasting same store sales increases in the low to mid single digit range. We expect our gross profit percentage for fiscal 2004 to approximate the levels of fiscal 2003. In January 2004, we completed a refinancing of our debt and expect pre-tax annual savings during fiscal 2004 of approximately $11.0 million to $13.0 million in interest expense, assuming no significant changes in variable interest rates.

Overview

      The discussion that follows includes several references to charges and effects relating to the following significant events that occurred during the periods covered:

•	In June 2003, we refinanced our senior credit facility, increasing the availability and reducing the interest rate. In January 2004, we redeemed approximately 94% of our 12% senior notes, issued

7% senior subordinated notes, and amended our credit facility, increasing the availability and reducing the interest rate. We refer to these transactions as our 2003 Refinancing.

•	In July 2002, we sold approximately 6.9 million shares of common stock in an underwritten public offering at $12 per share. In addition, a selling stockholder sold approximately 2.6 million shares in this offering and, together with other affiliated stockholders, this stockholder group sold their remaining approximately 3.0 million shares on November 20, 2002. These transactions are referred to collectively as the secondary offerings.

•	In August 2001, we initiated a refinancing of our capital structure that included the issuance of a convertible note and convertible debentures and a refinancing of our credit facility. We refer to these transactions as our 2001 Refinancing.

•	In July 2001, we implemented a Profitability Enhancement Program to reduce costs, improve operating efficiencies and close under-performing stores. We refer to this as our PEP.

Results of Operations

      The following table sets forth our statement of operations data expressed as a percentage of net sales for the periods indicated:

	Fiscal Year

	2003	2002	2001

Net sales	100.0%	100.0%	100.0%
Cost of sales	52.6	53.5	55.0

Gross profit	47.4	46.5	45.0
Operating and administrative expenses	39.2	39.3	40.3
Store closing costs and other restructuring costs	0.8	0.4	1.6
Legal settlement	—	—	0.1
Goodwill amortization	—	—	0.3

Operating profit	7.4	6.8	2.7
Interest expense	3.2	4.1	4.3
Loss on debt retirement	3.1	0.5	0.4

Income (loss) before income taxes	1.1	2.2	(2.0)
Income tax expense (benefit)	0.4	0.8	(0.8)

Net income (loss)	0.7%	1.4%	(1.2)%

     Net Sales

      Net sales and sales data for the prior three years were as follows (sales $ in thousands):

	Net Sales & Sales Data

	2003	2002	2001

Retail sales	$1,311,357	$1,238,474	$1,174,490
Commercial sales	260,842	262,773	259,096
Other sales	5,857	5,399	4,999

Total net sales	$1,578,056	$1,506,646	$1,438,585

Sales growth — retail sales	5.9%	5.4%	(0.2)%
Sales growth — commercial sales	(0.7)%	1.4%	5.8%
Sales growth — comparable retail stores	6.0%	7.0%	—
Sales growth — comparable commercial stores	4.8%	8.0%	10.0%
Number of stores open (at end of year)	1,114	1,109	1,130

      Retail sales represent sales to the do-it-yourself customer. Commercial sales represent sales to commercial accounts, including sales from stores without commercial sales centers. We evaluate comparable (or same-store) sales based on the change in net sales commencing after the time a new or acquired store has been open for twelve months. Therefore, sales for the first twelve months a new or acquired store is open are not included in the comparable store calculation. Stores that have been relocated are included in comparable store sales.

      Retail sales and comparable store sales increased in fiscal 2003 compared to fiscal 2002 as a result of an increase in average sale per customer and the attraction of new customers to our stores through our new product offerings (including performance products, garage maintenance items and specialty auto related items). Commercial sales decreased slightly, while comparable stores commercial sales increased 4.8% in fiscal 2003 compared to fiscal 2002. The increase in comparable commercial sales reflects sales increases in our ongoing commercial centers, while the overall reduction in commercial sales reflects our consolidation of certain commercial sales centers in an effort to improve overall profitability.

      Net sales for all stores and comparable stores increased in fiscal 2002 compared to fiscal 2001 primarily due to: (1) our improved liquidity which allowed us to replenish our store inventories to more normal levels of product availability; (2) the commencement of a new merchandising program that features garage maintenance and organizational products; and (3) an increased emphasis on promotional activities and promotional pricing to stimulate customer awareness and improve customer counts in our stores. Total commercial sales increased 1.4% in fiscal 2002 compared to fiscal 2001.

     Gross Profit

      Gross profit consists primarily of net sales less the cost of sales and warehouse and distribution expenses. Gross profit as a percentage of net sales may be affected by variations in our product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs.

      Gross profit for fiscal 2003 was $748.2 million, or 47.4% of net sales, compared to $700.2 million, or 46.5% of net sales for fiscal 2002. Adjusting fiscal 2002 for the effects of EITF 02-16 would have increased fiscal 2002 gross profit by $19.2 million and gross profit as a percent of net sales to 47.7%, which, as a percent of net sales, is relatively consistent with fiscal 2003. During fiscal 2003, we began selling several new product offerings, which resulted in higher average dollar transactions and higher gross profit dollars, but carry slightly lower gross profit rates. Sales of these new products allows us to further leverage our fixed store level selling and operational costs. The lower margins on new products are partially offset by our continued emphasis on lowering acquisition costs of inventory in our existing product categories.

      Gross profit for fiscal 2002 was $700.2 million, or 46.5% of net sales, compared to $648.0 million, or 45.0% of net sales for fiscal 2001. Gross profit increased in fiscal 2002 over fiscal 2001 due to increased cash discounts and vendor allowances as a result of our improved sales volume and liquidity. Gross profit was negatively impacted in fiscal 2001 primarily as a result of our PEP, in which $23.1 million of charges were incurred relating to reduction in inventory values and costs associated with inventory review and disposal. Although we had anticipated higher gross profit levels for 2001, we did not achieve this result because of lower than expected vendor volume purchase allowances and cash discounts during the year due principally to lower than typical in-stock inventory levels in the 2001 period. We have historically utilized prompt payment and other cash discount programs offered by vendors. Because of the need to pay for a class action lawsuit settlement and term loan amortization payments, we made efforts to retain cash during most of fiscal 2001 and did not take full advantage of the contractual vendor allowances. In addition, our change of advertising strategy to emphasize promotional discounts through newspaper advertising to increase retail customer count resulted in a reduction to the realized gross profit margin during the period.

     Operating and Administrative Expenses

      Operating expenses consist of operating and administrative expenses and also include the costs of store closing and restructuring costs (including the PEP), legal settlements, secondary offering costs and goodwill amortization (in fiscal years prior to 2002). Operating and administrative expenses are comprised of store payroll, store occupancy, advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office occupancy expenses, data processing, professional expenses and other related expenses.

      Operating expenses increased by approximately $33.9 million to $631.5 million, or 40.0% of net sales, in fiscal 2003 from $597.7 million, or 39.7% of net sales, in fiscal 2002. The following items impacted the comparability of operating expenses for the fiscal years indicated:

•	Net advertising expense in fiscal 2002 included $19.2 million of vendor allowances, which reduced operating expenses and, as a result of EITF 02-16, similar allowances were classified in cost of sales during fiscal 2003.

•	Store closing and other restructuring costs were $7.6 million higher during fiscal 2003 than in fiscal 2002, primarily as a result of charges associated with our change in closed store strategy during the fourth quarter of fiscal 2003 (see Note 13 to the Consolidated Financial Statements).

•	During fiscal 2002, we incurred a charge for workers’ compensation of approximately $4.9 million reflecting increased loss reserves for claims incurred during plan years 1999 through 2001 and claims relating to the acquired PACCAR stores, in response to increasing medical and claims costs, primarily in California.

•	Operating expenses as a percent of sales continue to be favorably impacted by our ability to leverage our fixed operating costs over our increasing sales and our continued focus on expense controls.

      Operating expenses decreased by approximately $11.6 million to $597.7 million, or 39.7% of net sales, in fiscal 2002 from $609.3 million, or 42.3% of net sales, in fiscal 2001. Operating expenses in fiscal 2001 were impacted by the following:

•	Store closing and other restructuring charges of $21.5 million associated with our PEP.

•	Charges of $4.8 million for amortization of goodwill, which in subsequent fiscal years, is no longer amortized.

•	The settlement of a lawsuit for $2.0 million.

     Interest Expense

      Interest expense for fiscal 2003 decreased to $51.0 million from $62.3 million for fiscal 2002. This decrease primarily reflects a $7.0 million reduction in interest expense due to lower average outstanding debt levels throughout the year and a $3.1 million reduction in interest expense as a result of lower average interest rates due, in part, to our 2003 Refinancing.

      Interest expense for fiscal 2002 increased to $62.3 million from $61.6 million for the comparable period of fiscal 2001. Higher average interest rates, primarily on our fixed rated debt, and increased amortization of deferred financing fees as a result of our 2001 Refinancing, increased interest expense. These increases were partially offset by reduced interest expense associated with lower average outstanding debt balances and less vendor interest on accounts payables because of our improved liquidity in fiscal 2002. In addition, during February 2002, we entered into an interest rate swap agreement, which reduced our interest expense by $2.4 million during fiscal 2002.

Loss on Debt Retirement

      In January 2004, we completed a refinancing of our debt that included the redemption of approximately 94% of our outstanding $280.0 million 12% senior notes, the issuance of $225.0 million 7% senior subordinated notes and the amendment of our senior credit facility. In conjunction with these transactions, we incurred a loss on debt retirement of $45.2 million that included early redemption premiums, the write-off of certain deferred financing fees and other direct costs partially offset by a prorata adjustment representing the unamortized gain on a terminated interest rate swap. In June 2003, we refinanced our senior credit facility and redeemed the remaining balance of our outstanding 11% senior subordinated notes. In conjunction with these transactions, we incurred a loss on debt retirement of approximately $4.3 million that included early redemption premiums, the write-off of certain financing fees and other direct costs. As a result of all of these transactions, we recorded a total of $49.5 million in loss on debt retirement during fiscal 2003.

      During fiscal 2002, we redeemed $71.7 million of our 11% senior subordinated notes. In conjunction with this transaction, we incurred a loss on debt retirement of $6.0 million that included early redemption premiums, the write-off of certain financing fees and other direct costs.

      During fiscal 2001, we used the proceeds from a note offering together with borrowings under a $300.0 million credit facility and the gross proceeds of a $50.0 million private placement of 7% convertible subordinated debentures to refinance our prior credit facility. In conjunction with these transactions, we incurred a loss on debt retirement of approximately $5.1 million for the write-off of certain financing fees.

Income Tax Expense

      Income tax expense for fiscal 2003 was $5.3 million or 33.0% of income before income taxes, compared to $12.4 million or 36.3% for fiscal 2002. The effective tax rate in fiscal 2003 is lower than the effective tax rate in fiscal 2002 primarily due to an adjustment of tax reserves in 2003 relating to a matter for which the statute of limitations expired.

      Income tax expense for fiscal 2002 was $12.4 million or 36.3%, compared to an income tax benefit of $10.9 million or 38.7% for fiscal 2001. The effective tax rate in fiscal 2002 is lower than the effective tax rate benefit in fiscal 2001 primarily as a result of 2002 state tax credits.

Profitability Enhancement Program (PEP)

      During the second quarter of fiscal 2001, we implemented our PEP to reduce costs, improve operating efficiencies and close under-performing stores. As a result of the PEP, we recorded total restructuring and other charges of $44.6 million, which are detailed in the following paragraphs. The table below summarizes the charges relating to the PEP:

Amounts recorded as store closing and restructuring charges:
Reserve for store closing costs	$13,698
Write down for impairment of store site costs and store related property and equipment	6,649
Reserve for workforce reduction	400
Other	729

Total	21,476

Amounts recorded as charges to cost of sales:
Provision for excess inventories	17,292
Actual costs incurred for inventory review and disposal	5,800

Total	23,092

Grand total	$44,568

Store Closing Costs

      Under the PEP, we increased the store closing reserve by approximately $13.7 million. Approximately $6.8 million of the charge related to the planned closure of 36 stores based on several factors including market saturation, store profitability, and store size and format. Of these planned closures, 34 were closed as of February 2, 2003 and charges relating to two of the stores were subsequently eliminated from the reserve upon the sale of these stores and the transfer of the lease commitments to the new owner. In addition, we recorded an increase to the reserve for prior years plans of approximately $6.9 million relating to existing closed stores that had longer than anticipated vacancy periods as a result of the continued economic slowdown. The PEP charge also includes a $6.6 million write-down for impairment of leasehold improvements and other store-related property and equipment, which has been recorded as a direct reduction of net property and equipment balances. See Store Closures in a subsequent section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations for further discussion regarding closed stores and the related impact on our results of operations, liquidity and capital resources.

Other Profitability Enhancement Program Costs

      As a result of the consolidation of certain regional operations and general and administrative functions under our PEP, we terminated 36 employees and eliminated 84 open positions. The terminated employees worked primarily in human resources, information technology and real estate. As a result of these actions, the restructuring charges included a provision for severance and benefits of approximately $0.4 million.

      We have also accrued other costs and charges incidental to the restructuring. These costs include early termination fees for operating lease commitments and other asset impairments aggregating approximately $0.7 million.

Inventory and Related Charges

      As a part of the PEP, we completed an inventory review to: (1) increase inventory turnover; (2) provide an optimal inventory level at each store location; (3) liquidate inventory not meeting our new asset return levels; and (4) write down the carrying value of inventory relating to the 36 stores planned for closure. As a result of the analysis, we elected to establish a reserve for excess inventories resulting from the decision to eliminate certain product lines and to liquidate inventory from closed stores. In conjunction with this decision, a provision of $17.3 million was recorded to reduce inventory values. In addition, we incurred actual costs of approximately $5.8 million related to labor, warehouse and distribution, freight and other operating costs associated with the inventory review and disposal. These costs are reflected as cost of sales in the accompanying statement of operations for fiscal 2001.

Impact of the PEP

      Based on the initiatives described above, the PEP reduced fiscal 2003 and 2002 operating expenses by approximately $3.5 million, which related to the reduction of certain personnel, communications and transportation costs. We anticipate that these cost savings will be applicable to future years as well. In addition, the stores closed as a result of the PEP incurred operating losses of $0.1 million and $3.6 million for fiscal 2002 and 2001, respectively. Certain of these stores incurred operating losses during fiscal 2002 as a result of their remaining open for a portion of the year. All stores were closed prior to the end of fiscal 2002.

Liquidity and Capital Resources

Recent Events

      In January 2004, we completed a refinancing of our debt that included the redemption of approximately 94% of our outstanding $280.0 million 12% senior notes and the issuance of $225.0 million 7% senior subordinated notes. The new 7% senior subordinated notes mature on January 15, 2014 and require semi-annual interest payments on January 15 and July 15. We also amended our senior credit facility, increasing the amount of our facility by $75.0 million to $400.0 million, consisting of a $255.0 million term loan and a $145.0 million revolving credit facility. The new term loan is to be repaid in eleven installments consisting of nine $1.275 million dollar payments made semiannually beginning in June 2004. The last two payments are for approximately $121.8 million each in December 2008 and at maturity, June 2009. The revolving credit facility matures in June 2008. At February 1, 2004 there were no borrowings under the revolving credit facility. Interest accrues under the new credit facility at a variable rate, which is a function of the spread over the Alternate Base Rate (as defined in the agreement) or the Eurodollar Rate (as defined in the agreement) depending on our borrowing decisions. The senior credit facility that we amended was established in June 2003 when we replaced our $300.0 million senior credit facility with a new $325.0 million senior collateralized, asset based credit facility consisting of a $200.0 million term loan and a $125.0 million revolving credit commitment. We used proceeds from the June 2003 senior credit facility to redeem the remaining $9.5 million in aggregate principal amount of our 11% senior subordinated notes, including accrued and unpaid interest associated therewith. As of February 1, 2004, we were in compliance with the financial covenants and we anticipate meeting all required covenants under our senior credit facility during fiscal 2004.

      In conjunction with the above mentioned transactions, we applied the provisions of EITF 98-14 “Debtor’s Accounting for Changes in Line of Credit or Revolving Debt Arrangements” for the revolving credit portion of the credit facilities and EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” for the term portion of the credit facilities. In total in 2003, we incurred a loss on debt retirement of $49.5 million that included early redemption premiums, the write-off of certain financing fees, a prorata adjustment representing the unamortized fair market value swap adjustment (as noted below) and other direct costs. The carrying value of deferred debt issuance costs totaling $10.3 million (as of the January 2004 transaction date) is being amortized to interest expense over the corresponding life of the respective portion of the senior credit facility or the 7% senior subordinated notes.

      Our intention is to redeem the remaining $14.9 million of the 12% senior notes in December 2004 when callable at 106% of their principal amount plus accrued and unpaid interest. We anticipate that we will incur a charge associated with this transaction of approximately $0.9 million for the redemption premium, write-offs associated with deferred financing fees and fair value adjustment of the related interest rate swap that we entered into in February 2002 as discussed below.

      During February 2002, we entered into an interest rate swap agreement that effectively converted the interest rate payment obligation on $100.0 million of our 12% senior notes to a floating rate in order to hedge the fair value of such notes against potential movements in market interest rates. On June 5, 2003, we terminated the swap agreement and received in consideration thereof the sum of $6.0 million, which represented the fair market value of the swap agreement on that date. Upon redemption in January 2004 of approximately 94% of the 12% senior notes associated with the swap agreement, we wrote off approximately 94% of the unamortized fair market value adjustment as an offset to the loss on debt retirement. The remaining fair market value adjustment is currently reflected on our consolidated balance sheet as part of our long-term debt. This amount will be amortized as an offset to interest expense through the maturity date of the 12% senior notes (June 15, 2006) or will be written off upon their anticipated earlier redemption as described above.

      On April 5, 2004, we entered into an interest rate swap agreement to effectively convert $100.0 million of our 7% senior subordinated notes due 2014 to a floating rate, set quarterly in arrears, equal to the 6 month LIBOR + 283 basis points. The agreement is for the term of the notes. The hedge will be accounted for as a “fair value” hedge; accordingly, the fair value of the derivative and changes in the fair value of the underlying debt will be reported on our consolidated balance sheet and recognized in results of operations. Based upon our assessment of effectiveness of the hedge, changes in the fair value of this derivative and the underlying debt are not expected to result in a material impact on net income.

Overview of Liquidity

      Debt is an important part of our overall capitalization. While we are still highly leveraged, our outstanding debt continues to decline. Our outstanding debt balance at the end of fiscal 2003 was $520.3 million, a decrease of $150.5 million from our outstanding debt of $670.8 million at the end of fiscal 2001. Our primary cash requirements include working capital (primarily inventory), interest on our debt and capital expenditures. We intend to finance our cash requirements with cash flow from operations, borrowings under our senior credit facility and short-term trade credit relating to extended payment terms for inventory purchases. The following table outlines certain key financial measures that impact our liquidity ($ in thousands, except ratio):

	February 1,	February 2,	February 3,
	2004	2003	2002

Cash	$37,221	$15,519	$16,084
Availability under revolving credit facility	120,068	54,698	35,885
Working capital	574,862	528,749	498,914
Debt (including capital lease obligations) to equity ratio	1.6	1.7	4.3

      Our cash balance has improved due to higher sales and operating profit and reduced interest expense. The availability under our senior credit facility has increased $100.0 million as a result of our 2003 Refinancing. This increase in availability is partially offset by the outstanding loan balance of our senior credit facility being $53.0 million higher in fiscal 2003 than in fiscal 2002 primarily due to the increase in the term portion of the credit facility and $6.1 million of additional letter of credit commitments relative to fiscal 2002. Finally, our borrowing capacity was $24.5 million lower at February 3, 2003 due to borrowing base restrictions under our prior credit facility.

      At the end of fiscal 2003, we had net working capital of $574.9 million, an increase of $46.1 million, or 8.7%, compared to fiscal 2002. Working capital increased primarily due to: (1) a $21.7 million increase in cash due to our increasing sales and profitability; (2) a $15.5 million increase in inventories consistent with the acquisition of new product types in support of our new merchandise programs; and (3) a $15.6 million increase in receivables primarily as a result of new vendor rebate and cooperative advertising programs. These increases were partially offset by working capital decreases from: (1) a $3.4 million increase in accounts payable relating to increased inventory purchases; (2) a $6.1 million increase in accrued payroll related expenses primarily as a result of increased workers compensation reserves; and (3) a $2.6 million increase in current liabilities due to the required amortization payments on our new term loan.

Analysis of Cash Flows

Operating Activities

      During fiscal 2003, net cash provided by operating activities was $50.6 million compared to $35.9 million of cash provided by operating activities during fiscal 2002. The most significant components of the change are: (1) a cash outflow of $39.2 million during fiscal 2003 related to premiums paid to purchase debt; (2) a cash inflow during fiscal 2003 of $6.0 million associated with the termination of our interest rate swap agreement; and (3) a decrease in cash used to support working capital requirements as inventory growth offset by accounts payable was $12.1 million during fiscal 2003 compared to $18.4 million during fiscal 2002.

      During fiscal 2002, net cash provided by operating activities was $35.9 million compared to $7.9 million of cash used in operating activities during fiscal 2001. The significant components of the change are: (1) net income for fiscal 2002 of $21.8 million compared to a loss of $17.2 million in the fiscal 2001 period, which is partially offset by $25.4 million of non-cash inventory and fixed asset charges during the 2001 period as a result of our PEP; (2) net changes in other assets and liabilities, whereby $44.0 million was used during fiscal 2002 compared to $55.4 million during fiscal 2001; (3) a $4.4 million premium payment made during fiscal 2002 as part of our retirement of $71.7 million of outstanding 11% senior subordinated notes; and (4) an $8.8 million payment made during fiscal 2001 as a result of our settlement of certain class action lawsuits.

Investing Activities

      Net cash used in investing activities totaled $19.2 million in fiscal 2003, compared to $6.6 million used in investing activities during fiscal 2002. Capital expenditures increased to $16.1 million during fiscal 2003 as compared to $9.6 million during the comparable period in fiscal 2002. The increase in capital expenditures relates to the upgrade of certain information systems along with the purchase of certain leased assets. In addition, during the fiscal 2002 period we received $2.2 million in proceeds from certain fixed asset sales and $4.2 million in cash proceeds from the sale of 13 stores in west Texas.

      Net cash used in investing activities totaled $6.6 million in fiscal 2002 compared to $10.1 million used in investing activities during fiscal 2001. The decrease in cash used in investing activities during fiscal 2002 was the result of: (1) $4.2 million in proceeds from the sale of 13 stores in west Texas in fiscal 2002; and (2) $2.6 million less in capital expenditures in fiscal 2002 than in the comparable 2001 period. These sources of cash were offset in part by $3.3 million less in proceeds from assets held for sale in fiscal 2002.

      We have budgeted approximately $20.0 million for capital expenditures for fiscal 2004, primarily for new stores and general corporate purposes. We opened, relocated or expanded 27 stores in fiscal 2003 and expect to open, relocate or expand approximately 45 stores in fiscal 2004. We anticipate that the majority of these stores will be financed under arrangements structured as operating leases that require minimal capital expenditures for fixtures and store equipment. For the remainder of our planned new, relocated or expanded stores, we expect to spend approximately $125,000 per store for leasehold improvements. In addition to capital expenditures, each new store, except for relocated stores, will require an estimated investment in working capital, principally for inventories, of approximately $300,000.

Financing Activities

      Net cash used in financing activities totaled $9.7 million in fiscal 2003, compared to $29.9 million used in financing activities during fiscal 2002. As a result of our 2003 Refinancing, we generated $22.5 million of net financing proceeds. In fiscal 2002, we sold approximately 6.9 million shares of our common stock in an underwritten public offering and used the proceeds to redeem a portion of our 11% senior subordinated notes. The stock sales and note redemption resulted in net cash proceeds of $6.4 million. The most significant components of the change in financing activities year over year relate to: (1) net cash received from the 2003 Refinancing provided $16.1 million more in cash than the sale of stock and note redemption in fiscal 2002; (2) net payments on normal loan activity during fiscal 2003 were $7.0 million higher than net loan payments in fiscal 2002; (3) payments on capital lease obligations in fiscal 2003 were $6.0 million higher than in fiscal 2002 primarily resulting from the buy-out of certain lease obligations; and (4) stock option exercises in fiscal 2003 provided $15.8 million of additional cash year over year. The following table highlights the components of our 2003 Refinancing and its effect on our financing activities for fiscal 2003 ($ in thousands):

		Non-Refinancing
	Refinancing	Activity	Total

Borrowings under senior credit facility	$455,000	$106,000	$561,000
Payments under senior credit facility	(370,000)	(138,000)	(508,000)
Payment of debt issuance costs	(12,905)	—	(12,905)
Retirement of balance of 11% senior subordinated notes	(9,547)	—	(9,547)
Retirement of 94% of 12% senior notes	(265,090)	—	(265,090)
Borrowings under 7% senior subordinated notes	225,000	—	225,000
Payments on capital lease obligations	—	(16,153)	(16,153)
Proceeds from repayment of stockholder receivable	—	269	269
Exercise of stock options	—	15,955	15,955
Other financing activities	—	(224)	(224)

Net cash used in financing activities	$22,458	$(32,153)	$(9,695)

      Net cash used in financing activities totaled $29.9 million in fiscal 2002 compared to $23.0 million provided by financing activities in fiscal 2001. In fiscal 2002, we issued additional stock and used the proceeds to redeem a portion of our 11% senior subordinated notes. Those fiscal 2002 transactions resulted in net cash proceeds of $6.4 million. In fiscal 2001 we completed a refinancing that provided $37.2 million in net cash proceeds. The most significant components of the change in financing activities year over year relate to: (1) net cash received from the refinancing in fiscal 2001 provided $30.8 million more in cash than the sale of stock and note redemption in fiscal 2002; (2) net payments on normal loan activity during fiscal 2002 were $23.7 million higher than net loan payments in fiscal 2001.

Off-Balance Sheet Arrangements and Contractual Obligations

      We lease our office and warehouse facilities, all but one of our retail stores, and some of our equipment. Certain of the equipment leases are classified as capital leases and, accordingly, the equipment and related obligation are recorded on our balance sheet. However, substantially all of our store leases are operating leases with private landlords and provide for monthly rental payments based on a contractual amount. The majority of these lease agreements are for base lease periods ranging from 10 to 20 years, with three to five renewal options of five years each. Certain store leases also provide for contingent rentals based upon a percentage of sales in excess of a stipulated minimum. We believe that the long duration of our store leases offer security for our store locations without the risks associated with real estate ownership.

      We currently have leases for our corporate headquarters and an adjacent parking lot with a landlord, which until November 2002, was a related party. Previously we had entered into sale-leaseback or other financing arrangements with related parties. We believe that the terms of the transactions with the related parties were no less favorable than terms we may have been able to receive from independent third parties at the time of the applicable transaction. We also believe that these transactions as a whole are not material to our financial statements. For more information on related party transactions, refer to Note 4 of the Consolidated Financial Statements.

      In order to facilitate an understanding of our contractual obligations and commercial commitments, the following data is provided ($ in thousands):

	Payments Due by Period

		Within			After
Contractual obligation	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt(1)	$495,013	$2,550	$20,113	$125,588	$346,762
Capital lease obligations	30,994	13,287	13,025	2,816	1,866
Operating lease obligations(2)	746,797	119,034	205,891	153,788	268,084

Total contractual obligations	$1,272,804	$134,871	$239,029	$282,192	$616,712

(1)	See Recent Events for discussion relating to our long-term debt.

(2)	Operating lease obligations are not reduced to reflect sublease income.

      Other commercial commitments consist of standby letters of credit totaling $24.9 million at February 1, 2004, all of which expire in 2004. Our inventory purchase commitments are cancelable and therefore not included in the above table.

Store Closures

      We provide an allowance for estimated costs to be incurred in connection with store closures. On an on-going basis, store locations are reviewed and analyzed based on several factors including market saturation, store profitability, and store size and format. In addition, we analyze sales trends and geographical and competitive factors to determine the viability and future profitability of our store locations. If a store location does not meet our required projections, it is considered for closure. As a result of our acquisitions over the last several years, we have closed numerous locations as a result of store overlap with previously existing store locations.

      The allowance for store closing costs is included in accrued expenses and other long term liabilities in the accompanying financial statements and primarily consists of three components: (1) future rents to be paid over the remaining terms of the lease agreements for the stores (net of estimated probable sublease recoveries); (2) lease commissions associated with the anticipated store subleases; and (3) occupancy expenses associated with the closed store vacancy periods. Prior to January 1, 2003, such costs were recognized when a store was specifically identified, costs could be estimated and closure was planned to be completed within the next twelve months in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a

Restructuring). No provision was made for employee termination costs. For stores to be relocated, such costs were recognized when an agreement for the new location had been reached with a landlord and site plans met preliminary municipal approvals. During the period that they remained open for business, the rent and other operating expenses for the stores to be closed continued to be reflected in normal operating expenses.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities‘(“ SFAS No. 146”). SFAS No. 146 requires companies to recognize the fair value of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease rental and termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, store closing, or other exit or disposal activity. We have applied SFAS No. 146 prospectively to exit or disposal activities initiated or exit plans substantially modified after December 31, 2002 as required.

      The refinancing completed in the fourth quarter of fiscal 2003 and the ongoing improvement in our operating results have increased our cash flow and financial flexibility, enabling us to pursue an alternate strategy to reduce our current portfolio of closed stores, which includes lease buyouts and foregoing lease extensions on locations that we currently sublease at a marginal profit. This change in strategy requires us to establish a new closed store reserve based upon the guidance in SFAS No. 146 and reverse the existing closed store reserve that was previously established under EITF 94-3. SFAS No. 146 requires that costs under a lease contract for a closed store be recognized at fair value and that the amount of remaining lease payments owed be reduced by estimated sublease income (but not to an amount less than zero). This change in methodology resulted in a non-cash charge of $12.2 million during the fourth quarter of fiscal 2003. The charge reflects the elimination from the reserve of net sublease income previously recorded for leases with incremental estimated sublease income in excess of the costs of the original lease, partially offset by the discounting of net cash outflow. Sublease income in excess of costs associated with the lease will be recognized in future periods as it is earned.

      As of February 1, 2004, we had a total of 169 store locations included in the allowance for store closing costs. Of this total, 19 locations were vacant and 150 locations were subleased. In addition to these stores, we had 58 service centers of which 5 were vacant and 53 were subleased. Future rent expense will be incurred through the expiration of the non-cancelable leases, the longest of which runs through January 2018.

      Activity in the allowance for store closings and the related payments for the three fiscal years ended February 1, 2004, including the PEP, is as follows ($ in thousands):

	Fiscal Year

	2003	2002	2001

Balance, beginning of year	$4,422	$6,771	$1,552
Store closing costs:
Adjustment of allowance to reflect change in exit strategy under SFAS No. 146	12,203	—	—
Provision for store closing costs	152	1,314	7,530
Adjustments to prior plans	—	(1,196)	(1,536)
Other revisions in estimates	314	4,908	8,638

Store closing costs, net	12,669	5,026	14,632

Payments:
Rent expense, net of sublease recoveries	(3,303)	(5,030)	(6,051)
Occupancy and other expenses	(859)	(1,837)	(2,839)
Sublease commissions and buyouts	(781)	(508)	(523)

Total payments	(4,943)	(7,375)	(9,413)

Balance, end of year	$12,148	$4,422	$6,771

      During fiscal 2003, we recorded the following: (1) $12.2 million in charges associated with the reversal of the reserve established under EITF 94-3 and the establishment of a new closed store reserve on the basis of our change in exit strategy in accordance with the guidance in SFAS No. 146; (2) $0.2 million in charges under SFAS No. 146 associated with the closure of 13 stores, with the majority closed at the expiration of the master lease; (3) revisions in estimates of $0.3 million (primarily relating to plan year 2001) resulting from changes in estimated vacancy periods and lower realized sublease rates.

      During fiscal 2002, we recorded the following: (1) gross store closing costs of $1.3 million relating to the identification of 25 stores for closure; (2) an adjustment to prior plans of $1.2 million primarily due to management’s decision to utilize a warehouse and storage facility that was previously included within the 1999 plan year accrual in conjunction with purchase accounting adjustments as a result of certain acquisitions; and (3) revisions in estimates of $4.9 million ($3.0 million for plan year 2001, $0.1 million for plan year 2000 and $1.8 million for plan years prior to 2000) relating to existing closed stores that have had longer than anticipated vacancy periods as a result of the continued economic slowdown.

      During fiscal 2001, we recorded the following: (1) gross store closing costs of $7.5 million ($6.8 million from the PEP) relating to the identification of 46 stores for closure; (2) an adjustment to prior plans of $1.5 million due to two stores previously identified for closure under our PEP that were subsequently removed as they were sold and the lease commitments were transferred to the new owner; and (3) revisions in estimates of $8.6 million ($1.3 million for plan year 2000, $0.8 million for plan year 1999 and $6.5 million for plan years prior to 1999) relating to existing closed stores that had longer than anticipated vacancy periods as a result of the economic slowdown.

      On a store count basis, activity and the remaining number of stores to be closed are summarized as follows:

	Number of Stores to be Closed

	Beginning	Stores	Plan	Stores	Balance to
Store Count by Fiscal Year	Balance	Added	Amendments	Closed	be Closed

2001	9	46	(2)	(46)	7
2002	7	25	—	(25)	7
2003	7	13	—	(20)	—

      We expect net cash outflows for closed store locations of approximately $4.3 million during fiscal 2004 and the remainder of cash outflows to primarily occur during fiscal 2005, 2006 and 2007. We plan to fund these outflows from normal operating cash flows and borrowings under our senior credit facility. We anticipate that we will close or relocate approximately 20 stores during fiscal 2004. We anticipate that the majority of these closures will occur at the end of the lease terms, resulting in minimal closed store costs. We anticipate total cash outflows relating to these stores of approximately $0.3 million, which includes estimated incremental costs to be measured at fair value when incurred.

Factors Affecting Liquidity and Capital Resources

Sales Trends

      Our business is somewhat seasonal in nature, with the highest sales occurring in the months of June through October (overlapping our second and third fiscal quarters). In addition, our business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales, as our customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase.

Inflation

      We do not believe our operations have been materially affected by inflation. We believe that we will be able to mitigate the effects of future merchandise cost increases principally through economies of scale resulting from increased volumes of purchases, selective forward buying and the use of alternative suppliers.

Debt Covenants

      Our credit agreement contains negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions and limitations on indebtedness, liens, guarantees, mergers, asset dispositions not in the ordinary course of business, investments, loans, advances and acquisitions, payment of dividends, transactions with Affiliates (as defined in the credit agreement), change in business conducted, and certain prepayments (other than in the ordinary course of business) and amendments of subordinated indebtedness. Our credit agreement requires that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio and a minimum interest coverage ratio. The Consolidated Leverage Ratio is “Consolidated Total Funded Debt”, as defined in the credit agreement, divided by “Consolidated EBITDA” as defined in the credit agreement. The Interest Coverage Ratio is “Consolidated EBITDA”, as defined in the credit agreement, divided by “cash interest expense”, as defined in the credit agreement. At February 1, 2004, our Consolidated Leverage Ratio was 3.15 to 1.00; and our Interest Coverage Ratio was 3.60 to 1.00, both of which were in compliance with the related covenants. We anticipate meeting all required covenants under our credit agreement in fiscal 2004.

      A breach of the covenants, ratios, or restrictions contained in our credit agreement could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our credit agreement could elect to declare all amounts outstanding under the credit agreement, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the credit agreement accelerate the payment of the indebtedness, we cannot be assured that our assets would be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets.

      Although we have significantly reduced our outstanding debt over recent years, we are still highly leveraged. The degree to which we are leveraged could have important consequences on our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes. A substantial portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness, thereby reducing the funds available for other purposes. We are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do. We may not be able to adjust rapidly to changing market conditions and we may be more vulnerable in the event of a downturn in general economic conditions or in our business.

Credit Ratings

      Currently, our debt instruments are rated by the major debt rating agencies as shown below:

Description of Debt	Moody’s Rating	Standard & Poor’s

Term loan	Ba2	B+
Revolver	Ba2	B+
12% notes	B2	N/A
7% notes	B2	B-

Interest Rates

      Financial market risks relating to our operations result primarily from changes in interest rates. Interest earned on our cash equivalents as well as interest paid on our variable rate debt is sensitive to changes in interest rates. Our variable rate debt relates to borrowings under our senior credit facility, which is primarily vulnerable to movements in the LIBOR rate.

Critical Accounting Matters

      We define a critical accounting matter as one that is both significant to the portrayal of our financial condition and results of operations, and requires management’s most difficult, subjective or complex judgments.

Inventories and Cost of Sales

      Net Realizable Value. Inventories are valued at the lower of cost or market, cost being determined utilizing the last-in, first-out (LIFO) method. Our inventory levels have been generally consistent in recent years and thus, under LIFO, cost of sales reflect the costs of the most currently purchased inventories. Inventory carrying balances on the other hand, reflect the costs relating to prices paid in prior years under the LIFO method. Our costs of acquiring inventories through normal purchasing activities have been moderately decreasing, as our increased size, financial performance and cash flows have enabled us to take advantage of volume discounts and lower product acquisition costs. Accordingly, it costs us less money to replace inventory today than the LIFO balances carried for similar inventory in our financial statements. As a result of the LIFO method of accounting for inventory and the ability to obtain lower product acquisition costs, we recorded reductions to cost of goods sold of $17.3 million, $13.0 million and $9.7 million for fiscal 2003, 2002 and 2001, respectively.

      As a result of the above, the replacement cost of inventories including capitalization was $552.0 million and $560.0 million at February 1, 2004 and February 2, 2003, respectively, as compared to financial statement carrying values of $666.3 million and $650.8 million.

      While financial statement carrying balances are higher than replacement costs, such carrying balances are not higher than the net realizable value amount (“NRV”) we expect to earn by selling the inventory through our retail stores in the normal course of business. Under generally accepted accounting principles, NRV reflects the expected selling price of the inventories, less selling costs and a normal profit margin to compute our NRV floor.

      We evaluate the difference between carrying balances and the NRV of our inventories at each balance sheet reporting date. At February 1, 2004, we estimated that the NRV of our inventories exceeded carrying balances by approximately $10.0 million.

      Vendor programs. Cost of sales includes product cost, net of earned vendor rebates, discounts and allowances. We recognize vendor rebates, discounts and allowances based on the terms of written agreements generally as inventory is sold. A few of our agreements have several year terms thus requiring recognition over an extended period.

      At each balance sheet reporting date, we reduce inventory-carrying balances by an estimate of purchase discounts and volume rebates that remain in ending inventory at period end, based upon inventory turnover rates. Such discounts and rebates reduced inventory balances by approximately $28.1 million and $24.2 million as of February 1, 2004 and February 2, 2003, respectively.

      Inventory handling costs. Certain operating and administrative costs associated with purchasing and handling of inventory are capitalized in inventories. The amounts of such costs included in inventories as of February 1, 2004 and February 2, 2003 were approximately $34.5 million and $33.0 million, respectively.

Deferred Tax Asset

      Included in our net deferred tax liability are deferred tax assets of $25.2 million as of February 1, 2004, reflecting the benefit of federal and state tax loss carryforwards approximating $65.6 million and $34.8 million, which begin to expire in 2015 and 2008, respectively. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Utilization of certain of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. Accordingly, we believe that no valuation allowance is required for deferred tax assets.

Legal Matters

      During the third quarter of fiscal 2003, we received notification from the State of California Board of Equalization (the “Board”) of an assessment for approximately $1.2 million for sales tax and approximately $0.6 million for related interest based on the Board’s audit findings for the tax periods of October 1997 through September 2000. During this time period, we refunded the sales tax associated with battery cores to customers who returned a battery core to our stores. The Board believes that the sales tax associated with the battery cores should have been remitted to the taxing authority rather than refunded to the customers. Based on the Board’s position, we could be responsible for the sales tax and related interest associated with this matter for the audited periods of October 1997 through September 2000, plus the additional unaudited time period through December 2002, when we changed our business practices in this area. We believe that we have a strong basis under California law for disputing the payment of this assessment and filed a Petition for Redetermination with the Board in October 2003. Our practices through December 2002 relative to the handling of taxes on battery cores had been consistent for over a decade, and it is our position that our consistent treatment of battery core charges, together with prior tax audits and tax auditors’ written commentary concerning our handling of such charges, permits us to rely upon precedent set in prior audits. Reliance on prior audits is a position that is supportable under California law. We also have other defenses, and intend to vigorously defend our position with regard to this matter. We have not recorded a liability for the potential sales tax and related interest payments in our consolidated financial statements.

      We currently and from time to time are involved in other litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. The damages claimed in some of this litigation are substantial. Based on an internal review, we accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. We do not currently believe that any of these legal claims, individually or in the aggregate, will result in liabilities material to our consolidated financial position, results of operations or cash flows. However, if our estimates related to these contingent liabilities are incorrect, the future results of operations for any particular fiscal quarter or year could be materially adversely affected.

Self-Insurance Reserves

      We purchase third-party insurance for workers’ compensation, automobile, product and general liability claims that exceed a certain dollar threshold. However, we are responsible for the payment of claims under these insured limits. In estimating the obligation associated with incurred losses, we utilize loss development factors prepared by independent third-party actuaries. These development factors utilize historical data to project the future development of incurred losses. Loss estimates are adjusted based upon actual claims settlements and reported claims. During fiscal 2002 we recorded $4.9 million of workers’ compensation expense reflecting increased loss reserves for claims incurred during plan years 1999 through 2001 and claims relating to the acquired PACCAR stores, in response to increasing medical and claims costs, primarily in California. Our self-insurance reserves approximated $17.6 million and $14.2 million at February 1, 2004 and February 2, 2003, respectively, and are included with current liabilities in the accompanying Consolidated Balance Sheets.

Store Closing Costs

      If a store location does not meet our required standards, it is considered for closure. We provide an allowance for estimated costs to be incurred in connection with store closures. We establish this allowance based on an assessment of market conditions for rents and include assumptions for vacancy periods and sublease rentals. In fiscal years 2002 and 2001, we were required to make adjustments of $4.9 million and $8.6 million, respectively, to the allowance because actual market conditions were different from the assumptions we made at the time we established the allowance. We may be required to make further adjustments in future periods.

      There are several significant assumptions that underlie the estimates inherent in the closed store reserve. These assumptions include: (1) real estate broker estimates for vacancy periods and estimated sublease rates based on the broker’s experience and expertise; (2) estimates for occupancy expenses based on historical averages and, in the case of real estate taxes, subject to changes by taxing authorities; and (3) credit adjusted discount rates. Accordingly, we continuously review these assumptions and revise the reserve as necessary.

      In addition, there are certain assumptions that are sensitive to deviations and could produce actual results significantly different from management’s original assumptions. These assumptions may be revised as follows: (1) national or regional economic conditions that can shorten or lengthen vacancy periods; (2) deterioration of neighborhoods surrounding store locations resulting in longer than anticipated vacancy periods; (3) changing subtenant needs resulting in functional obsolescence of store locations; and (4) subtenant defaults or bankruptcies resulting in vacant properties. Historically, we have recorded revisions in estimates to the closed store reserve that have resulted from these issues. These revisions usually result from overall longer vacancy periods on store locations and realized sublease rates lower than originally anticipated.

Recent Accounting Pronouncements

      In June 2001, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. We adopted SFAS No. 143 on February 3, 2003. The adoption of this standard did not have an impact on our consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections.” SFAS No. 145 addresses, among other things, the reporting of debt extinguishments. We adopted SFAS No. 145 on February 3, 2003. Consistent with SFAS No. 145, any gain or loss on extinguishment of debt that previously would have been classified as an extraordinary item and does not meet the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” for classification as an extraordinary item shall be presented as an ordinary item before the provision for income taxes. Under SFAS No. 145, prior periods must be reclassified to be comparable. In fiscal 2003, we recorded a loss on debt retirement of $49.5 million in our consolidated statement of operations as a component of income before income taxes. Accordingly, for fiscal 2002 and 2001, we reclassified pretax amounts of $6.0 million and $5.1 million, respectively, and presented them as losses on debt retirement in our consolidated statements of operations as a component of income before income taxes.

      In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. FIN No. 45 disclosure requirements were effective for our year ended February 2, 2003 and the initial recognition and measurement provisions were applicable on a prospective basis to guarantees issued or modified after February 2, 2003. In the ordinary course of our business, from time to time, we enter into agreements with unrelated parties, which may contain indemnity obligations triggered by pre-existing conditions, or our prior performance (e.g., environmental contamination) or third party acts. These indemnification provisions are the result of negotiated transactions and, in each such case, we have determined that the indemnity obligation is acceptable based on one or more factors, including the existence of an indemnification in our favor by an unrelated third party, availability of insurance coverage, the remote possibility that the triggering event would occur, and/or the determination that the cost of performing the indemnity obligation would not be significant. We are not aware of the occurrence of any triggering event or condition that would have a material adverse impact on our financial statements as a result of an indemnity obligation relating to any such triggering event or condition. Accordingly, the adoption of FIN No. 45 is not expected to have a material impact on our financial condition or results of operations.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51”. The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (Variable Interest Entities) and how to determine when and which business enterprise should consolidate the Variable Interest Entity (the primary beneficiary). FIN No. 46 must be applied to all the Company’s existing relationships no later than the first quarter of fiscal 2004. We are in process of completing our analysis; however, we do not expect that FIN No. 46 will have a material impact on our consolidated financial statements.

      In March 2003, the EITF of the FASB reached consensus on certain matters discussed in EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”. EITF 02-16 states that allowances provided by our vendors are presumed to be a reduction in the costs of purchasing inventories (to be recognized in inventory and cost of sales), except for that portion that is a reimbursement for costs incurred by us to sell the vendors’ products. In order to qualify as a reimbursement, the costs must be specific, identifiable and incremental, to be recognized as a reduction to operating and administrative expenses. Under previous accounting guidance, we accounted for all non-performance based vendor allowances as a reduction of inventory cost and allocated performance based vendor allowances as a reduction of advertising expense or cost of goods sold, as appropriate, in the period the expense was incurred. During the first quarter of fiscal 2003, we adopted the provisions of EITF 02-16 and implemented a policy of considering all cooperative advertising arrangements and other vendor allowances to be a reduction of product costs, unless we are specifically required to substantiate costs incurred to the vendor and do so in the normal course of business.

      For fiscal 2002 and fiscal 2001, vendor allowances totaling approximately $19.2 million and $20.0 million, respectively, were classified as a reduction to advertising expense (in operating and administrative expense) rather than as a reduction to cost of sales as currently required by EITF 02-16. The following table adjusts the amounts reported for cost of sales, gross margin and operating and administrative expenses from fiscal 2002 and fiscal 2001 to be comparable with current requirements of EITF 02-16:

	Fiscal 2002		Fiscal 2001

		Adjusted for		Adjusted for
	As Reported	EITF 02-16	As Reported	EITF 02-16

	($ in thousands)
Cost of sales	806,461	787,277	790,585	770,583
Cost of sales, percent to sales	53.5%	52.3%	55.0%	53.6%
Gross profit	700,185	719,369	648,000	668,002
Gross profit, percent to sales	46.5%	47.7%	45.0%	46.4%
Operating and administrative expense	597,656	616,840	609,333	629,335
Operating and administrative expense, percent to sales	39.7%	40.9%	42.4%	43.7%

      The change in accounting principle had no impact on cash flow. We do not expect EITF 02-16 to have a material impact on our future net income.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement was effective for contracts entered into or modified after June 30, 2003. The adoption of this statement did not have an impact on our financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The standard improves the accounting for certain financial instruments that, under previous guidance, companies could account for as equity. The standard requires that those instruments be classified as liabilities in statements of financial position. This standard was effective for interim periods beginning after June 15, 2003. The adoption of this standard did not have an impact on our financial statements.

INDUSTRY

General

      We compete in the approximately $112.0 billion U.S. automotive aftermarket industry, $79.7 billion of which includes replacement parts, accessories, maintenance items, batteries and automotive fluids for cars and light trucks. The car and light vehicle portion of the industry is comprised of the $19.7 billion DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, and the $60.0 billion DIFM market, which is comprised of auto repair professionals, fleet owners, governments and municipalities. From 1997 to 2002, the DIY market grew at a compound annual rate of 3.9% and the DIFM market grew at a 4.1% compound annual rate.

Competition

      Although the number of competitors and level of competition vary by market and there has been significant consolidation in recent years, both the DIY and DIFM markets are highly fragmented and generally very competitive. Our primary competitors include national and regional automotive parts chains, and discount stores and mass merchandisers that carry automotive products. Since 1990, specialty automotive parts retailers have expanded their market share of DIY sales. The table below illustrates this change in market share among select outlets from 1994 to 2002:

Outlet	1994	2002

Specialty automotive parts retailers	31.6%	42.9%
Discount stores/mass merchandisers	28.2	20.9
Jobbers	22.7	20.3
Other	17.5	15.9

Source: Lang Marketing Resources, Inc.

Industry Trends

      We believe that the U.S. automotive aftermarket is characterized by stable demand and is growing because of increases in the:

•	Size and Age of the Country’s Automotive Fleet

The number of vehicles in use in the U.S. has grown in every year since 1992, primarily as a result of the steady annual increases in new light vehicle sales. In addition, the average age of light vehicles in use continues to increase. From 1992 to 2002, the average age of cars in use grew from 8.1 years to 9.4 years, while the average age of light trucks in use remained constant at 8.4 years. In the Western United States, where we primarily operate, the average age of domestic cars in use was 10.8 years in 2000 according to

Lang Marketing Resources, Inc. The aging of the light vehicle population benefits the automotive aftermarket industry because older vehicles tend to require more maintenance and repair.

	New Sales						Average Age
	(millions)			Vehicles in Use (millions)			(Years)

		Light			Light			Light
	Cars	Trucks	Total	Cars	Trucks	Total	Cars	Trucks

1992	8.2	4.7	12.9	120.3	53.8	174.1	8.1	8.4
1993	8.5	5.4	13.9	121.1	56.6	177.7	8.3	8.4
1994	9.0	6.1	15.1	122.0	60.4	182.4	8.4	8.6
1995	8.6	6.1	14.8	123.2	63.5	186.7	8.5	8.4
1996	8.5	6.6	15.1	124.6	66.5	191.1	8.6	8.4
1997	8.3	6.9	15.2	124.7	68.4	193.1	8.7	8.3
1998	8.2	7.4	15.6	126.0	71.0	197.0	8.9	8.3
1999	8.8	8.2	17.0	126.9	74.4	201.3	9.1	8.5
2000	9.0	8.4	17.4	127.7	77.6	205.3	9.1	8.5
2001	8.7	8.5	17.2	128.7	80.5	209.2	9.3	8.4
2002	8.3	8.5	16.8	129.9	83.6	213.5	9.4	8.4

Source: AAIA Aftermarket Factbook

•	Percentage of the Total Light Vehicle Fleet Represented by Light Trucks

The growth of light trucks sold, including SUVs, has significantly surpassed the growth of cars sold in the U.S. over the last ten years. From 1993 to 2002, light trucks sold grew at a compound annual rate of 5.2%, while cars sold declined at a compound annual rate of 0.3% over the same period. As a result of this pattern, the percentage of the total light vehicle sales represented by light trucks has increased from 38.8% in 1993 to 50.6% in 2002. This trend is beneficial to the automotive aftermarket industry because light trucks typically require more maintenance and repair work than cars. According to Lang Marketing Resources, Inc., in 2002, each light truck generated an average of $465 of aftermarket product purchases versus $314 of such purchases generated per car.

•	Number of Miles Driven Annually per Vehicle

      The number of miles driven annually has steadily increased from 1992 to 2002 resulting in increased wear and tear on vehicles and thus increased vehicle maintenance requirements. Generally, automotive parts are replaced out of necessity, and while maintenance expenditures can be postponed, eventually most vehicles require repairs and servicing. One factor influencing this trend is the increasing percentage of the total vehicle fleet being represented by light trucks, as light trucks tend to be driven harder and for more miles over their lifetimes.

Annual Miles Driven in the U.S.

	Miles

	Cars and	All
	Light Trucks	Vehicles

	(In billions)
1992	2,088	2,247
1993	2,131	2,297
1994	2,181	2,358
1995	2,228	2,423
1996	2,287	2,482
1997	2,354	2,560
1998	2,418	2,625
1999	2,470	2,691
2000	2,523	2,747
2001	2,557	2,781
2002	N/A	2,829

Sources: AAIA Aftermarket Factbook and U.S. Department of Transportation

•	Number of Licensed Drivers

      From 1992 to 2002, the number of licensed drivers in the U.S. increased from 173.1 million to 197.2 million. As the number of licensed drivers continues to grow, we believe that an increasing amount of the demand for vehicles will be met from the used vehicle population. This should result in more miles driven for used vehicles and thus more necessary maintenance and repairs.

Licensed Drivers in the U.S.

Licensed
Drivers

(In millions)
1992	173.1
1993	173.1
1994	175.4
1995	176.6
1996	179.5
1997	182.7
1998	185.0
1999	187.2
2000	190.6
2001	191.2
2002	197.2

Source: U.S. Department of Transportation

•	Number of Cars Coming Off Warranty, Particularly Leased Vehicles

From 1998 through 2002, a total of 84.0 million new light vehicles have been sold and an additional 19.0 million light vehicles have been leased in the United States. As warranties for these light vehicles expire, particularly for leased vehicles, which we believe are often under-maintained, automotive parts retailers should be well positioned to benefit from the needs of owners to either service their own vehicles or have them professionally serviced.

Number of Leased Vehicles

Leased
Vehicles

(in millions)
1993	1.9
1994	2.5
1995	2.6
1996	3.0
1997	3.4
1998	3.6
1999	4.4
2000	4.2
2001	3.6
2002	3.2

Source: AAIA Aftermarket Factbook

BUSINESS

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of February 1, 2004 we operated 1,114 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 411 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 226 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 477 stores primarily in California.

      We offer a broad selection of national brand name, private-label and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,290 square feet in size and typically offer a store specific mix averaging approximately 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of 32 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

      We serve both the do-it-yourself (DIY) and the commercial installer, or do-it-for-me (DIFM), markets. The DIY market, which is comprised of consumers who typically repair and maintain vehicles themselves, is the foundation of our business. Sales to the DIY market represented approximately 83% of our net sales for fiscal 2003. The DIFM market is comprised of auto repair professionals, fleet owners, governments and municipalities and accounted for over 75% of the annual sales in the U.S. automotive aftermarket industry in 2003, according to statistics published by Lang Marketing Resources, Inc. Sales to the DIFM market represented approximately 17% of our net sales for fiscal 2003. In 1994, we began targeting the DIFM market to leverage our existing store base, fixed costs, and inventory and in-store personnel. We believe we are well positioned to effectively and profitably further penetrate the highly fragmented DIFM market because of our sales force dedicated to DIFM customers, experienced in-store sales associates, level of customer service, conveniently located stores, efficient depot delivery network, attractive pricing, and ability to provide timely availability of a broad selection of national brand name products.

Competitive Strengths

We believe that our competitive strengths include the following:

Leading Market Position in the Western United States. We are the largest specialty retailer of automotive parts and accessories in the Western United States and have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. Research conducted by a third party market research company indicates that, on an aggregate basis for our key markets, we have better brand name recognition than our major competitors. We believe that this is due to the long operating history of our stores, our advertising and marketing programs, the breadth of our product selection and our reputation for superior customer service.

As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies due to economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.

Focus on Customer Service. Our promise of “G.R.E.A.T.” service, our internally developed customer service initiative, has been well received. Recruiting, training and retaining high quality sales associates are a major component of our focus on customer service. Our training programs and incentives encourage our sales associates to develop technical expertise, which enables them to effectively advise customers on product selection and use. We have an average of two Automotive Society of Engineers, or ASE, certified mechanics per store. Research conducted by a third party market research company indicates that, on an aggregate basis for our key markets, consumers rate our sales associates as “the most knowledgeable and helpful” more frequently than those of our major competitors. To further satisfy our customers’ needs, we also offer free testing of certain parts, “no hassle” return policies, electronically maintained warranties and a customer service call center.

Timely Availability of a Broad Selection of Brand Name Products. Our stores typically offer a store specific mix of approximately 18,000 SKUs. We also operate a highly efficient network of 32 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores. While our stores also stock high quality generic products that appeal to our value conscious customers, we feature a broad selection of national brand name products that help generate customer traffic and have strong consumer appeal, particularly in the DIFM market.

Sophisticated Store-Level Information and Distribution Systems. In recent years, we have made significant investments in sophisticated store-level information systems and warehouse and distribution systems in order to more effectively manage our inventory and increase the availability of products to our customers. Our sophisticated inventory management systems provide inventory movement forecasting based on history, trends and seasonality. Our systems have enhanced our ability to predict the size and timing of product requirements by closely monitoring service level goals, vendor lead times and cost of inventory assumptions. Our store level replenishment system generates orders based upon store on-hand and store model stock quantities. Store model stock quantities are determined by an automatic model stock adjustment system that utilizes historical sales patterns, seasonality and store presentation requirements. We also maintain a store specific precision pricing program that seeks to optimize margins while maintaining price competitiveness. Our fully integrated warehouse and distribution network and our 32 strategically located depots, which operate using state-of-the-art technology, have allowed us to significantly improve distribution efficiency. In addition, these investments have allowed us to both improve our in-stock inventory levels and reduce delivery costs and times for products.

Profitable Commercial Sales Program. We are well positioned to effectively service our DIFM customers, who typically require convenient locations, a higher level of customer service and timely availability of brand name products. Beginning in 1996, we significantly increased our marketing efforts to the DIFM market, added sales personnel dedicated to our DIFM customers, increased the breadth and depth of our product selection and improved and expanded our distribution systems. This has enabled us to add significant sales volume to each of our stores with minimal incremental cost. We currently operate DIFM sales centers in 563 stores and DIFM sales have grown from $89.6 million, or approximately 11%, of net sales in fiscal 1996 to $260.8 million, or approximately 17%, of net sales in fiscal 2003. Our commercial sales program growth has increased the sales base for participating stores, created improved efficiencies and allowed us to enhance the product selection for our DIY customers.

Highly Experienced and Proven Management Team. An innovative management team with a wealth of automotive aftermarket and retail industry experience leads us. Maynard Jenkins, our Chairman and Chief Executive Officer, has served in his current position since January 1997 and has 38 years of retail management experience, including 17 years as a Chief Executive Officer. Martin Fraser, our President and Chief Operating Officer, has been with us for 26 years, serving in a number of key positions prior to his current role, including Executive Vice President — Merchandising, Distribution and Commercial and Sr. Vice President — Merchandising, Transportation, Replenishment and Marketing. Our senior management team averages over 28 years of retail industry experience. We believe the strength and experience of our management team has enabled us to deliver exceptional operating and financial results and to emerge as a leader in our highly competitive industry.

Business Strategy

Our business strategy includes the following key elements:

Drive Customer Traffic and Increase Sales Base. Our marketing and merchandising strategy is designed to drive customer traffic and build market share. Our strategy is to make available to our customers one of the broadest selections of quality brand name products on a timely basis in order to maximize customer satisfaction and generate loyal repeat customers. We also strive to be the industry leader in introducing new and innovative product offerings, supported by our 52-week promotional print advertising programs. We offer our products at competitive prices, in conveniently located and attractively designed stores. Our advertising programs are specifically tailored to target our various customer constituencies for maximum appeal and effectiveness.

Our pricing philosophy is that we should not lose a customer because of price. Our pricing strategy is to offer everyday low prices at each of our stores. As a result, we closely monitor our competitors’ pricing levels through our precision pricing program, which analyzes prices at the store level rather than at the market or chain level. This initiative enables us to establish pricing levels at each store based upon that store’s local market competition. Our entry-level products offer excellent value by meeting standard quality requirements at low prices. In addition, our sales associates are encouraged to offer alternative products at slightly higher price points. These products typically provide extra features, improved performance, an enhanced warranty, or are nationally branded items.

Grow Our Commercial Sales Business. We intend to grow our DIFM business and to increase our market share by providing a high level of customer service to our existing customers and by using our dedicated DIFM sales force to aggressively market to potential new customers in different sectors of the commercial market, including independent repair garages, national repair shops, fleet owners and municipalities. By leveraging our existing store network, we believe we can increase store-operating profits as we expand our DIFM sales.

Focus on Customer Service. We aim to provide the highest level of customer service in our industry to generate repeat business by, among other things, staffing our stores with well trained associates, including an average of two ASE certified technicians per store, which allows us to provide high quality diagnostic support. Another integral part of our focus on customer satisfaction includes utilizing our sophisticated product distribution and store-level systems to provide our customers with a broad selection of parts and accessories on a timely basis.

Accelerate Growth of Hispanic Customer Base. Long-term upward trends in the Hispanic population, particularly in key markets in the Southwest and California, present an opportunity for increased sales and market share. We have implemented a Hispanic marketing initiative using Spanish language media and marketing messages to focus on this growing market segment. Seventeen of our key markets are currently included in the program.

Continue to Improve Profitability and Cash Flow. We continually review our operations in order to ensure that we are optimally allocating our resources and have an appropriate cost structure that will enable us to grow our net sales, profitability and free cash flow. We generated significant cash flows in fiscal 2002 and 2003, enabling us to reduce debt from $670.8 million at the end of fiscal 2001 to $520.3 million at February 1, 2004. This was due largely to our improved profitability, which was fueled by strong comparable store sales, and by improving our gross margins and successfully leveraging our operating and administrative costs.

Store Operations

      Our stores are divided into nine geographic regions: Southwest, Rocky Mountain, Northwest, Northern Plains, Southern California, Coastal California, Bay Area, Los Angeles, and Northern California. A regional manager, each of whom oversees seven to 11 district managers, administers each region. Each of our district managers has responsibility for between eight and 19 stores.

      The table below sets forth, as of February 1, 2004 the geographic distribution of our stores and the trade names under which they operate.

	Checker Auto	Schuck’s Auto		Company
	Parts	Supply	Kragen Auto Parts	Total

California	1	2	463	466
Washington	—	144	—	144
Arizona	103	—	—	103
Colorado	68	—	—	68
Minnesota	57	—	—	57
Oregon	—	46	—	46
Utah	38	—	—	38
Nevada	21	—	14	35
Wisconsin	32	—	—	32
Idaho	8	23	—	31
New Mexico	28	—	—	28
Texas	14	—	—	14
Alaska	—	11	—	11
Montana	10	—	—	10
Wyoming	10	—	—	10
Hawaii	9	—	—	9
North Dakota	7	—	—	7
South Dakota	4	—	—	4
Michigan	1	—	—	1

Total	411	226	477	1,114

      Our stores are generally open seven days a week, with hours from 8:00 a.m. to 9:00 p.m. (9:00 a.m. to 6:00 p.m. on Sundays). The average store employs approximately 10 to 20 employees, including a store manager, two assistant store managers and a staff of full-time and part-time employees.

Store Formats

      Approximately 63% of our stores are freestanding, with the balance principally located within strip shopping centers. The stores, which range in size from 2,600 to 24,000 square feet, average approximately 7,300 square feet in size and offer a store specific mix of approximately 18,000 SKUs.

      We have three prototype store designs, which are 6,000, 7,000 and 8,000 square feet in size. The store size for a given new location is selected generally based upon sales volume expectations determined through demographics and the detailed market analysis that we prepare as part of our site selection process. The following table categorizes our stores by size, as of February 1, 2004:

Number
of
Store Size	Stores

10,000 sq. ft. or greater	106
8,000 — 9,999 sq. ft	207
6,000 — 7,999 sq. ft	534
5,000 — 5,999 sq. ft	191
Less than 5,000 sq. ft	76

1,114

      Approximately 85% to 90% of the square footage in each store is selling space, of which approximately 40% to 50% is dedicated to automotive replacement parts inventory. The replacement parts inventory area is staffed with knowledgeable parts personnel and is equipped with our electronic parts catalog. The remaining selling space contains gondolas for accessories and maintenance items, including oil and air filters, additives, waxes and other items, together with specifically designed shelving for batteries and, in many stores, oil products.

Real Estate Strategy

      Our real estate strategy is focused on our existing or contiguous markets and includes:

•	opening new stores;

•	relocating under-performing stores with expiring leases to better locations; and

•	expanding selected stores.

      Our market strategy group, which is a part of our real estate department, utilizes a sophisticated, market-based approach that identifies and analyzes potential store locations based on detailed demographic and competitive studies. These demographic and competitive studies include analysis of population density, growth patterns, age, per capita income, vehicle traffic counts and the number and type of existing automotive-related facilities, such as automotive parts stores and other competitors within a pre-determined radius of the potential new location. These potential locations are compared to our existing locations to determine opportunities for opening new stores and relocating or expanding existing stores.

      The following table sets forth our store development activities during the periods indicated:

	Fiscal Year

	2001	2002	2003

Beginning stores	1,152	1,130	1,109
New stores	10	12	18
Relocated stores	13	5	7
Closed stores (including relocated stores)	(45)	(38)	(20)

Ending stores	1,130	1,109	1,114

Expanded stores	2	1	2
Total new, relocated and expanded stores	25	18	27

      We expect to open, relocate or expand approximately 45 stores in fiscal 2004.

Store Merchandising

      Our store merchandising program, which classifies our product mix into 120 separate categories, is designed to determine the optimal inventory mix at each individual store based on that store’s historical sales. We believe that we can improve store sales, gross profit margin and inventory turnover by tailoring individual store inventory mix based on historical sales patterns for each of the 120 product categories. As part of our PEP in fiscal 2001, we completed a comprehensive review of slower-selling items that met neither current return criteria nor our objective for inventory turns. This review resulted in the elimination of certain merchandise, and the transfer of certain goods to stores that turn the merchandise satisfactorily.

Purchasing

      Merchandise is selected from over 300 suppliers and purchased for all stores by personnel at our corporate headquarters in Phoenix, Arizona. No one class of product and no single supplier accounted for as much as 10% of our purchases in fiscal 2003.

      Our inventory management systems include the E-3 Trim Buying System, which provides inventory movement forecasting based upon history, trend and seasonality. Combined with service level goals, vendor lead times and cost of inventory assumptions, the E-3 Trim Buying System determines the timing and size of purchase orders. Approximately 90% of the dollar values of transactions are sent via electronic data interchange, with the remainder being sent by a computer facsimile interface. Our store replenishment system generates orders based upon store on-hand and store model stock. This includes an automatic model stock adjustment system utilizing historical sales, seasonality and store presentation requirements. We also can allocate seasonal and promotional merchandise based upon a store’s history of prior promotional and seasonal sales.

      Our stores offer products with nationally recognized, well-advertised brand names, such as Armor All, Autolite, Castrol, Dayco, Fel Pro, Fram, Havoline, Mobil, Monroe, Pennzoil, Prestone, Quaker State, RayBestos, Stant, Sylvania, Turtle Wax and Valvoline. In addition to brand name products, our stores carry a wide variety of high quality, private label and generic products. Because nationally recognized manufacturers that produce similar brand name products that enjoy a high degree of consumer acceptance produce most of our generic products, we believe that our generic products are of a quality that is comparable to such brand name products.

Commercial Sales Program

      In addition to our primary focus on serving the do-it-yourself consumer, we have significantly increased our marketing directed at the commercial or DIFM customer in the automotive replacement parts market. The commercial or DIFM market constitutes in excess of 75% of the annual sales in the automotive aftermarket and is currently growing at a faster rate than the do-it-yourself market. Our commercial sales program, which is intended to facilitate penetration of this market, is targeted toward professional mechanics, auto repair shops, auto dealers, fleet owners, mass and general merchandisers with auto repair facilities and other commercial repair outlets located near our stores.

      We have made a significant commitment to this portion of our business and upgraded the information systems capabilities available to the commercial sales group. In addition, we employ one district sales manager for approximately every five stores with a commercial sales center. This district sales manager is responsible for servicing existing commercial accounts and developing new commercial accounts. In addition, at a minimum, each commercial sales center has a dedicated in-store salesperson, driver and delivery vehicle.

      We believe we are well positioned to effectively and profitably service commercial customers, who typically require a higher level of customer service and broad product availability. Primarily jobbers have traditionally serviced the commercial market. Recently, however, automotive specialty retailing chains, such as us, have entered the commercial market. The chains typically have multiple locations in given market areas and maintain a broad inventory selection. We believe we have significant competitive advantages in servicing the commercial market because of our experienced sales associates, conveniently located stores, attractive pricing and ability to consistently deliver a broad product offering with an emphasis on national brand names.

      As of February 1, 2004, we operated commercial service centers in 563 of our stores. Our sales to commercial accounts (including sales by stores without commercial service centers) decreased 0.7% to $260.8 million in fiscal 2003 from $262.8 million in fiscal 2002. On a comparable store basis, commercial sales increased 4.8% in fiscal 2003 over fiscal 2002.

Advertising

      We support our marketing and merchandising strategy primarily through print advertising, in-store promotional displays and radio and television advertising. The print advertising consists of color circulars that are produced by our in-house advertising department. We also advertise on radio, television and billboards primarily to reinforce our image and name recognition. Television advertising is primarily targeted to sports programming and radio advertising is primarily aired during commuting hours. Advertising efforts include Spanish language television and radio as well as bilingual store signage. In-store signs and displays are used to promote products, identify departments, and to announce store specials. We also sponsor two National Hot Rod Association (“NHRA”) Funny Cars and have been designated the Official Auto Parts Store of the NHRA. Our web sites on the Internet include the following:

•	http://www.cskauto.com;

•	http://www.checkerauto.com;

•	http://www.schucks.com;

•	http://www.kragen.com;

•	http://www.identifix.com; and

•	http://www.autoshop-online.com.

Diagnostic Maintenance Repair Services

      Through our subsidiary, Automotive Information Systems, Inc. (“AIS”), we provide diagnostic vehicle repair information to automotive technicians, automotive replacement parts manufacturers, automotive test equipment manufacturers, and to DIY consumers. This allows us to provide DIY, DIFM, and Internet customers with high quality diagnostic information in order to assist them with correctly identifying problems and efficiently obtaining the parts they need.

      AIS was founded in 1987 and markets its products and services under the brand name IDENTIFIX. These products and services include:

•	technical hotlines serving more than 10,000 automotive shops;

•	the RepairTrac Service Bulletin;

•	on-line diagrams containing over 50,000 wiring diagrams;

•	consulting services to automotive manufacturers; and

•	consumer services provided through our worldwide web sites.

      AIS has evolved into one of the leading sources of knowledge about where and how vehicles break, and how to correctly repair those vehicles. This extensive automotive knowledge comes from: (1) more than 250,000 calls received annually from technicians seeking diagnostic assistance for vehicle repair; (2) our staff of over 30 Master Technicians; and (3) a comprehensive on-site library of factory vehicle service information. In AIS’s 15 years of operation, it has developed a customer base of more than 10,000 repair shops by providing efficient and accurate information resources for automotive diagnostics and repair. We are currently considering alternatives that will allow us to maximize the potential value of AIS without significantly increasing our capital commitment. Possibilities considered have included joint ventures or a sale in a manner that would allow us to retain certain of the attributes of AIS we deem most valuable to our business.

Associates

      As of February 1, 2004, we employed approximately 8,600 full-time associates and approximately 4,970 part-time associates. Approximately 86% of our personnel are employed in store level operations, 8% in distribution and 6% in our corporate headquarters, including our call center and priority parts operation.

      We have never experienced any material labor disruption and believe that our labor relations are good. Except for a limited number of associates located at certain stores in the Northern California market, who have been represented by a union for many years, none of our personnel are represented by a labor union.

      CSK Tech, our sales associate development program, is dedicated to the continuous education of store associates through structured on-the-job training and formal classroom instruction. The curriculum focuses on four areas of the associates’ development:

•	customer service skills;

•	basic automotive systems;

•	advanced automotive systems; and

•	management development.

      Much of the training is delivered through formal classes in training centers that are fully equipped with the same systems as are in our stores. We believe that our training programs enable sales associates to provide a high level of service to a wide variety of customers ranging from less knowledgeable do-it-yourself consumers to more sophisticated purchasers requiring diagnostic advice. We also provide continuing training programs for store managers and district managers designed to assist them in increasing store-level efficiency and improving their potential for promotion. In addition, we require periodic meetings of district and store managers to facilitate and enhance communications within our organization. Many of our current associates have passed the ASE-P2 test, a nationally recognized certification for auto parts technicians.

Competition

      We compete in both the DIY and DIFM markets of the automotive aftermarket industry, which is highly fragmented and generally very competitive. We compete primarily with national and regional retail automotive parts chains (such as AutoZone, Inc. and The Pep Boys — Manny, Moe and Jack, Inc.), wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations, such as NAPA), automobile dealers, and discount stores and mass merchandisers that carry automotive replacement parts, maintenance items and accessories (such as Wal-Mart Stores, Inc.). As the largest specialty retailer of automotive parts and accessories in the Western United States, we believe we have certain competitive advantages over smaller retail chains and independent operators. These advantages include: (1) our brand name recognition as a trusted source of automotive parts and accessories, (2) our ability to make available a broad selection of products on a timely basis, (3) marketing and distribution efficiencies achieved from economies of scale, and (4) our advanced store level information and distribution systems, which are the result of our significant investments in recent years. We also believe that we enjoy a competitive advantage over mass merchandisers due to our focus on automotive parts and accessories and our knowledgeable sales associates.

      The principal competitive factors that affect our business are store location, customer service, product selection, availability, quality and price. While we believe that we compete effectively in our various markets, certain competitors are larger in terms of number of stores and sales volume, have greater financial and management resources and have been operating longer in certain geographic areas.

Trade Names, Service Marks and Trademarks

      We have the right to exclusively use the tradename Checker nationwide in connection with the automotive parts retailing business pursuant to a settlement and use agreement with the owner of the federal registration for such trademark. We own and have registered the service mark “Schuck’s®” with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. We expect to file a renewal for this mark prior to June 30, 2005, based on its current expiration date. We have common law rights to use the tradename Kragen in connection with the automotive parts retailing business. In addition, we own and have registered numerous trademarks with respect to many of our private label products and advertising and marketing strategies. We believe that our various tradenames, service marks and trademarks are important to our merchandising strategy, but that our business is not otherwise dependent on any particular service mark, tradename or trademark. There are no infringing uses known by us that materially affect the use of such marks.

Warehouse and Distribution

      Our warehouse and distribution system utilizes bar coding, radio frequency scanners and sophisticated conveyor and put-to-light systems. We instituted engineered labor standards and incentive programs in each of our distribution centers, which have contributed to improved labor productivity. Each store is currently serviced by one of our three main distribution centers, with the regional distribution centers handling bulk materials, such as oil. All of our merchandise is shipped by vendors to our distribution centers, with the exception of batteries, which are shipped directly to stores by the vendor. We have sufficient warehouse and distribution capacity to meet the requirements of our expected growth plans for the foreseeable future.

Seasonality

      Our business is somewhat seasonal in nature, with the highest sales occurring in the months of June through October (overlapping our second and third fiscal quarters). In addition, our business is affected by weather conditions. While unusually severe or inclement weather tends to reduce sales, as our customers are more likely to defer elective maintenance during such periods, extremely hot and cold temperatures tend to enhance sales by causing auto parts to fail and sales of seasonal products to increase.

Properties

      The following table sets forth certain information concerning our principal leased facilities as of February 1, 2004:

				Number
			Square	of Stores
Primary Use	Location	Area Served	Footage	Served

Corporate office(1)	Phoenix, AZ	All	114,691	—
Distribution center(2)	Dixon, CA	California, Nevada, Washington, Oregon, Idaho, Montana, Wyoming, Alaska, Hawaii	325,500	516
Distribution center(2)	Phoenix, AZ	Arizona, Colorado, Idaho, Nevada, New Mexico, California, Texas, Utah	273,520	497
Office, warehouse and distribution center	Mendota Heights, MN	Minnesota, North Dakota, South Dakota, Wisconsin, Michigan	125,000	100
Regional distribution center	Auburn, WA	Washington, Oregon, Idaho, Alaska	160,087	199
Regional distribution center	Aurora, CO	Colorado, Wyoming, South Dakota	34,800	69

				Number
			Square	of Stores
Primary Use	Location	Area Served	Footage	Served

Regional distribution center	Salt Lake City, UT	Colorado, Utah, Idaho, Wyoming, Montana, Oregon	60,000	77
Regional distribution center	Commerce, CA	California	75,000	207

(1)	This facility is owned by an entity that until November 2002 was an affiliate of ours.

(2)	Subject to time period and other restrictions, we have the ability to expand the Phoenix distribution center by approximately 80,000 square feet and the Dixon distribution center by 160,000 square feet should the need arise.

      At February 1, 2004, all but one of our stores were leased. The expiration dates (including renewal options) of the store leases are summarized as follows:

Years	Number of Stores

2004 — 2005	30
2006 — 2008	48
2009 — 2010	63
2011 — 2020	420
2021 — 2030	480
2031 — thereafter	72

1,113

Legal Proceedings

      During the third quarter of fiscal 2003, we received notification from the State of California Board of Equalization (the “Board”) of an assessment for approximately $1.2 million for sales tax and approximately $0.6 million for related interest based on the Board’s audit findings for the tax periods of October 1997 through September 2000. During this time period, we refunded the sales tax associated with battery cores to customers who returned a battery core to our stores. The Board believes that the sales tax associated with the battery cores should have been remitted to the taxing authority rather than refunded to the customers. Based on the Board’s position, we could be responsible for the sales tax and related interest associated with this matter for the audited periods of October 1997 through September 2000, plus the additional unaudited time period through December 2002, when we changed our business practices in this area.

      We believe that we have a strong basis under California law for disputing the payment of this assessment and have filed a Petition for Redetermination with the Board. Our practices through December 2002 relative to the handling of taxes on battery cores had been consistent for over a decade, and it is our position that our consistent treatment of battery core charges, together with prior tax audits and tax auditors’ written commentary concerning our handling of such charges, permits us to rely upon precedent set in prior audits. Reliance on prior audits is a position that is supportable under California law. We also have other defenses, and intend to vigorously defend our position with regard to this matter. A liability for the potential sales tax and related interest payments has not been recorded in our consolidated financial statements.

      We currently and from time to time are involved in other litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. The damages claimed in some of this litigation are substantial. Based on internal review, we accrue reserves using our best estimate of probable and reasonably estimable contingent liabilities. We do not currently believe that any of the legal claims, individually or in the aggregate, will result in liabilities material to our consolidated financial position, results of operations or cash flows.

Environmental Matters

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. For example, under environmental laws, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous substances in soil or groundwater. Such laws often impose joint and several liability and liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

      At some of our acquired locations, automobiles are serviced in automotive service facilities that we sublease to third parties. As a result of investigations undertaken in connection with such acquisitions, we are aware that soil or groundwater may be contaminated at some of these properties. Although there can be no assurance, based on current information and, in some cases, indemnities we obtained from the former operators of these facilities, we believe that any such contamination will not result in any liabilities that would have a material adverse effect on our financial position, results of operations or cash flows.

      As part of our operations, we handle hazardous materials in the ordinary course of business and our customers may bring hazardous materials onto our property in connection with, for example, our oil recycling program. We currently provide a recycling program for batteries and for the collection of used lubricants at certain of our stores as a service to our customers pursuant to agreements with third-party vendors. The batteries and used lubricants are collected by our associates, deposited into vendor-supplied containers/pallets and then disposed of by the third-party vendors. In general, our agreements with such vendors contain provisions that are designed to limit our potential liability under applicable environmental regulations for any damage or contamination that may be caused by the batteries and lubricants to off-site properties (including as a result of waste disposal) and to our properties, when caused by the vendor.

      Compliance with environmental laws and regulations has not had a material impact on our operations to date, but there can be no assurance that future compliance with such laws and regulations will not have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

      The following table sets forth the name, age as of April 24, 2004, and position of our executive officers and the members of our board of directors. Below the table appears a brief account of each executive officer’s or director’s business experience. Our directors are directors of both CSK Auto Corporation and CSK Auto, Inc.

Name	Age	Position

Maynard L. Jenkins, Jr.	61	Chairman of the Board and Chief Executive Officer
Martin Fraser	49	President and Chief Operating Officer
Dale Ward	54	Executive Vice President — Commercial Operations
Larry Buresh	59	Senior Vice President and Chief Information Officer
Larry Ellis	49	Senior Vice President — Logistics
Lon Novatt	43	Senior Vice President, Chief Administrative Officer and General Counsel
Don Watson	48	Senior Vice President and Chief Financial Officer
James G. Bazlen	54	Director
Morton Godlas	81	Director
Terilyn A. Henderson	47	Director
Charles K. Marquis	61	Director
Charles J. Philippin	54	Director
William A. Shutzer	57	Director

      Maynard L. Jenkins, Jr. became our Chairman of the Board and Chief Executive Officer in January 1997. Prior to joining us, Mr. Jenkins served for ten years as President and Chief Executive Officer of Orchard Supply Hardware, a specialty retailer with sixty-five stores in California that was acquired by Sears, Roebuck & Co. Mr. Jenkins’ thirty-eight years of retail management experience also includes two years as President and Chief Operating Officer of Pay “N’ Save and fifteen years at Gemco where, among other positions, he was Vice President and General Merchandise Manager.

      Martin Fraser became our President and Chief Operating Officer in April 2000. Prior to this assignment, Mr. Fraser served as Executive Vice President — Merchandising, Distribution and Commercial. Mr. Fraser began his career with the Company twenty-six years ago and has served the Company in several executive positions including Sr. Vice President — Merchandising, Transportation, Replenishment, and Marketing.

      Dale Ward became our Executive Vice President — Commercial Operations in October 2001, following service as Senior Vice President — Store Operations since March 1997. Prior to that, Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993, and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.

      Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company.

      Larry Ellis became our Senior Vice President — Logistics in April 2002. Prior to that, Mr. Ellis served as Vice President — Distribution, Transportation, Priority Parts and Replenishment. Mr. Ellis began his career with the Company twenty-eight years ago and has served the Company in several middle and senior management positions.

      Lon Novatt became our Senior Vice President, Chief Administrative Officer and General Counsel in April 2002. Prior to that, Mr. Novatt served as Senior Vice President — Real Estate and General Counsel since June 1997. Prior to that, Mr. Novatt was our Vice President — Legal and General Counsel since December 1995. Mr. Novatt also served as our Secretary from December 1995 to February 2004. From March 1994 to November 1995, Mr. Novatt was Senior Counsel for Broadway Stores, Inc., a department store chain. From October 1985 to February 1994, Mr. Novatt was with the Los Angeles law firm of Freeman, Freeman & Smiley where he was a partner from January 1992 to February 1994.

      Don Watson became our Senior Vice President and Chief Financial Officer in December 1997. Since joining the Company in July 1989, Mr. Watson served the Company in various other executive positions, including Vice President — Finance, Treasurer and Controller.

      James Bazlen became one of our directors in July 1994. Mr. Bazlen previously served as one of our directors from November 1989 to June 1992. Mr. Bazlen served as our President and Chief Operating Officer from July 1994 until his retirement from day-to-day operations in April 2000 and continues to provide services to us on specific projects. Prior to July 1994, Mr. Bazlen served the Company in various executive positions since April 1991, including Senior Vice President, Vice Chairman and Chief Financial Officer. Prior to that, Mr. Bazlen served as Senior Vice President of The Trump Group, a private investment group, from March 1986. Prior to joining The Trump Group in 1986, Mr. Bazlen served in various executive positions with General Electric Company and GE Capital for thirteen years.

      Morton Godlas became one of our directors in October 1998. Mr. Godlas has been a consultant to the retail industry since retiring from Lucky Stores, Inc. in 1982 as a Corporate Senior Vice President. During his tenure with Lucky Stores, which owned both the Kragen Auto Supply and Checker Auto store chains now owned by the Company, the presidents of both Kragen and Checker reported to Mr. Godlas. Prior to his service with Lucky Stores, Mr. Godlas held various executive positions with Gemco over a twelve-year period.

      Terilyn A. Henderson became one of our directors in April 2002. She was formerly with McKinsey & Company, Inc. for twelve years, the last six of which she served in a partnership capacity. While at McKinsey, Ms. Henderson was a co-leader of the Americas Consumer Industries practice, serving clients primarily concerning retail strategy and growth issues. Ms. Henderson has published and spoken on the particular challenges of growth for U.S. retailers. She also was a co-founder of the Global Nonprofit Practice, and led its North American Environmental sector. Ms. Henderson is a director and member of the Executive Committee of the Massachusetts Audubon Society.

      Charles K. Marquis became one of our directors in April 1999. He has been a senior advisor to Investcorp or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher LLP, and our primary outside counsel. Mr. Marquis is also a director of Tiffany & Co., Inc.

      Charles J. Philippin originally became one of our directors in October 1996. He resigned from the board in April 2000 and was reappointed in January 2004. From June 2002, Mr. Philippin has been a principal of GarMark Advisors, LLP, and a mezzanine investment firm. Prior to that, he was Chief Executive Officer of On-Line Retail Partners, an internet software company. He has also served as a member of the management committee of Investcorp, an international investment firm, and was the National Director of Merger & Acquisitions for Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP). Mr. Philippin is also a director of Competitive Technologies, Inc. and Samsonite Corporation.

      William A. Shutzer became one of our directors in December 2003. Mr. Shutzer, presently a private investor and a financial consultant to Lehman Brothers, had been a Managing Director in the Private Equity Group at Lehman Brothers Inc. from October 2000 until December 2003. He previously served as a Partner in Thomas Weisel Partners LLC, a merchant-banking firm, from 1999 through 2000, and held senior executive positions at ING Baring Furman Selz LLC from 1998 through 1999 and Furman Selz Inc. from 1994 through 1997. Mr. Shutzer is also a director of Jupiter Media Corp., Blount International, Inc, Tiffany and Co., American Financial Group and TurboChef Technologies, Inc.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following is a summary of certain indebtedness of our company that we expect will be outstanding following consummation of this offering. To the extent such summary contains descriptions of the senior credit facility, such descriptions do not purport to be complete and are qualified in their entirety by reference to such document, copies of which we will provide you upon request.

Senior Credit Facility

General

      We amended and restated our senior credit facility on January 16, 2004 to increase the size of our existing $325.0 million credit facility to $400.0 million and to lower the interest rate margin on the term loan portion of such facility by 50 basis points. The amended and restated senior credit facility is comprised of $145.0 million of revolving credit facilities maturing in June 2008 and a $255.0 million term loan maturing in June 2009. We are entitled to draw amounts under the amended revolving credit facility for working capital and general corporate purposes, to repurchase the senior notes and the outstanding new notes (subject to the conditions and limitations set forth in the amended and restated facility) and to pay any fees, premiums and expenses in connection therewith. The following is a summary description of the principal terms of the amended and restated senior credit facility and is qualified in its entirety by reference to the definitive agreements.

      The loans under our amended and restated senior credit facility are guaranteed on a senior basis by each of CSK Auto, Inc.’s domestic subsidiaries and by CSK Auto Corporation and are secured by a first priority security interest in substantially all of our and our domestic subsidiaries’ assets and in all of our and our domestic subsidiaries’ capital stock.

     Interest Rates

      Interest accrues quarterly on the loans with reference to the alternate base rate (the “Base Rate”) plus the applicable Base Rate interest margin. We may elect that all or a portion of the loans bear interest at the eurodollar rate (the “Eurodollar Rate”) plus the applicable Eurodollar interest margin. The Base Rate is defined as the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the secondary market rate for three-month certificates of deposit of money center banks plus 1%, or (iii) the prime commercial lending rate of the administrative agent. The Eurodollar Rate is defined as the rate at which eurodollar deposits for one, two, three or six months or (if and when available to all of the relevant lenders) nine or twelve months are offered to the administrative agent in the interbank eurodollar market. The interest margin for the amended and restated senior credit facility is (i) 1.75% for Base Rate revolver loans and 2.75% for Eurodollar Rate revolver loans (subject to reductions or increases based on leverage ratio thresholds) and (ii) 1.25% for Base Rate term loans and 2.25% for Eurodollar Rate term loans.

     Mandatory and Optional Prepayments

      The amended and restated senior credit facility provides that we may from time to time make optional prepayments of loans in whole or in part without penalty, subject to minimum prepayments and reimbursement of the lenders’ breakage costs in the case of prepayment of Eurodollar Rate loans.

      We must repay the term loans, and, in certain instances, the revolving credit commitments will be reduced, in an aggregate amount equal to:

•	50% of certain of the net proceeds of certain equity issuances, reducing to 0% based on a leverage ratio target;

•	100% of the net proceeds of the incurrence of prohibited indebtedness;

•	100% of the net proceeds from certain asset sales; and

•	75% of the excess cash flow in each fiscal year, reducing to 50% based on a leverage ratio target.

     Covenants

      The amended and restated senior credit facility contains covenants and other requirements of our subsidiaries and us. In general, the affirmative covenants provide for, among other requirements, mandatory reporting of financial and other information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include standard covenants requiring us to operate our business in an orderly manner.

      The amended and restated senior credit facility also contains negative covenants and restrictions on actions by us and our subsidiaries including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions not in the ordinary course of business, investments, loans, advances and acquisitions, dividends and other restricted junior payments, transactions with affiliates, change in business conducted, and certain prepayments and amendments of subordinated indebtedness. The amended and restated senior credit facility requires that we meet certain financial covenants, ratios and tests, including a maximum leverage ratio, a minimum interest coverage ratio and a maximum amount of capital expenditures that may be incurred.

     Events of Default

      The amended and restated senior credit facility specifies certain customary events of default including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, change of control and unenforceability of certain documents under the amended and restated senior credit facility.

     Fees and Expenses

      We are required to pay certain fees in connection with the amended and restated senior credit facility, including: (1) letter of credit fees; (2) agency fees; and (3) commitment fees. Commitment fees are payable quarterly, at a rate per annum of 0.5% on the average daily-unused portion of the amended and restated senior credit facility.

DESCRIPTION OF NOTES

      The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      Any outstanding notes that remain outstanding after the exchange offer, together with new notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

      The Senior Subordinated Notes (the “Notes”) will be issued pursuant to the indenture (the “Indenture”), dated as of January 16, 2004, by and among CSK Auto, Inc., CSK Auto Corporation (“Holdings”), the Subsidiaries of the Company identified therein as the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”).

      You can find the definitions of certain capitalized terms in this section under the subheading “— Certain Definitions.” For purposes of this section, references to “Company” or “we,” “our,” or “us” include only CSK Auto, Inc. and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Subsidiary Guarantees and the Parent Guarantee, not our Subsidiaries or Holdings.

      The term “Subsidiaries” as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

      The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

      The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement, dated as of January 16, 2004, by and among the Company, Holdings, the Subsidiary Guarantors and the Initial Purchasers (the “Registration Rights Agreement”). It does not restate the Indenture or the Registration Rights Agreement in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as a holder of the Notes. You can obtain copies of the proposed form of Indenture and Registration Rights Agreement from the Company.

Brief Description of the Notes and the Guarantees

The Notes

      The Notes will be:

      (1)     our unsecured general obligations;

      (2)     ranked junior in right of payment to all of our existing and future Senior Debt;

      (3)     ranked equal in right of payment to all of our future senior Subordinated Indebtedness;

      (4)     ranked senior in right of payment to all of our future Subordinated Indebtedness; and

      (5)     unconditionally guaranteed by Holdings and the Subsidiary Guarantors on a senior subordinated basis.

      The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

The Guarantees

      The Notes will be jointly and severally irrevocably and unconditionally guaranteed (the “Subsidiary Guarantees”) on a senior subordinated basis by each of our present and future Subsidiaries other than Foreign Subsidiaries (the “Subsidiary Guarantors”). The Notes will also be irrevocably and unconditionally guaranteed on a senior subordinated basis (the “Parent Guarantee” and, together with the Subsidiary Guarantees, the “Guarantees”), jointly and severally with the Subsidiary Guarantees, by Holdings (the “Parent Guarantor” and, together with the Subsidiary Guarantors, the “Guarantors”). The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See “Certain Bankruptcy Limitations; Foreign Subsidiaries” below.

Principal, Maturity and Interest; Additional Notes

      On the Issue Date, we will initially issue Notes with a maximum aggregate principal amount of $225.0 million. The Indenture provides, in addition to the $225.0 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. All references to Notes herein include the Additional Notes, except as stated otherwise.

      The Notes will mature on January 15, 2014. The Notes will bear interest at the rate per annum stated on the cover page hereof from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from the date of original issuance (the “Interest Payment Date”), payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2004, to the Persons in whose names such Notes are registered at the close of business on January 1 or July 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

      Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the “Holders”) at the addresses set forth upon our registry books. (See “Book Entry; Delivery; Form and Transfer — Same Day Settlement and Payment”). No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Subordination

      The Notes and the Guarantees will be our and the Guarantors’ general, unsecured obligations, respectively, contractually subordinated in right of payment to all of our Senior Debt and the Senior Debt of the Guarantors, as applicable. This effectively means that holders of Senior Debt must be paid in full before any amounts are paid to the Holders of the Notes in the event we become bankrupt or are liquidated and that holders of Senior Debt can block payments to the Holders of the Notes in the event of a default by us on such Senior Debt, all as more fully described below.

      As of February 1, 2004, we have outstanding an aggregate of approximately $295.3 million of Senior Debt, all of which Indebtedness is secured, no Indebtedness equal in right of payment to the Notes, and no Subordinated Indebtedness.

      The rights of Holders will be subordinated by operation of law to all existing and future indebtedness and preferred stock of our subsidiaries that are not Guarantors, of which, as of February 1, 2004, there was none.

      The Indenture will permit us and our Subsidiaries to incur additional Indebtedness.

      We may not and the Guarantors may not, make payment (by set-off or otherwise), as applicable, on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest on the Notes (or Liquidated Damages), or on account of the redemption provisions of the Notes (including any repurchases of Notes), for cash or property (other than Junior Securities):

(1) upon the maturity of any of our Senior Debt or any Senior Debt of such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for), or

(2) in the event of default in the payment of any principal of, premium, if any, or interest on our Senior Debt or Senior Debt of such Guarantor, as applicable, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

      Upon (1) the happening of an event of default other than a Payment Default that permits the holders of Designated Senior Debt to declare such Designated Senior Debt to be due and payable and (2) written notice of such event of default given to us and the Trustee by the representative of the holders of Designated Senior Debt (a “Payment Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on our behalf or the behalf of any Guarantor which is an obligor under such Designated Senior Debt on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest on the Notes, (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes (or Liquidated Damages), in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we shall and the Guarantors shall be required to pay all sums not previously paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

      Any number of Payment Notices may be given; provided, however, that:

(1) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and

(2) no non-payment default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period (for purposes of this provision, any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

      Upon any distribution of our assets or any Guarantor’s assets upon any dissolution, winding up, total or partial liquidation or reorganization of us or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities:

(1) the holders of all of our or such Guarantor’s Senior Debt, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest on the Notes (or Liquidated Damages) (other than Junior Securities); and

(2) any payment or distribution of our or such Guarantor’s assets of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

      In the event that, notwithstanding the foregoing, any payment or distribution of our or any Guarantor’s assets (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

      No provision contained in the Indenture or the Notes will affect our obligation or the obligation of the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on or if applicable, Liquidated Damages on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

      As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets and liabilities, Holders of the Notes may receive ratably less than other creditors.

Certain Bankruptcy Limitations

      Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor’s obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See “Risk Factors — Under certain circumstances, a court could cancel our subsidiaries’ guarantees.”

      If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

Optional Redemption

      Except as described in the following paragraphs under this heading “— Optional Redemption,” we will not have the right to redeem any Notes prior to January 15, 2009.

      At any time on or after January 15, 2009, we may redeem the Notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing January 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (“Redemption Date”):

Period	Percentage

2009	103.500%
2010	102.333%
2011	101.167%
2012 through maturity	100.000%

      At any time or from time to time on or prior to January 15, 2007, upon the consummation of an Equity Offering of our common stock for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Equity Offering with cash received by us from the Net Cash Proceeds of such Equity Offering, at a redemption price equal to 107% of principal, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

      In addition, at any time prior to January 15, 2009, we may redeem the Notes as a whole at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including Liquidated Damages, if any, to the Redemption Date.

      “Applicable Premium” means, with respect to the Notes at any Redemption Date, the greater of:

(1) l.0% of the principal amount of such Notes; and

(2) the excess of

(A) the present value at such time of (i) the redemption price of such Notes at January 15, 2009 (such redemption price being described under “— Optional Redemption” above) plus (ii) all accrued and unpaid interest required to be paid on such Notes from the date of redemption through January 15, 2009, computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over

(B) the principal amount of such Notes.

      “Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Redemption Date to January 15, 2009; provided, however, that if the period from the Redemption Date to January 15, 2009, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that, if the period from the Redemption Date to January 15, 2009 is less than one year, then the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

      If the Redemption Date hereunder is on or after an interest record date (“Record Date”) on which the Holders of record have a right to receive the corresponding Interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Mandatory Redemption

      The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

      In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

      Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder’s last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Repurchase at the Option of Holders

Repurchase of Notes at the Option of the Holder Upon a Change of Control

      The Indenture will provide that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the “Change of Control Offer”), to require us to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the “Change of Control Purchase Date”).

      The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the “Change of Control Offer Period”). No later than Five Business Days after expiration of the Change of Control Offer Period, we shall purchase all Notes properly tendered in response to the Change of Control Offer.

      Notwithstanding the foregoing, we will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us.

      The Indenture will provide that, prior to the commencement of a Change of Control Offer, but in any event within 30 days following any Change of Control, we will:

(1) (a) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under all Indebtedness under the Credit

Agreement and all such other Senior Debt and repay the Indebtedness owed to each lender which has accepted such offer in full, or

(2) obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes as provided herein.

      Our failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) under “Events of Default” below.

      On or before the Change of Control Purchase Date, we will:

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent for us (the “Paying Agent”) cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any,) of all Notes or portions so tendered, and

(3) deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by us.

      The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

      The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management. The occurrence of a Change of Control, or the exercise by the holders of notes of their right to require the Company to repurchase Notes, could cause a default under other Indebtedness of the Company (due to prohibitions of some events that would constitute a Change of Control or the financial effect of such repurchases on the Company). No assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

      Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

      If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

     Sale of Assets and Subsidiary Stock

      The Indenture will provide that we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions with respect to assets or Equity Interests that have a fair market value of $1.5 million or more, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Subsidiary Guarantor or one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries or Equity Interests of any of

our Unrestricted Subsidiaries owned by us or any of our Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”), unless:

(1) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents or Related Business Assets, except in the case of Asset Sales of Automotive Information Systems, Inc.; and

(2) we determine in good faith that we receive or such Subsidiary receives, as applicable, fair market value for such Asset Sale.

      For purposes of (1) above, total consideration received means the total consideration received for such Asset Sale, minus (a) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Subsidiary from further liability minus (b) the fair market value of property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

      The Indenture will provide that within 365 days following such Asset Sale or the receipt of such Net Cash Proceeds, the Net Cash Proceeds therefrom (the “Asset Sale Amount”) shall be:

(a) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 30 days) in Additional Assets (except in connection with the acquisition of a Subsidiary which is a Subsidiary Guarantor in a Related Business other than notes, bonds, obligation and securities) or used to make Permitted Investments other than clauses (a), (b), and (c) thereof, which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of a Related Business of the Company or its Subsidiaries following such transaction, or

(b) used to repay, prepay, redeem or repurchase our Senior Debt or Senior Debt of any Guarantor and to correspondingly permanently reduce commitments (if any) with respect thereto; or

(c) applied to the optional redemption of the Notes in accordance with the terms of the Indenture and the repurchase or redemption of our other Indebtedness ranking on a parity with the Notes, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding.

      Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

      The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in (a), (b) or (c) of the preceding paragraph shall constitute Excess Proceeds. Within 30 days after the date that the amount of Excess Proceeds exceeds $5.0 million, which date will not be prior to 395 days after the Asset Sale that generated such Excess Proceeds, the Company shall apply the Excess Proceeds (the “Asset Sale Offer Amount”) to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

      Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all

Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may invest any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

      Notwithstanding, and without complying with, the provisions of this covenant:

(1) we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

(2) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant “Limitation on Merger, Sale or Consolidation”;

(3) we may and our Subsidiaries may sell or dispose of property that is damaged, worn out, obsolete or otherwise unsuitable for use in the ordinary course of our business;

(4) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any of the Subsidiary Guarantors, and Subsidiaries that are not Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to any Wholly Owned Subsidiaries;

(5) we may and each of our Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims or grant Liens (and permit foreclosure thereon) not prohibited by the Indenture;

(6) each of our Subsidiaries may issue Equity Interests to the Company or to a Subsidiary Guarantor;

(7) we may and our Subsidiaries may make Restricted Payments that are not prohibited by the covenant described below under the caption “Limitation on Restricted Payments;” and

(8) we may and our Subsidiaries may grant in the ordinary course of business any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

      Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our Subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

      If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Certain Covenants

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

      The Indenture will provide that, except as set forth in this covenant, we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

      Notwithstanding the foregoing, if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur as a consequence of such incurrence of Indebtedness, and

(2) on the date of such incurrence (the “Incurrence Date”), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro formabasis to such incurrence of such Indebtedness and the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”), then we and the Subsidiary Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

      In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

(a) our incurrence or the incurrence by any Subsidiary Guarantor of Purchase Money Indebtedness; provided, that

(1) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $25.0 million, and

(2) in each case, such Indebtedness shall not constitute more than 100% of our cost or the cost to such Subsidiary Guarantor, (determined in accordance with GAAP in good faith by our Board of Directors), as applicable, of the property so purchased, constructed, improved or leased;

(b) our incurrence or the incurrence by any Subsidiary Guarantor of Indebtedness in an aggregate amount outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $40.0 million;

(c) our incurrence or the incurrence by any Subsidiary Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $400.0 million, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or commitments with respect to such Indebtedness pursuant to clause (b) of the second paragraph of the covenant “Sale of Assets and Subsidiary Stock.”

      Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

      Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness or of the Indebtedness of another Subsidiary Guarantor incurred in accordance with the terms of the Indenture will not constitute a separate incurrence, or amount outstanding, of Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or described in clauses (a) through (c) above or is entitled to be incurred pursuant to the second paragraph of this covenant, we shall, in our sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant.

Limitation on Restricted Payments

      The Indenture will provide that we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment:

(a) a Default or an Event of Default shall have occurred and be continuing,

(b) we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, or

(c) the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

(1) 50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurred, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(2) the aggregate Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Equity Interests (other than Disqualified Capital Stock) (other than (i) to one of our Subsidiaries and (ii) to the extent applied in connection with a Qualified Exchange or a Permitted Investment pursuant to clause (e) thereof or, to avoid duplication, otherwise given credit for in any provision of the second following paragraph, plus

(3) except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income and the computation under clause (a) above, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from cash distributions on or cash payments in respect of any Investments (other than Permitted Investments), including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of “Investments”), less the cost of disposition, plus

(4) $35.0 million.

      The foregoing clauses of the immediately preceding paragraph, however, will not prohibit:

(w) Permitted Payments to Holdings,

(x) any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

(y) a Qualified Exchange, or

(z) the payment of any dividend on Equity Interests within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

      The full amount of any Restricted Payment made pursuant to the foregoing clause (w) (other than payments pursuant to clause (B) of the definition of “Permitted Payments to Holdings”), (x) and (z) (but not pursuant to clause (y)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (C) of the first paragraph under the heading “Limitation on Restricted Payments.”

      For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, within 5 days of making each Restricted Payment we shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

      The Indenture will provide that we will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

(1) restrictions imposed by the Notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking senior or pari passu with the Notes or the Guarantees, as applicable, provided, that such restrictions are not materially more restrictive taken as a whole than those imposed by the Indenture and the Notes (as determined by us in good faith);

(2) restrictions imposed by applicable law;

(3) existing restrictions under Existing Indebtedness;

(4) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5) any restriction imposed by Indebtedness incurred under the Credit Agreement pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restriction or requirement is no less favorable to the Holders of the Notes taken as a whole than that imposed by the Credit Agreement as of the Issue Date;

(6) restrictions imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Equity Interests or assets of the Company or any of its Subsidiaries; provided, that such restrictions apply solely to the Equity Interests or assets of the Company or the applicable Subsidiary which are being sold;

(7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to clause (a) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”; provided, that such restrictions relate only to the transfer of the property acquired, constructed, installed or improved with the proceeds of such Purchase Money Indebtedness; and

(8) in connection with and pursuant to Refinancing Indebtedness, replacements of restrictions imposed pursuant the agreements governing such Refinancing Indebtedness that are not less favorable to the Holders of the Notes taken as a whole than those being replaced.

      Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease or other contract entered into in the ordinary course of business, consistent with industry practice may apply to such lease or other contract and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitations on Layering Indebtedness

      The Indenture will provide that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness that is contractually subordinate in right of payment to any of our other Indebtedness or any other Indebtedness of a Guarantor unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

Limitation on Liens

      We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom, unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Subsidiary Guarantees are equally and ratably so secured; provided that if such Lien secures Subordinated Indebtedness, the Lien shall be contractually subordinate and junior to the Lien securing the Notes (and any related applicable Subsidiary Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes (and any related applicable Subsidiary Guarantees), and provided, further, that this clause shall not be applicable to any Liens securing any Indebtedness which constitutes Acquired Indebtedness and which was in existence at the time of such transaction (unless such Indebtedness was incurred or such Lien created in connection with or in contemplation of, such transaction), so long as such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Subsidiaries other than property or assets acquired in such transaction.

Limitation on Transactions with Affiliates

      The Indenture will provide that on or after the Issue Date we will not, and will not permit any of our Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) other than Exempted Affiliate Transactions, unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction entered into after the Issue Date involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction involving aggregate consideration in excess of $3.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing.

Limitation on Merger, Sale or Consolidation

      The Indenture will provide that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

(1) either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the Notes and the Indenture;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction;

(3) unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Subsidiary Guarantor for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” or, if not, the Debt Incurrence Ratio on a pro forma basis is at least equal to the Debt Incurrence Ratio immediately prior thereto; and

(4) each Guarantor not released pursuant to the Indenture in connection with such transaction shall have confirmed in writing to the Trustee that its Guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the Notes and the Indenture.

      Upon any consolidation or merger or any transfer of all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, to another Person shall be deemed to be the transfer of all or substantially all of our properties and assets.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale of “all or substantially all” of our assets has occurred.

Limitation on Lines of Business

      The Indenture will provide that neither we nor any of our Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

Subsidiary Guarantors

      The Indenture will provide that all of our present and future Subsidiaries (other than Foreign Subsidiaries) jointly and severally will guaranty all principal, premium, if any, and interest on the Notes on a senior subordinated basis. The term Subsidiary does not include Unrestricted Subsidiaries.

      Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Subsidiary Guarantor guarantees any of our other Indebtedness or any other Indebtedness of any Guarantor or any Subsidiary of Holdings, or we or any of our Subsidiaries, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Subsidiary Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Subsidiary Guarantor, then such Subsidiary must become a Subsidiary Guarantor.

Merger of Guarantors; Release of Subsidiary Guarantors.

      The Indenture will provide that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, (1) subject to the provisions of the following paragraph and the other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee on a senior subordinated basis all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in the Indenture; and (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

      Upon the sale or disposition (including by merger or stock purchase) of a Subsidiary Guarantor (as an entirety), or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant Limitations on Sale of Assets, and Subsidiary Stock), such Subsidiary Guarantor will be deemed released from its obligations under its Subsidiary Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, any Subordinated Indebtedness or any unsecured Indebtedness that ranks pari passu with the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor shall also terminate upon such release, sale or transfer.

Limitation on Status as Investment Company

      The Indenture will prohibit us and our Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

      The Indenture will provide that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission. This obligation may be satisfied by Holdings delivering and filing its statements and reports so long as it owns all of our Capital Stock.

Events of Default and Remedies

      The Indenture will define an “Event of Default” as:

(1) our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

(2) our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

(3) our failure to observe or perform any other covenant or agreement contained in the Notes or the Indenture, including the other provisions of the covenants described above under the captions “Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “Sale of Assets and Subsidiary Stock,” and the continuance of such failure for a period of 45 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

(4) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

(5) a default in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $15.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity,

(6) final unsatisfied judgments not covered by insurance aggregating in excess of $15.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days,

(7) the Parent Guarantee of the Parent Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Parent Guarantee and the Indenture) or the Parent Guarantor denies or disaffirms its obligations under the Parent Guarantee and such Event of Default continues for 10 days, and

(8) any Subsidiary Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Subsidiary Guarantee and the Indenture) or any such Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee and such Event of Default continues for 10 days.

      The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

      If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us or any of our Significant Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately. In the event a declaration of acceleration resulting from an Event of Default described in clause (5) above with respect to any Senior Debt outstanding pursuant to the Credit Agreement has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 5 days thereof and the Trustee has received written notice or such cure, waiver or rescission and no other Event of Default described in clause (5) above has occurred that has not been cured or waived within 5 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (4), above, relating to us or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration.

      Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal of or interest on any Note not yet cured without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

      Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

      The Indenture will provide that we may, at our option, elect to discharge our obligations and the Guarantors’ obligations with respect to the outstanding Notes (“Legal Defeasance”). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

(1) Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

(2) Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

(3) The Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

(4) Other Legal Defeasance provisions of the Indenture will remain in effect.

      In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors’ with respect to most of the covenants in the Indenture (except as described otherwise therein) (“Covenant Defeasance”). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary or any Guarantor described under “Events of Default” will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”):

(1) We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

(2) In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by the Internal Revenue Service, a ruling or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(3) In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

(4) No Default or Event of Default may have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default relating to bankruptcy or insolvency are concerned, may have occurred at any time from the date of the deposit to the 91st calendar day thereafter;

(5) The Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

(6) We must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7) We must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of conditions precedent relating to the Defeasance in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

Amendments and Supplements

      The Indenture will contain provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or after an Asset Sale has occurred reduce the Asset Sale Offer Price with respect to the corresponding Asset Sale or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes, or

(2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

(3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Governing Law

      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

      The Indenture will provide that no direct or indirect stockholder, employee, officer, Affiliate or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer, Affiliate or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

      “Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

      “Additional Assets” means (i) any property or assets to be used by the Company or a Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary or (iii) Capital Stock constituting a minority of interest in any Person that at such time is a Subsidiary; provided that, in the case of clauses (ii) and (iii), such Subsidiary is engaged in a Related Business.

      “Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control.

      “Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

      “Beneficial Owner” or “beneficial owner” for purposes of the definition of Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

      “Board of Directors” means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

      “Capital Contribution” means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration other than the issuance of Qualified Capital Stock is given.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in each case excluding any debt securities convertible into such stock, interests or other equivalents.

      “Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), or

(2) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by any such bank (or by the parent corporation thereof), or

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.

(4) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States on which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations and

(5) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs (1), (2), (3) or (4) hereof.

and in the case of each of (1), (2), (3) and (4) maturing within one year after the date of acquisition.

      “Change of Control” means such time as (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Initial Control Group, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the voting Capital Stock of the Company or Holdings, as the case may be; provided that the Initial Control Group “beneficially owns” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting Capital Stock of the Company or Holdings, as the case may be, than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings, as the ease may be (for purposes of this definition, such other person shall be deemed to beneficially own any voting Capital Stock of a specified corporation held by a parent corporation, if such other person “beneficially owns” (as defined in this definition), directly or indirectly, more than 35% of the voting power of the voting Capital Stock of such parent corporation and the Initial Control Group “beneficially owns” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting Capital Stock of such parent corporation and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation) or (2) any Person (other than the Initial Control Group) (A) nominates one or more individuals for election to the Board of Directors of the Company or Holdings, as the case may be, (B) solicits proxies, authorizations or consents in connection therewith and (C) such number of nominees of such Person elected to serve on the board of directors in such election and all previous elections after the Issue Date and which are still serving on such Board of Directors represents a majority of the board of directors of the Company or Holdings, as the case may be, following such election.

      “Commission” means the United States Securities and Exchange Commission.

      “Consolidation” means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term “consolidated” has a correlative meaning to the foregoing.

      “Consolidated Coverage Ratio” of any Person means, for any period, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges, each determined for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), which Indebtedness or preferred stock remains outstanding on the Calculation Date, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, and to the discharge of any other Indebtedness or preferred stock repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (B) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (C) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or business disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Company or any of its Subsidiaries following the Calculation Date.

      “Consolidated EBITDA” means, for any period, the sum, without duplication, of (i) Consolidated Net Income of the Company for such period, plus (ii) Consolidated Fixed Charges of the Company for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing such Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries that were deducted in determining such Consolidated Net Income for such period, plus (v) to the extent deducted in determining such Consolidated Net Income for such period, expenses during such period consisting of internal software development costs that are expensed by the Company but that could have been capitalized during such period in accordance with GAAP and minus (vi) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv); provided that Consolidated Net Income shall exclude the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financing, and net payments (if any) pursuant to Interest Swap and Hedging Obligations (but excluding commitment fees and other periodic bank charges)), (ii) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period, (iii) the interest expense on Indebtedness of another Person that is guaranteed by the Company or one of its Subsidiaries or secured by a Lien on assets of the Company or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not the Company or a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent actually distributed to the Company or one of its Subsidiaries, (vi) any Permitted Payments to Holdings (net of tax benefits related thereto), to the extent that such payments are for items which are accounted for as expenses by Holdings (including, without limitation, all payments of federal, state and local income taxes), shall be included, (vii) all fees and expenses, extraordinary gains, extraordinary losses and losses on early debt retirement, in each case, incurred in connection with the Refinancing, shall be excluded and (viii) all other losses on early debt retirement, extraordinary gains and extraordinary losses shall be excluded.

      “Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

      “Credit Agreement” means the credit agreement, dated as of the Issue Date, by and among the Company, certain of its Subsidiaries, Holdings and certain financial institutions initially providing for (A) a term loan facility, and (B) a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement (at the time such Interest Swap and Hedging Obligations are entered into) and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

(1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, or

(3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder.

      “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      “Designated Senior Debt” means (a) any Indebtedness outstanding under the Credit Agreement and (b) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and has been designated by us as “Designated Senior Debt.”

      “Disqualified Capital Stock” means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “Repurchase at the Option of Holders.”

      “Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

      “Equity Offering” means (a) an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of 1933, as amended, of (1) Equity Interests (other than Disqualified Capital Stock) of the Company or (2) Equity Interests (other than Disqualified Capital Stock) of Holdings, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Company or (b) an unregistered offering for cash of (1) Equity Interests (other than Disqualified Capital Stock) of the Company or (2) Equity Interests (other than Disqualified Capital Stock) of Holdings, to the extent that the cash proceeds therefrom are used as a Capital Contribution to the Company, in either case resulting in net proceeds to the Company of $30 million or more.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exempted Affiliate Transaction” means (a) customary employment agreements and compensation and benefit arrangements with employees, officers, directors or consultants entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (b) transactions solely between or among the Company and any of its Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company, (c) transactions that are permitted by the covenant described above under the caption “Restricted Payments” or (d) the provision of administrative or management services by the Company or any of its officers to any of its Subsidiaries in the ordinary course of business.

      “Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, reduced to the extent such amounts are repaid, refinanced or retired.

      “Foreign Subsidiary” means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

      “GAAP” means United States generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

      “Holdings” means CSK Auto Corporation, a Delaware corporation,

      “Indebtedness” of any Person means, without duplication,

(a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors (including bank drafts issued by the Company or its designee in connection therewith to facilitate ordinary course payments to suppliers, so long as (x) each such draft is unsecured and payable no later than 150 days after issuance and (y) no such bank drafts in an aggregate amount outstanding in excess of $10,000,000 (i) are in default as a result of which the maturity of such bank drafts has been accelerated prior to their stated due dates or (ii) are in payment default (after expiration of any applicable grace period));

(b) all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(c) all net obligations of such Person under Interest Swap and Hedging Obligations;

(d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

(f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

      The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, in the case of any other Indebtedness.

      “Initial Control Group” means (i) members of the Management Group and (ii) any Person to the extent acting in the capacity of an underwriter in connection with a public or private offering of the Company’s or Holding’s Capital Stock.

      “Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

      “Investment” by any Person in any other Person means (without duplication):

(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds,

notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection, advances to officers or employees or deposits arising in the ordinary course of business);

(c) other than guarantees of Indebtedness of the Company or any Subsidiary Guarantor to the extent permitted by the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d) the making of any capital contribution by such Person to such other Person; and

(e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

      The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was required to be a Subsidiary Guarantor if, upon the issuance, sale or other disposition of any portion of the Company’s or the Subsidiary’s ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary Guarantor and the Company or any of its Subsidiaries retains any rights or interests that would constitute an “Investment” under clauses (a) through (e) above. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

      “Issue Date” means the date of first issuance of the Notes under the Indenture.

      “Junior Security” means any Qualified Capital Stock and any Indebtedness of the Company or a Guarantor, as applicable, that is contractually subordinated in right of payment to Senior Debt (or other Indebtedness or Capital Stock issued in exchange for Senior Debt) at least to the same extent as the Notes or the Guarantee, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided, that in the case of subordination in respect of Senior Debt under the Credit Agreement (or other Indebtedness or Capital Stock issued in exchange for such Senior Debt), “Junior Security” shall mean any Qualified Capital Stock and any Indebtedness of the Company or the Guarantor, as applicable, that:

      (1) has a final maturity date occurring after the final maturity date of, all Senior Debt outstanding under the Credit Agreement (or other Indebtedness or Capital Stock issued in exchange for such Senior Debt) on the date of issuance of such Qualified Capital Stock or Indebtedness,

      (2) is unsecured,

      (3) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged,

      (4) by their terms or by law are subordinated to Senior Debt outstanding under the Credit Agreement (or other Indebtedness or Capital Stock issued in exchange for such Senior Debt) on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the Notes or the Guarantee, as applicable, and

      (5) has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

      “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

      “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

      “Management Group” means any Officer of the Company or Holdings.

      “Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale, or Capital Contribution in respect, of Equity Interests (other than Disqualified Capital Stock) and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Equity Interests (other than Disqualified Capital Stock) upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and, expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Equity Interests (other than Disqualified Capital Stock), and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, less all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and less any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Net Income” means for any period with respect to any Person, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

      “Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

      “Offering” means the offering of the Notes by the Company.

      “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

      “Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

      “Permitted Indebtedness” means that:

(a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b) the Company and the Subsidiary Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness, any Indebtedness (including Disqualified Capital Stock),

described in clause (a) of this definition or incurred pursuant to the Debt Incurrence Ratio test of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock,” or which was refinanced pursuant to this clause (b);

(c) the Company and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(d) the Company may incur Indebtedness owed to (borrowed from) any Subsidiary Guarantor, and any Subsidiary Guarantor may incur Indebtedness owed to (borrowed from) any other Subsidiary Guarantor or the Company; provided, that in the case of Indebtedness of the Company, such obligations shall be unsecured and, other than Indebtedness that the Company or a Subsidiary Guarantor has pledged to the lenders under the Credit Agreement, contractually subordinated in all respects to the Company’s obligations pursuant to the Notes or such Subsidiary Guarantor’s obligations pursuant to its Subsidiary Guaranteed and any event that causes such Subsidiary Guarantor no longer to be a Subsidiary Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;”

(e) any Subsidiary Guarantor may guaranty any Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred pursuant to the Indenture;

(f) any Foreign Subsidiary may incur Indebtedness owed to (borrowed from) the Company or any other Foreign Subsidiary; and

(g) the Company and the Subsidiary Guarantors may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency.

(h) Indebtedness incurred by the Company or any of its Subsidiaries that is a Subsidiary Guarantor arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries in connection with the disposition of a portion of the business or assets of a Subsidiary of the Company in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company or any of its Subsidiaries in connection with such disposition.

      “Permitted Investment” means:

(a) any Investment in any of the Notes;

(b) any Investment in Cash Equivalents;

(c) intercompany notes to the extent permitted under clause (d) of the definition of “Permitted Indebtedness”;

(d) any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to or is liquidated into, the Company or a Subsidiary Guarantor;

(e) any Investment in any Person in exchange for the Company’s Equity Interests (other than Disqualified Capital Stock) or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Equity Interests (other than Disqualified Capital Stock);

(f) any Investment made (i) as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Sales of Assets and Subsidiary Stock,” (ii) in connection with a disposition of assets not constituting an Asset Sale or (iii) pursuant to the conversion into Equity Interests of any Investment made pursuant to subparagraph (i) of this clause (f);

(g) stock, obligations or securities of customers or trade creditors received in the ordinary course of business in satisfaction of judgments, in settlement of debts or in connection with bankruptcy proceedings (other than in respect of other Permitted Investments);

(h) any Investment existing on the Issue Date;

(i) Investments in Interest Swap and Hedging Obligations otherwise permitted under the Indenture;

(j) any Investments in the Company so long as the proceeds of such Investment are received by the Company or a Subsidiary Guarantor or any Investment in a Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in a Related Business or any Investment by any Subsidiary Guarantor in the form of any guarantee of Indebtedness of the Company the incurrence of which was not prohibited by the covenant described above under the caption “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”;

(k) Investments in the form of promissory notes of members of the Company’s or Holdings’ management in consideration of the purchase by such members of Equity Interests (other than Disqualified Capital Stock) in the Company or Holdings; provided that such Investments made under this clause (k) do not exceed $2.5 million at any time outstanding; and

(l) other Investments in any Person that do not exceed $15.0 million at any time outstanding.

      “Permitted Lien” means:

(1) Liens existing on the Issue Date;

(2) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings and, if any reserve or other provision is required in accordance with GAAP, adequate reserves with respect thereto shall have been made on the books of the Company in accordance with GAAP;

(3) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(4) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(6) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(7) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(8) Liens securing the Notes;

(9) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any assets other than those of the person so merged or acquired;

(10) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(11) leases or subleases granted to other Persons;

(12) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(13) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(14) Liens securing Senior Debt of the Company or any Guarantor (including under the Credit Agreement) incurred in accordance with the terms of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”;

(15) Liens in favor of the Company or any Guarantor;

(16) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(17) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(18) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(19) Liens arising out of consignment or similar arrangements for the sale of goods; and

(20) any condemnation or eminent domain proceedings affecting any real property.

      “Permitted Payments to Holdings” means the payment of dividends, other distributions or other amounts by the Company to Holdings, without duplication as to amounts:

(A) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs; provided that the aggregate amount of such payments, dividends and distributions pursuant to this clause (A) shall not exceed $300,000 in any fiscal year;

(B) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries);

(C) in amounts equal to amounts expended by Holdings to redeem, or otherwise acquire or retire for value any Equity Interest of Holdings held by any member of Holdings’, the Company’s or any Subsidiary’s management pursuant to any management agreement or stock option agreement and amounts loaned or advanced by Holdings to any member of Holdings’, the Company’s or any Subsidiary’s management to enable such person to purchase any Equity Interests of Holdings; provided that the aggregate amounts distributed to Holdings pursuant to this clause (C) will not exceed $1.0 million in any fiscal year or $3.0 million in the aggregate (net of cash proceeds received by Holdings from the subsequent reissuance of Equity Interests to new members of management, except to the extent such proceeds are contributed by Holdings to the Company); and

(D) to reimburse Holdings for costs, fees and. expenses incident to a registration of any of the Capital Stock of Holdings for a primary or secondary offering under the Securities Act, to the extent that (x) the net proceeds of such primary offering (if it is completed) are, or the net proceeds from original issuance of such securities in the case of a secondary offering, were, contributed to, or otherwise used for the benefit of, the Company and (y) the costs, fees and expenses are allocated among Holdings and any selling shareholders in such proportion as is required by an applicable shareholders agreement or, to the extent no applicable shareholders agreement exists, as is appropriate to reflect the relative proceeds received by Holdings and such selling shareholders.

      “Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

      “Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.

      “Purchase Money Indebtedness” of any Person means any Capitalized Lease Obligation of such Person or any other Indebtedness of such Person, in either case to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently within 180 days following with such acquisition, construction, installation or improvement.

      “Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Capital Stock.

      “Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests, or Indebtedness of the Company with the Net Cash Proceeds received by the Company from the substantially concurrent sale of, or a Capital Contribution with respect to, its Equity Interests (other than Disqualified Capital Stock) (other than to a Subsidiary) or, to the extent used to retire Indebtedness (other than Disqualified Capital Stock) of the Company issued after the Issue Date, Subordinated Refinancing Indebtedness of the Company;

(2) any issuance of Equity Interests (other than Disqualified Capital Stock) of the Company in exchange for any Equity Interests or Indebtedness of the Company; or

(3) any issuance of Subordinated Refinancing Indebtedness of the Company in exchange for Indebtedness (other than Disqualified Capital Stock) of the Company.

      “Recourse Indebtedness” means Indebtedness (a) as to which neither the Company nor any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

      “Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) for which internal financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

      “Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced, and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, and (C) if such Refinancing Indebtedness is subordinated to the Notes, such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

      “Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses or reasonable extensions or expansions thereof.

      “Related Business Assets” means (i) any property or assets to be used by the Company or a Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary, or (iii) Capital Stock constituting a minority of interest in any Person that at such time is a Subsidiary; provided that, in the case of clauses (ii) and (iii), such Subsidiary is engaged in a Related Business.

      “Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

      “Restricted Payment” means, with respect to any Person:

      (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person, or any parent of such Person;

      (b) any payment (except to the extent with Qualified Capital Stock) by such Person on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person (other than such Equity Interests owned by the Company or any Subsidiary Guarantor);

      (c) other than with (1) the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, or (2) any remaining Net Cash Proceeds from an Asset Sale, to the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, any purchase, redemption, or other acquisition or retirement for value of, or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

      (d) any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in Equity Interests (other than Disqualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any Subsidiary (and if such Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on a pro rata basis), by the Company or any of its Subsidiaries and any Investment in any Subsidiary Guarantor by the Company or any Subsidiary.

      “Senior Debt” of the Company or any Guarantor means Indebtedness (including any monetary obligations of the Company or such Guarantor in respect of such Indebtedness, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or such Guarantor at the rate provided for in the documentation with respect thereto, whether or not post-filing interest is allowed in such proceeding) of the Company or such Guarantor arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, does not expressly provide that it is on parity with or subordinated in right of payment to the Notes or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness incurred in violation of the terms of the Indenture, provided that Indebtedness under the Credit Agreement will not cease to be Senior Debt under this clause (b) if the lenders (or agent for such lenders) of such Indebtedness obtained a certificate from an officer of the Company as of the date of incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, and (e) any liability for taxes owed or owing by the Company or such Guarantor.

      “Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

      “Stated Maturity,” when used with respect to any Note, means January 15, 2014.

      “Subsidiary Guarantor” means each of the Company’s present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

      “Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto (“contractually”) to the Notes or such Subsidiary Guarantee, as applicable, in any respect.

      “Subordinated Refinancing Indebtedness” means any Refinancing Indebtedness the incurrence of which is not prohibited by the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock” that is Subordinated Indebtedness.

      “Subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company (including a Significant Subsidiary of the Company) or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

      “Unrestricted Subsidiary” means any subsidiary of the Company that does not directly, indirectly or beneficially own any Capital Stock of, any Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any parent of the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof, and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock.” Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

      “Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of this Indenture (except, as the context may otherwise require, for purposes of the definition of “Unrestricted Subsidiary”).

Book-Entry; Delivery; Form and Transfer

      The Notes sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons (collectively, the “U.S. Global Notes”). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s Direct and Indirect Participants (as defined below). The Notes being offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more registered, global book-entry notes without interest coupons (the “Reg S Global Notes”). The Reg S Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Direct Participants and Indirect Participants (including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). Through and including the 40th day after the later of the commencement of the Offering and the Issue Date of the Notes (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Reg S Global Notes may be held only through Euroclear and Clearstream as Indirect Participants, unless transferred to a Person that takes delivery through a U.S. Global Note in accordance with the certification requirements described below. Beneficial interests in the U.S. Global Notes may not be exchanged for beneficial interests in the Reg S Global Notes at any time except in the limited circumstances described below. See “— Transfers of Interests in One Global Note for Interests in Another Global Note.” All registered global notes are referred to herein collectively as “Global Notes.”

      Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See “— Transfer of Interests in Global Notes for Certificated Notes.”

      Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     Depositary Procedures

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Direct Participants”) and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the “Indirect Participants”), including Euroclear and Clearstream. DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.

      DTC has advised us that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

      Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC, indirectly through organizations that have accounts Direct Participants, including Euroclear or Clearstream, or indirectly through organizations that are participants in Euroclear or Clearstream. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Clearstream Banking S.A. is the operator and depository of Clearstream (each a “Nominee” of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC’s records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers’ securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

      The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see “— Transfers of Interests in Global Notes for Certificated Notes.”

      Except as described in “— Transfers of Interests in Global Notes for Certificated Notes,” owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

      Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither we, the Guarantors, the Trustee nor any agent of ours, the Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

      DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of we, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      The Global Notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear’s or Clearstream’s respective Nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines. Indirect Participants who hold interests in the Notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear’s or Clearstream’s Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

      Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct

Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC’s settlement date.

      DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See “— Transfers of Interests in Global Notes for Certificated Notes.”

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

      The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

     Transfers of Interests in One Global Note for Interests in Another Global Note

      Prior to the expiration of the Restricted Period, beneficial interests in the Reg S Global Note may be exchanged for beneficial interests in the U.S. Global Note only if:

(1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2) the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

(a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

      Beneficial interest in a U.S. Global Note may be transferred to a Person who takes delivery in the form of an interest in the Reg S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Reg S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

      Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC’s Deposit/ Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Reg S Global Note prior to the expiration of the Restricted Period.

     Transfers of Interests in Global Notes for Certificated Notes

      An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons (“Certificated Notes”) if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes or (iii) upon the request of the Trustee or Holders of a majority of the outstanding principal amount of Notes, after there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

      Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC’s customary procedures).

      In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in “Transfer Restrictions,” unless we determine otherwise in compliance with applicable law.

      None of we, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

     Transfers of Certificated Notes for Interests in Global Notes

      Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under “Transfer Restrictions.”

     Same Day Settlement and Payment

      The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

      The Company, the Guarantors and the Initial Purchasers entered the Registration Rights Agreement on January 16, 2004. In the Registration Rights Agreement, the Company agreed to file the exchange offer registration statement (the “Exchange Offer Registration Statement”) with the Commission within 90 days of the Closing Date, and use its reasonable best efforts to have it declared effective within 180 days of the Closing Date. The Company also agreed to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 30 days and use its reasonable best efforts to cause the Exchange Offer to be consummated no later than the 40th day after it is declared effective by the Commission. Pursuant to the Exchange Offer, certain Holders of Notes which constitute Transfer Restricted Securities (as defined below) may exchange their Transfer Restricted Securities for registered Notes. To participate in the Exchange Offer, each Holder must represent that it is not an affiliate of the Company, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Notes that are issued in the Exchange Offer, and that it is acquiring the Notes in the Exchange Offer in its ordinary course of business.

      If (i) the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not consummated by the 220th day after the Closing Date, (iii) any Initial Purchaser so requests with respect to Notes initially purchased by such Initial Purchaser and held by such Initial Purchaser following consummation of the Exchange Offer or (iv) any Holder (other than broker-dealers electing to exchange Notes acquired for their own account as a result of market-making activities or other trading activities for registered Notes) is not eligible to participate in the Exchange Offer or participates in the Exchange Offer but does not receive freely tradable Notes pursuant to the Exchange Offer and such Holder so requests, then the Company and the Guarantors will file with the Commission a shelf registration statement (a “Shelf Registration Statement”) to register for public resale the Transfer Restricted Securities held by any such Holder who provides the Company with certain information for inclusion in the Shelf Registration Statement.

      For the purposes of the Registration Rights Agreement, “Transfer Restricted Securities” means each Note until the earliest on the date of which (i) such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Note has been disposed of in accordance with the Shelf Registration Statement, (iii) such Note is disposed of by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (iv) such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

      The Registration Rights Agreement provides that (i) if the Company fails to file an Exchange Offer Registration Statement with the Commission on or prior to the 90th day after the Closing Date, (ii) if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the Closing Date, (iii) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Company and the Guarantors fails to file the Shelf Registration Statement with the Commission on or prior to the 60th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 150th day after the obligation to file a Shelf Registration Statement arises, or (vi) subject to certain exceptions described in the next paragraph, if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a “Registration Default”), the Company and the Guarantors agree to pay to each Holder of Transfer Restricted Securities affected thereby Liquidated Damages in an amount equal to 0.25% per annum of the principal amount of Transfer Restricted Securities held by such Holder for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional 0.25% per annum of the principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 1.0% per annum of the principal amount of Transfer Restricted Securities. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

      Upon advising the Holders of the Transfer Restricted Securities and the initial purchasers, the Company may suspend the use of the prospectus included in the Shelf Registration Statement for a period of time not to exceed 45 consecutive days and no more than 60 days during any 180 day period and no more than 90 days during any 365 day period in which such suspensions are in effect (each such period, a “Suspension Period”) if (1) an event or circumstance occurs and is continuing as a result of which the Shelf Registration Statement, the related prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in the good faith judgment of the Company, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (2)(A) the Company determines in its good faith judgment that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of the Company and its subsidiaries, taken as a whole or (B) the disclosure otherwise relates to a material business transaction or development which has not been publicly disclosed. A Registration Default shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus (i) during a Suspension Period or (ii) if (A) such Registration Default has occurred solely as a result of (x) the filing of a post-effective amendment to such Shelf Registration Statement to incorporate annual audited financial information with respect to the Company where such post-effective amendment is not yet effective and needs to be declared effective to permit Holders to use the related prospectus or (y) other material events, with respect to the Company that would need to be described in such Shelf Registration Statement or the related prospectus and (B) in the case of clause (y), the Company is proceeding promptly and in good faith to amend or supplement such Shelf Registration Statement and related prospectus to describe such events; provided, however, that if such Registration Default occurs for a continuous period in excess of 30 days (or, in the case of a Suspension Period that lasts more than 30 days, for such number of days of the Suspension Period, not to exceed 45 days), Liquidated Damages shall be payable in accordance with the above paragraph from the day such Registration Default occurs until such Registration Default is cured.

      All accrued Liquidated Damages shall be paid by the Company or the Guarantors to Holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified. Liquidated Damages shall be paid on the regular interest payment dates with respect to the Notes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Involving Our Directors

      Upon his retirement as President and Chief Operating Officer of the Company in April 2000, the Company entered into an agreement with Mr. James Bazlen, a current director on the Company’s Board of Directors, for the performance of specific projects for the Company, as designated by the Chief Executive Officer and/or new President and Chief Operating Officer, for an annual fee ($50,000, as of June 2003) and continued payment of certain benefits. This agreement does not have a fixed term, but is terminable by either party upon written notice. Mr. Bazlen does not receive any additional stipend associated with his service on our Board of Directors, other than meeting fees and expenses paid to all outside directors pursuant to the Company’s Outside Director Compensation Policy.

      We have from time to time entered into certain investment banking relationships with Lehman Brothers Inc. (“Lehman”). In addition, we have an outstanding agreement with Lehman which provides that, until June 2004, Lehman has the right to provide investment banking services to us under certain circumstances upon our payment of mutually agreed, customary fees for such services, or we may elect under such circumstances to decline to use such services and pay Lehman a pre-determined fee. William A. Shutzer, who is a consultant for Lehman, is a member of our board of directors.

Stockholders’ Agreement

      At the time of our recapitalization in October 1996, each of our stockholders at the time (the “Agreeing Stockholders”), CSK Auto Corporation and CSK Auto, Inc. entered into a stockholders’ agreement which restricted the transfer of shares of common stock of CSK Auto Corporation held by the Agreeing Stockholders. Other than certain registration rights provisions, the provisions of that stockholders’ agreement terminated by their terms in November 2002.

      Pursuant to the stockholders’ agreement, certain of the Agreeing Stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle such holders to require us to register all or any of the unregistered shares held by them. The Piggy-back Rights entitle such holders, at any time that we propose to register any equity securities under the Securities Act for sale to the public, to include a portion of their unregistered stock in such offering. As of February 1, 2004, Agreeing Stockholders still have unexercised demand registration rights under the agreement relating to 735,613 shares. Until September 2003, the Investcorp Group (as defined in such agreement), one of the Agreeing Stockholders, was an affiliate of ours, and three former members of our Board of Directors associated with the Investcorp Group resigned from our Board in February 2004. Charles K. Marquis, one of our current directors, is a senior advisor to Investcorp.

Registration Rights Agreements

      In connection with the sale in 2001 of $50.0 million of 7% convertible subordinated debentures and a $30.0 million 7% convertible subordinated note, we entered into registration rights agreements with LBI Group Inc., an affiliate of Lehman Brothers Inc., Investcorp CSK Holdings L.P., and Oppenheimer Capital Income Fund, a registered investment company managed by OppenheimerFunds, Inc., with respect to the approximately 10.42 million shares issued with respect to the conversion and payment of interest on those securities. Pursuant to these agreements, all such shares have been registered on a shelf registration statement and, to our knowledge, approximately 8.58 million shares remain unsold.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

General

      The following is a summary of the material United States federal tax consequences of the exchange of outstanding notes for new notes and of the ownership and disposition of new notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authority, and administrative rulings and practice as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, and are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax considerations resulting from the exchange or from acquiring, holding or disposing of the new notes.

      In this summary, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, retirement plans, regulated investment companies, U.S. expatriates, persons whose functional currency for tax purposes is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This summary is limited to holders who hold the outstanding notes and will own the new notes as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

      You are urged to consult your tax advisor as to the particular tax considerations to you of the exchange of outstanding notes for new notes and the ownership and disposition of the new notes, including the effect and applicability of state, local or foreign tax laws.

      As used herein, the term “U.S. holder” means any beneficial holder of notes that is any of the following:

(1)	a citizen or resident alien individual of the United States for United States federal income tax purposes;

(2)	a corporation, partnership or other business entity treated as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4)	a trust that either (1) is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person, was in existence on August 20, 1996, and was treated as a domestic trust on August 19, 1996.

      As used herein, the term “non-U.S. holder” means any holder other than a U.S. holder, as defined above.

      If an entity treated as a partnership for U.S. federal income tax purposes holds the new notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership holding outstanding notes should consult with its own tax advisor about the U.S. federal income tax consequences of exchanging outstanding notes for new notes and of holding and disposing of the new notes.

U.S. Holders

The Exchange Offer

      The exchange of outstanding notes for new notes pursuant to this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by you will be treated as a continuation of your investment in the outstanding notes. As a result, there will be no U.S. federal income tax consequences to you resulting from the exchange offer, and you will have the same adjusted tax basis and holding period in the new notes as you had in the outstanding notes immediately prior to the exchange.

Treatment of Interest

      Stated interest on a new note will be includable in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Market Discount

      If you purchase a new note (or purchased an outstanding note and exchange it for a new note) for an amount that is less than the stated principal amount of the new note, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than  1/4 of one percent (0.25%) of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of the acquisition.

      Unless you elect to include market discount in income as it accrues, if you hold a new note with market discount, you generally will be required to treat any full or partial principal payment, or any gain upon the sale, exchange or retirement (including redemption or repurchase) of the new note, as ordinary income to the extent of the accrued market discount on the new note that you have not previously included in income. You may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a new note with market discount.

      In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the new note, unless you elect to accrue the market discount under a constant yield method. You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield method), rather than on disposition of the new note, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. Your tax basis in the new notes will be increased by the amount of any market discount included in gross income under such an election. If you hold new notes with market discount, you should consult your tax advisors regarding the manner in which accrued market discount is calculated and the election to include market discount into income.

Amortizable Bond Premium

      In general, if a you purchase a new note (or purchased an outstanding note and exchange it for a new note) for an amount in excess of the sum of all amounts payable on the new note (other than stated interest payments), such excess will be considered to be “amortizable bond premium.” You generally may elect to amortize the bond premium over the remaining term of the note on a constant yield method as an offset to interest. A special rule applies to determine the amount of amortizable bond premium on debt instruments (such as the new notes) that may be redeemed prior to maturity at the issuer’s option. Under these rules, a U.S. holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you otherwise would recognize on disposition of the new note.

      If you elect to amortize bond premium, your tax basis in the new note will be reduced by the amount of allowable amortization. The election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made, and is irrevocable without the consent of the IRS.

      If you hold the new notes with amortizable bond premium, you should consult your tax advisors regarding the application of these rules.

Sale, Exchange or Redemption of the New Notes

      Upon the disposition of a new note by sale, exchange, redemption or other taxable disposition, you generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest not previously included in income by you) and (ii) your adjusted income tax basis in the new note. Your adjusted income tax basis in a new note generally will equal the cost of the note, increased by any market discount included in income, decreased by any amortizable bond premium, and decreased by any principal payments received in respect of the new note.

      Subject to the market discount rules discussed above, such gain or loss generally will constitute capital gain or loss and will be long-term if you have held the note for longer than one year. Net long-term capital gain recognized by non-corporate taxpayers generally is subject to United States federal income tax at a preferential rate. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

      When required, we will report to U.S. holders of the new notes and the IRS amounts paid on or with respect to the new notes and any tax withheld from such payments.

      Certain non-corporate U.S. Holders may be subject to backup withholding on payments made on or with respect to the new notes and on payment of the proceeds from the disposition of a new note. This rate is currently 28%. This backup withholding applies only if you:

      (1) fail to furnish your social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor,

      (2) furnish an incorrect TIN,

      (3) are notified by the IRS that you have failed to report properly payments of interest or dividends, or

      (4) under certain circumstances, fail to certify, under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding.

      You will be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 (or successor form), or an appropriate substitute form, to us or our paying agent. Certain persons are exempt from backup withholding without providing an IRS Form W-9, including corporations and certain financial institutions. You are urged to consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

      Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Non-U.S. Holders

The Exchange Offer

      The exchange of outstanding notes for new notes pursuant to this exchange offer will not be a taxable sale or exchange for U.S. federal income tax purposes.

United States Federal Withholding Tax

      United States federal withholding tax will not apply to any payment of principal or interest made to non-U.S. holders provided that:

      (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

      (2) you are not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership;

      (3) you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

      (4) (a) you provide your name and address on an IRS Form W-8BEN (or successor form), or an appropriate substitute form, and certify, under penalties of perjury, that you are not a U.S. person, or (b) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form), or an appropriate substitute form, from the beneficial owner and provides us with a copy.

      If you cannot satisfy the requirements described above, payments of premium and interest made to you will be subject to a 30% United States federal withholding tax, unless you provide us with a properly executed (a) IRS Form W-8BEN (or successor form), or an appropriate substitute form, claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or (b) IRS Form W-8ECI (or successor form) stating that interest paid on the new notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, redemption or other taxable disposition of the new notes.

United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on new notes beneficially owned by you at the time of your death, provided that (1) at the time of death you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the new notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

United States Federal Income Tax

      If you are engaged in a trade or business in the United States and interest on the new notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on new notes will be included in earnings and profits if so effectively connected.

      Any gain realized on the sale, exchange, redemption, or other taxable disposition of new notes generally will not be subject to United States federal income tax unless:

      (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or

      (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

      We must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the amount of interest paid on a new note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and any other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides.

      In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and we have received from you IRS Form W-8BEN (or successor form), or an appropriate substitute form, described above.

      The payment of the proceeds from the disposition of new notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your non-United States status under penalties of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of new notes to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States, referred to in this section as a United States related person. In the case of the payment of the proceeds from the disposition of the new notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless you certify as to your non-United States status under penalties of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are a United States person or otherwise do not satisfy the requirements of an exemption. If you are a non-U.S. holder, you should consult your own tax advisors regarding the application of information reporting and backup withholding to you in your particular circumstances (including upon your disposition of new notes).

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

      The federal tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of the exchange of outstanding notes for new notes and of the ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 25, 2004, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters with respect to the notes we are offering will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of CSK Auto Corporation for the fiscal year ended February 1, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

      Until August 25, 2004, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. For a period of 90 days after the expiration date of the exchange offer this prospectus will be made available to any broker-dealer for use in connection with any such resale.

PROSPECTUS

CSK AUTO INC.

Exchange Offer for All Outstanding

7% Senior Subordinated Notes Due January 15, 2014
(CUSIP Nos. 12637K AE 1 and US12637K AE 10)
For New
7% Senior Subordinated Notes Due January 15, 2014

May 21, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

     CSK Auto, Inc.

      Sections 10-850 — 10-858 of the Arizona Revised Statutes (“A.R.S.”) grant CSK Auto, Inc. (“Auto Inc,”) broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of Auto, Inc., provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Auto, Inc., and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The A.R.S. also gives Auto, Inc. powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of Auto, Inc., except that no indemnification may be made if such person is adjudged to be liable to Auto, Inc., or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director’s official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, Auto, Inc. is required by the A.R.S. to indemnify him against expenses, including attorneys’ fees, that are actually and reasonably incurred by him in connection therewith.

      As permitted by the ARS, Auto, Inc.’s Amended and Restated Articles of Incorporation, as amended (the “Auto Inc. Charter”), provides that Auto, Inc. shall indemnify its directors and officers, to the fullest extent required by the ARS. These provisions will not alter the liability of directors under federal securities laws.

      In addition, the Auto Inc. Charter provides that the corporation shall indemnify any officer or director for expenses incurred by such officer of director that are reasonably related to any Proceeding (as defined in the A.R.S). The Auto Inc. Charter also provides that the indemnification provided therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the corporation may maintain insurance, at its expense, to the extent permitted by the A.R.S.

     CSK Auto Corporation and CSKAUTO.COM, Inc.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provisions for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

      As permitted by the DGCL, CSK Auto Corporation’s Restated Certificate of Incorporation, as amended (the “Auto Corp. Charter”) and the CSKAUTO.COM, Inc. Certificate of Incorporation (the “Auto.com Charter”), provide that, to the fullest extent permitted by the DGCL, no director shall be liable to the corporation or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Auto Corp. and Auto.com Charters is to eliminate the rights of the corporation and its stockholders (through stockholders’ derivative suits on behalf of the corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

      In addition, the Auto Corp. Charter and the Auto.com Charter provide that the corporation may indemnify any person who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the corporation to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The Auto Corp. Charter and the Auto.com Charter also provide that the indemnification provided in those charters shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or any other corporation or enterprise against expense liability or loss whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the respective charters.

      CSK Auto Corporation’s By-Laws and the By-Laws of CSKAUTO.COM, Inc. (collectively, the “Bylaws”) provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      The Bylaws also provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

      The Bylaws also provide that to the extent a director or officer of either corporation has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

     Automotive Information Systems, Inc.

      Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified therefor by another organization or employee benefit plan; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

      The Restated Articles of Incorporation of Automotive Information Systems, Inc. (the “AIS Charter”) provide that no director of Automotive Information Systems, Inc. (“AIS”) shall be liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duties as a director. However, Minnesota law specifically does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or unlawful sales of securities, (iv) for any transaction from which the director derives an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. The effect of this provision in the AIS Charter is to eliminate the rights of the corporation and its stockholders (through stockholders’ derivative suits on behalf of the corporation) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(v), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     Insurance

      We maintain liability insurance covering directors and officers of each of the above companies.

      Section l02(b)(7) of the Delaware General Corporation Law, as amended, allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware General Corporation Law or (d) obtained an improper personal benefit from a transaction.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description of Exhibits

3.01		Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.01 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3.02		Certificate of Correction to the Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.02 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3	.02.1	Certificate of Amendment to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02.1 of our Report on Form 10-Q, filed on September 18, 2002 (File No. 001-13927).
3.03		Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03 of our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
3	.03.1	First Amendment to Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03.1 of our annual report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
4.01		Amended And Restated Credit Agreement dated as of January 16, 2004, by and among CSK Auto, Inc., JPMorgan Chase Bank, as Administrative Agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as Syndication Agent, and Bank of America, N.A., incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed January 20, 2004.
4.02		Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
4.03		Purchase Agreement, dated December 7, 2001, by and among CSK Auto, Inc; CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed January 18, 2002.
4.04		Indenture, dated December 21, 2001, by and among CSK Auto, Inc.; CSK Auto Corporation, as guarantor; Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as subsidiary guarantors; and the Bank of New York, as Trustee, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed January 18, 2002.
4.05		Purchase Agreement, dated January 9, 2004, by and among CSK Auto, Inc. as Issuer; CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Piper Jaffray & Co. and Banc of America Securities LLC, incorporated herein by reference to Exhibit 99.5 of our Current Report on Form 8-K, filed January 20, 2004.
4.06		Indenture dated as of January 16, 2004 by and among CSK Auto, Inc.(as Issuer), CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc. (each a Guarantor) and The Bank of New York (as Trustee), incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed January 20, 2004.
5	.01*	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities to be issued in the exchange offer.
8	.01*	Opinion of Gibson, Dunn & Crutcher LLP regarding tax matters.
10	.01.1	Amended and Restated Employment Agreement, dated as of June 12, 1998, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10	.01.2	Amendment to Employment Agreement, dated as of September 24, 1999, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).

Exhibit
Number		Description of Exhibits

10.02		Stock Option Agreement, dated January 27, 1997, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.03		Stock Option Agreement, dated February 1, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.04		Stock Option Agreement, dated March 9, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.05		Restated 1996 Associate Stock Option Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.06		Supplemental Executive Retirement Plan Agreement, dated August 28, 2000 between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 13, 2000 (File No. 001-13927).
10.07		Restated 1996 Executive Stock Option Plan (Amended and Restated June 8, 1999), incorporated herein by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.08		1999 Employee Stock Option Plan, incorporated by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.09		CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10.10		Form of Restricted Stock Agreement pursuant to the CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).
10.11		CSK Auto Corporation 2000 Senior Executive Stock Loan Plan, incorporated herein by reference to Exhibit 10.11 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.12		Amended and Restated Lease, dated October 23, 1989 (the Missouri Falls Lease), between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10.13		First Amendment to the Missouri Falls Lease, dated November 22, 1991, between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10.14		Amendment to Leases, dated as of October 30, 1996, by and between Missouri Falls Associates Limited Partnership and Auto, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10.15		Lease dated July 31, 1997 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated April 1, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on May 1, 2001 (File No. 001-13927).
10.16		Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated February 23, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on May 1, 2001 (File No. 001-13927).
10.17		Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated August 20, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on May 1, 2001 (File No. 001-13927).
10	.18.1	Stockholders Agreement, dated October 30, 1996, by and among the Initial Investcorp Group, Cantrade Trust Company Limited in its capacity as trustee of The Carmel Trust, the Company and Auto, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10	.18.2	Form of Supplemental Stockholders Agreement Signature Page, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).

Exhibit
Number		Description of Exhibits

10	.18.3	Amendment to the Stockholders Agreement, dated June 12, 1998, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10	.18.4	Letter Agreement re: Stockholders Agreement, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
10	.18.5	Second Amendment to Stockholders Agreement dated December 7, 2001, incorporated herein by reference to our Registration Statement on Form S-4 filed February 11, 2002.
10	.18.6	Third Amendment to Stockholders’ Agreement, incorporated herein by reference to Exhibit 10.18.6 to our Registration Statement on Form S-4 filed on June 6, 2002 (File No. 333-82492).
10	.18.7	Fourth Amendment to Stockholders’ Agreement, incorporated herein by reference to Exhibit 99.1 to our Report on Form 8-K filed on November 15, 2002.
10.19		CSK Auto Corporation 1997 Senior Executive Stock Loan Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.20		Form of Stock Purchase Agreement pursuant to the CSK Auto Corporation 1997 Stock Loan Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.21		Employment Agreement, dated October 13, 1995, between CSK Auto, Inc. and Don Watson, incorporated herein by reference to Exhibit 10.21 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.22		Employment Agreement between CSK Auto, Inc. and Lon B. Novatt, incorporated herein by reference to Exhibit 10.22 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.23		Employment Agreement, dated February 25, 1997, between CSK Auto, Inc. and Dale E. Ward, incorporated herein by reference to Exhibit 10.23 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.24		Severance and Retention Agreement between CSK Auto, Inc. and Don Watson, incorporated herein by reference to Exhibit 10.03 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.25		Severance and Retention Agreement between CSK Auto, Inc. and Lon Novatt, incorporated herein by reference to Exhibit 10.02 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.26		Severance and Retention Agreement between CSK Auto, Inc. and Dale Ward, incorporated herein by reference to Exhibit 10.04 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.27		Severance and Retention Agreement between CSK Auto, Inc. and Martin Fraser, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.28		Severance and Retention Agreement between CSK Auto, Inc. and Larry Buresh, incorporated herein by reference to Exhibit 10.05 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.29		Severance and Retention Agreement between CSK Auto, Inc. and Larry Ellis, incorporated herein by reference to Exhibit 10.06 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.30		Severance and Retention Agreement between CSK Auto, Inc. and Bill Evans, incorporated herein by reference to Exhibit 10.07 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.31		Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Lon Novatt, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).

Exhibit
Number	Description of Exhibits

10.32	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Dale Ward, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on May 5, 2003 (File No. 001-13927).
10.33	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Don Watson, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.34	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Martin Fraser, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.35	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Larry Ellis, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.36	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Larry Buresh, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.37	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Bill Evans, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.38	Amended Employment Agreement between CSK Auto, Inc. and Jim Bazlen, dated June 9, 2003, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on September 17, 2003.
10.39	Severance and Retention Agreement between CSK Auto, Inc. and Hal Smith, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on May 5, 2003 (File No. 001-13927).
10.40	Indemnity Agreement between CSK Auto Corporation and certain directors, incorporated herein by reference to Exhibit 10.03 to our Quarterly Report on Form 10-Q, filed on December 18, 2002.
10.41	Amendment to all CSK Auto, Inc. Leases at Missouri Falls, dated December 6, 2001, by and between Missouri Falls Partners and MFP Holdings, LLC and CSK Auto, Inc., incorporated by reference to our Registration Statement on Form S-4 filed February 11, 2002.
10.42	Form of CSK Auto Corporation Option Exchange Agreement, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.43	Credit Agreement dated as of June 20, 2003 by and among CSK Auto, Inc., JPMorgan Chase Bank, as Administrative Agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as Syndication Agent, and Bank of America, N.A., incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed on June 25, 2003.
10.44	Guarantee and Collateral Agreement dated as of June 20, 2003 made by CSK Auto Corporation, CSK Auto, Inc. and certain of its Subsidiaries in favor of JPMorgan Chase Bank, as Administrative Agent, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed on June 25, 2003.
10.45	Amendment No. 1, dated as of June 5, 2002 to the Credit Agreement dated as December 21, 2001 among CSK Auto, Inc., the several lenders from time to time parties to the Credit Agreement, JPMorgan Chase Bank, as administrative agent, Credit Suisse First Boston, as syndication agent and UBS AG, Stamford Branch, as documentation agent, incorporated herein by reference to Exhibit Exhibit 99.2 of our Current Report on Form 8-K, filed June 7, 2002.
10.46	Amendment No. 2, dated as of December 3, 2002 to the Credit Agreement dated as December 21, 2001 among CSK Auto, Inc., the several lenders from time to time parties to the Credit Agreement, JPMorgan Chase Bank, as administrative agent, Credit Suisse First Boston, as syndication agent and UBS AG, Stamford Branch, as documentation agent, incorporated herein by reference to Exhibit Exhibit 99.1 of our Current Report on Form 8-K, filed December 19, 2002.

Exhibit
Number		Description of Exhibits

10.47		Securities Purchase Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., including form of Debenture and form of Make Whole Warrant, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
10	.47.1	Amendment No. 1 to the Securities Purchase Agreement, dated as of May 16, 2002, by and between CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 4.04.01 to our Registration Statement on Form S-3, filed May 17, 2002 (File No. 333-77008).
10.48		Purchase Agreement dated June 27, 2002 by and among CSK Auto Corporation, Glenellen Investment Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Warburg LLC, Credit Suisse First Boston Corporation, Goldman, Sachs and Co., and Advest, Inc., incorporated herein by reference to Exhibit 10.03 of our Quarterly Report on Form 10-Q, filed on September 18, 2002
10.49		Purchase Agreement dated November 15, 2002, by and among CSK Auto Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chiltern Trustees Limited, as Trustee of Carmel Trust, Glenellen Investment Co., and Transatlantic Investments, LLC, incorporated herein by reference to Exhibit 1.1 of our Current Report on Form 8-K, filed on November 19, 2002
10.50		Purchase Agreement dated September 8, 2003 by and among CSK Auto Corporation, Credit Suisse First Boston LLC, Investcorp CSK Holdings L.P., Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Investcorp Investment Equity Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, and J.P. Morgan (Suisse) SA, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed on September 9, 2003
10.51		Purchase Agreement dated January 14, 2004 by and among CSK Auto Corporation, Investcorp CSK Holdings L.P., and Goldman, Sachs & Co., incorporated herein by reference to Exhibit 1.1 of our Current Report on Form 8-K, filed on January 15, 2004
10.52		Registration Rights Agreement, dated August 14, 2001, by and between CSK Auto Corporation and Oppenheimer Capital Income Fund, incorporated herein by reference to Exhibit 4.2.2 of our Quarterly Report on Form 10-Q, filed on December 19, 2001
10.53		Registration Rights Agreement, dated December 21, 2001, by and among CSK Auto, Inc; CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.5 of our Current Report on Form 8-K, filed January 18, 2002.
10.54		Amended and Restated Registration Rights Agreement dated May 16, 2002, by and between CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 4.05.01 to our Registration Statement on Form S-3, filed May 17, 2002 (File No. 333-77008).
10.55		Registration Rights Agreement, dated January 16, 2004 by and among CSK Auto, Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Piper Jaffray & Co. and Banc of America Securities LLC, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed on January 20, 2004.
10.56		Termination Agreement executed as of June 5, 2003 between Lehman Brothers Special Financing Inc. and CSK Auto, Inc., which terminates the ISDA master agreement executed as of February 2002 between Lehman Brothers Special Financing Inc. and CSK Auto, Inc., incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 17, 2003 (File No. 001-13927).
10.57		Indicative Callable Swap Term Sheet dated April 5, 2004 between Lehman Brothers and CSK Auto, Inc., incorporated herein by reference to our Annual Report on Form 10-K, filed on April 14, 2004 (File No. 001-13927)

Exhibit
Number		Description of Exhibits

12	.01**	Computation of ratio of earnings to fixed charges.
21.01		Subsidiaries of the Company, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
23	.01*	Consent of Independent Accountants dated May 19, 2004.
23.02		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.01		Powers of Attorney (included as part of signature pages to this registration statement).
25	.01**	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.
99	.01**	Form of Letter of Transmittal.
99	.02**	Form of Notice of Guaranteed Delivery.
99	.03**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.04**	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith

**	Previously filed

Item 22.	Undertakings

      (a) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Each of the undersigned Registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (c) Each of the Registrants undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) Each the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on May 19, 2004.

CSK AUTO, INC.

By:	/s/ DON W. WATSON

Don. W. Watson
Chief Financial Officer and
Senior Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature		Title	Date

/s/ MAYNARD JENKINS, JR. Maynard Jenkins, Jr.		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 19, 2004

/s/ DON W. WATSON Don W. Watson		Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	May 19, 2004

/s/ JAMES G. BAZLEN* James G. Bazlen		Director	May 19, 2004

/s/ MORTON GODLAS* Morton Godlas		Director	May 19, 2004

/s/ TERILYN A. HENDERSON* Terilyn A. Henderson		Director	May 19, 2004

/s/ CHARLES K. MARQUIS* Charles K. Marquis		Director	May 19, 2004

/s/ CHARLES J. PHILIPPIN* Charles J. Philippin		Director	May 19, 2004

/s/ WILLIAM A. SHUTZER* William A. Shutzer		Director	May 19, 2004

*By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on May 19, 2004.

CSK AUTO CORPORATION

By:	/s/ DON W. WATSON

Don. W. Watson
Chief Financial Officer and
Senior Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature		Title	Date

/s/ MAYNARD L. JENKINS, JR. Maynard L. Jenkins, Jr.		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 19, 2004

/s/ DON W. WATSON Don W. Watson		Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	May 19, 2004

/s/ JAMES G. BAZLEN* James G. Bazlen		Director	May 19, 2004

/s/ MORTON GODLAS* Morton Godlas		Director	May 19, 2004

/s/ TERILYN A. HENDERSON* Terilyn A. Henderson		Director	May 19, 2004

/s/ CHARLES K. MARQUIS* Charles K. Marquis		Director	May 19, 2004

/s/ CHARLES J. PHILIPPIN* Charles J. Philippin		Director	May 19, 2004

/s/ WILLIAM A. SHUTZER* William A. Shutzer		Director	May 19, 2004

*By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on May 19, 2004.

CSKAUTO.COM, INC.

By:	/s/ DON W. WATSON

Don. W. Watson
Chief Financial Officer and
Senior Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature		Title	Date

/s/ MAYNARD L. JENKINS, JR. Maynard L. Jenkins, Jr.		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 19, 2004

/s/ DON W. WATSON Don W. Watson		Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	May 19, 2004

/s/ JAMES G. BAZLEN* James G. Bazlen		Director	May 19, 2004

/s/ MORTON GODLAS* Morton Godlas		Director	May 19, 2004

/s/ TERILYN A. HENDERSON* Terilyn A. Henderson		Director	May 19, 2004

/s/ CHARLES K. MARQUIS* Charles K. Marquis		Director	May 19, 2004

/s/ CHARLES J. PHILIPPIN* Charles J. Philippin		Director	May 19, 2004

/s/ WILLIAM A. SHUTZER* William A. Shutzer		Director	May 19, 2004

By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on May 19, 2004.

AUTOMOTIVE INFORMATION SYSTEMS, INC.

By:	/s/ DON W. WATSON

Don. W. Watson
Senior Vice President and
Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature		Title	Date

/s/ JEFFREY SWEET Jeffrey Sweet		President (Principal Executive Officer)	May 19, 2004

/s/ DON W. WATSON Don W. Watson		Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	May 19, 2004

/s/ MAYNARD L. JENKINS, JR.* Maynard L. Jenkins, Jr.		Chairman of the Board of Directors	May 19, 2004

/s/ JAMES G. BAZLEN* James G. Bazlen		Director	May 19, 2004

/s/ MORTON GODLAS* Morton Godlas		Director	May 19, 2004

/s/ TERILYN A. HENDERSON* Terilyn A. Henderson		Director	May 19, 2004

/s/ CHARLES K. MARQUIS* Charles K. Marquis		Director	May 19, 2004

/s/ CHARLES J. PHILIPPIN* Charles J. Philippin		Director	May 19, 2004

/s/ WILLIAM A. SHUTZER* William A. Shutzer		Director	May 19, 2004

By:	/s/ DON W. WATSON Don W. Watson as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

3.01		Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.01 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3.02		Certificate of Correction to the Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.02 of our Annual Report on Form 10-K, filed on May 4, 1998 (File No. 001-13927).
3	.02.1	Certificate of Amendment to the Restated Certificate of Incorporation of CSK Auto Corporation, incorporated herein by reference to Exhibit 3.02.1 of our Report on Form 10-Q, filed on September 18, 2002 (File No. 001-13927).
3.03		Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03 of our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
3	.03.1	First Amendment to Amended and Restated By-laws of the Company, incorporated herein by reference to Exhibit 3.03.1 of our annual report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
4.01		Amended And Restated Credit Agreement dated as of January 16, 2004, by and among CSK Auto, Inc., JPMorgan Chase Bank, as Administrative Agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as Syndication Agent, and Bank of America, N.A., incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed January 20, 2004.
4.02		Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
4.03		Purchase Agreement, dated December 7, 2001, by and among CSK Auto, Inc; CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed January 18, 2002.
4.04		Indenture, dated December 21, 2001, by and among CSK Auto, Inc.; CSK Auto Corporation, as guarantor; Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as subsidiary guarantors; and the Bank of New York, as Trustee, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed January 18, 2002.
4.05		Purchase Agreement, dated January 9, 2004, by and among CSK Auto, Inc. as Issuer; CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Piper Jaffray & Co. and Banc of America Securities LLC, incorporated herein by reference to Exhibit 99.5 of our Current Report on Form 8-K, filed January 20, 2004.
4.06		Indenture dated as of January 16, 2004 by and among CSK Auto, Inc.(as Issuer), CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc. (each a Guarantor) and The Bank of New York (as Trustee), incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed January 20, 2004.
5	.01*	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities to be issued in the exchange offer.
8	.01*	Opinion of Gibson, Dunn & Crutcher LLP regarding tax matters.
10	.01.1	Amended and Restated Employment Agreement, dated as of June 12, 1998, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10	.01.2	Amendment to Employment Agreement, dated as of September 24, 1999, between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).

Exhibit
Number		Description of Exhibits

10.02		Stock Option Agreement, dated January 27, 1997, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.03		Stock Option Agreement, dated February 1, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.04		Stock Option Agreement, dated March 9, 1998, between the Company and Maynard Jenkins, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.05		Restated 1996 Associate Stock Option Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10.06		Supplemental Executive Retirement Plan Agreement, dated August 28, 2000 between CSK Auto, Inc. and Maynard Jenkins, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 13, 2000 (File No. 001-13927).
10.07		Restated 1996 Executive Stock Option Plan (Amended and Restated June 8, 1999), incorporated herein by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.08		1999 Employee Stock Option Plan, incorporated by reference to our definitive Proxy Statement, filed on May 11, 1999 (File No. 001-13927).
10.09		CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 11, 1998 (File No. 001-13927).
10.10		Form of Restricted Stock Agreement pursuant to the CSK Auto Corporation Directors Stock Plan, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 2000 (File No. 001-13927).
10.11		CSK Auto Corporation 2000 Senior Executive Stock Loan Plan, incorporated herein by reference to Exhibit 10.11 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.12		Amended and Restated Lease, dated October 23, 1989 (the Missouri Falls Lease), between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10.13		First Amendment to the Missouri Falls Lease, dated November 22, 1991, between Auto and Missouri Falls Associates Limited Partnership, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10.14		Amendment to Leases, dated as of October 30, 1996, by and between Missouri Falls Associates Limited Partnership and Auto, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10.15		Lease dated July 31, 1997 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated April 1, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on May 1, 2001 (File No. 001-13927).
10.16		Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated February 23, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on May 1, 2001 (File No. 001-13927).
10.17		Lease dated April 20, 2000 between Missouri Falls Partners and CSK Auto, Inc.; First Amendment to Lease dated August 20, 2000, incorporated herein by reference to Exhibit 10.15 of our Annual Report on Form 10-K filed on May 1, 2001 (File No. 001-13927).
10	.18.1	Stockholders Agreement, dated October 30, 1996, by and among the Initial Investcorp Group, Cantrade Trust Company Limited in its capacity as trustee of The Carmel Trust, the Company and Auto, incorporated herein by reference to CSK Auto, Inc’s Registration Statement on Form S-4 (File No. 333-22511).
10	.18.2	Form of Supplemental Stockholders Agreement Signature Page, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).

Exhibit
Number		Description of Exhibits

10	.18.3	Amendment to the Stockholders Agreement, dated June 12, 1998, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-67231).
10	.18.4	Letter Agreement re: Stockholders Agreement, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 28, 1999 (File No. 001-13927).
10	.18.5	Second Amendment to Stockholders Agreement dated December 7, 2001, incorporated herein by reference to our Registration Statement on Form S-4 filed February 11, 2002.
10	.18.6	Third Amendment to Stockholders’ Agreement, incorporated herein by reference to Exhibit 10.18.6 to our Registration Statement on Form S-4 filed on June 6, 2002 (File No. 333-82492).
10	.18.7	Fourth Amendment to Stockholders’ Agreement, incorporated herein by reference to Exhibit 99.1 to our Report on Form 8-K filed on November 15, 2002.
10.19		CSK Auto Corporation 1997 Senior Executive Stock Loan Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.20		Form of Stock Purchase Agreement pursuant to the CSK Auto Corporation 1997 Stock Loan Plan, incorporated herein by reference to our Registration Statement on Form S-1 (File No. 333-43211).
10.21		Employment Agreement, dated October 13, 1995, between CSK Auto, Inc. and Don Watson, incorporated herein by reference to Exhibit 10.21 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.22		Employment Agreement between CSK Auto, Inc. and Lon B. Novatt, incorporated herein by reference to Exhibit 10.22 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.23		Employment Agreement, dated February 25, 1997, between CSK Auto, Inc. and Dale E. Ward, incorporated herein by reference to Exhibit 10.23 of our Annual Report on Form 10-K, filed on May 1, 2001 (File No. 001-13927).
10.24		Severance and Retention Agreement between CSK Auto, Inc. and Don Watson, incorporated herein by reference to Exhibit 10.03 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.25		Severance and Retention Agreement between CSK Auto, Inc. and Lon Novatt, incorporated herein by reference to Exhibit 10.02 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.26		Severance and Retention Agreement between CSK Auto, Inc. and Dale Ward, incorporated herein by reference to Exhibit 10.04 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.27		Severance and Retention Agreement between CSK Auto, Inc. and Martin Fraser, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.28		Severance and Retention Agreement between CSK Auto, Inc. and Larry Buresh, incorporated herein by reference to Exhibit 10.05 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.29		Severance and Retention Agreement between CSK Auto, Inc. and Larry Ellis, incorporated herein by reference to Exhibit 10.06 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.30		Severance and Retention Agreement between CSK Auto, Inc. and Bill Evans, incorporated herein by reference to Exhibit 10.07 of our Quarterly Report on Form 10-Q, filed on December 19, 2001 (File No. 001-13927).
10.31		Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Lon Novatt, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).

Exhibit
Number	Description of Exhibits

10.32	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Dale Ward, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on May 5, 2003 (File No. 001-13927).
10.33	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Don Watson, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.34	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Martin Fraser, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.35	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Larry Ellis, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.36	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Larry Buresh, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.37	Amended and Restated Severance and Retention Agreement between CSK Auto, Inc. and Bill Evans, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.38	Amended Employment Agreement between CSK Auto, Inc. and Jim Bazlen, dated June 9, 2003, incorporated herein by reference to Exhibit 10.01 of our Quarterly Report on Form 10-Q, filed on September 17, 2003.
10.39	Severance and Retention Agreement between CSK Auto, Inc. and Hal Smith, dated February 14, 2002, incorporated herein by reference to our Annual Report on Form 10-K, filed on May 5, 2003 (File No. 001-13927).
10.40	Indemnity Agreement between CSK Auto Corporation and certain directors, incorporated herein by reference to Exhibit 10.03 to our Quarterly Report on Form 10-Q, filed on December 18, 2002.
10.41	Amendment to all CSK Auto, Inc. Leases at Missouri Falls, dated December 6, 2001, by and between Missouri Falls Partners and MFP Holdings, LLC and CSK Auto, Inc., incorporated by reference to our Registration Statement on Form S-4 filed February 11, 2002.
10.42	Form of CSK Auto Corporation Option Exchange Agreement, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
10.43	Credit Agreement dated as of June 20, 2003 by and among CSK Auto, Inc., JPMorgan Chase Bank, as Administrative Agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as Syndication Agent, and Bank of America, N.A., incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed on June 25, 2003.
10.44	Guarantee and Collateral Agreement dated as of June 20, 2003 made by CSK Auto Corporation, CSK Auto, Inc. and certain of its Subsidiaries in favor of JPMorgan Chase Bank, as Administrative Agent, incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed on June 25, 2003.
10.45	Amendment No. 1, dated as of June 5, 2002 to the Credit Agreement dated as December 21, 2001 among CSK Auto, Inc., the several lenders from time to time parties to the Credit Agreement, JPMorgan Chase Bank, as administrative agent, Credit Suisse First Boston, as syndication agent and UBS AG, Stamford Branch, as documentation agent, incorporated herein by reference to Exhibit Exhibit 99.2 of our Current Report on Form 8-K, filed June 7, 2002.
10.46	Amendment No. 2, dated as of December 3, 2002 to the Credit Agreement dated as December 21, 2001 among CSK Auto, Inc., the several lenders from time to time parties to the Credit Agreement, JPMorgan Chase Bank, as administrative agent, Credit Suisse First Boston, as syndication agent and UBS AG, Stamford Branch, as documentation agent, incorporated herein by reference to Exhibit Exhibit 99.1 of our Current Report on Form 8-K, filed December 19, 2002.

Exhibit
Number		Description of Exhibits

10.47		Securities Purchase Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., including form of Debenture and form of Make Whole Warrant, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
10	.47.1	Amendment No. 1 to the Securities Purchase Agreement, dated as of May 16, 2002, by and between CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 4.04.01 to our Registration Statement on Form S-3, filed May 17, 2002 (File No. 333-77008).
10.48		Purchase Agreement dated June 27, 2002 by and among CSK Auto Corporation, Glenellen Investment Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Warburg LLC, Credit Suisse First Boston Corporation, Goldman, Sachs and Co., and Advest, Inc., incorporated herein by reference to Exhibit 10.03 of our Quarterly Report on Form 10-Q, filed on September 18, 2002
10.49		Purchase Agreement dated November 15, 2002, by and among CSK Auto Corporation, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chiltern Trustees Limited, as Trustee of Carmel Trust, Glenellen Investment Co., and Transatlantic Investments, LLC, incorporated herein by reference to Exhibit 1.1 of our Current Report on Form 8-K, filed on November 19, 2002
10.50		Purchase Agreement dated September 8, 2003 by and among CSK Auto Corporation, Credit Suisse First Boston LLC, Investcorp CSK Holdings L.P., Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Investcorp Investment Equity Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, and J.P. Morgan (Suisse) SA, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed on September 9, 2003
10.51		Purchase Agreement dated January 14, 2004 by and among CSK Auto Corporation, Investcorp CSK Holdings L.P., and Goldman, Sachs & Co., incorporated herein by reference to Exhibit 1.1 of our Current Report on Form 8-K, filed on January 15, 2004
10.52		Registration Rights Agreement, dated August 14, 2001, by and between CSK Auto Corporation and Oppenheimer Capital Income Fund, incorporated herein by reference to Exhibit 4.2.2 of our Quarterly Report on Form 10-Q, filed on December 19, 2001
10.53		Registration Rights Agreement, dated December 21, 2001, by and among CSK Auto, Inc; CSK Auto Corporation, Automotive Information Systems, Inc. and CSKAUTO.COM, Inc., as Guarantors; and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and UBS Warburg LLC as Purchasers, incorporated herein by reference to Exhibit 99.5 of our Current Report on Form 8-K, filed January 18, 2002.
10.54		Amended and Restated Registration Rights Agreement dated May 16, 2002, by and between CSK Auto Corporation, LBI Group Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 4.05.01 to our Registration Statement on Form S-3, filed May 17, 2002 (File No. 333-77008).
10.55		Registration Rights Agreement, dated January 16, 2004 by and among CSK Auto, Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc., J.P. Morgan Securities Inc., Piper Jaffray & Co. and Banc of America Securities LLC, incorporated herein by reference to Exhibit 99.4 of our Current Report on Form 8-K, filed on January 20, 2004.
10.56		Termination Agreement executed as of June 5, 2003 between Lehman Brothers Special Financing Inc. and CSK Auto, Inc., which terminates the ISDA master agreement executed as of February 2002 between Lehman Brothers Special Financing Inc. and CSK Auto, Inc., incorporated herein by reference to our Quarterly Report on Form 10-Q, filed on September 17, 2003 (File No. 001-13927).
10.57		Indicative Callable Swap Term Sheet dated April 5, 2004 between Lehman Brothers and CSK Auto, Inc., incorporated herein by reference to our Annual Report on Form 10-K, filed on April 14, 2004 (File No. 001-13927)

Exhibit
Number		Description of Exhibits

12	.01**	Computation of ratio of earnings to fixed charges.
21.01		Subsidiaries of the Company, incorporated herein by reference to our Annual Report on Form 10-K, filed on April 23, 2002 (File No. 001-13927).
23	.01*	Consent of Independent Accountants dated May 19, 2004.
23.02		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.01).
24.01		Powers of Attorney (included as part of signature pages to this registration statement).
25	.01**	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.
99	.01**	Form of Letter of Transmittal.
99	.02**	Form of Notice of Guaranteed Delivery.
99	.03**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.04**	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

  * Filed herewith

** Previously filed